As filed with the Securities and Exchange Commission on March 15, 2022
Registration No. 333-261252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nextdoor Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1776836
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
420 Taylor Street
San Francisco, California 94102
(415) 344-0333
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sarah Friar
Chief Executive Officer, President and Chairperson of the Board
420 Taylor Street
San Francisco, California 94102
(415) 344-0333
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Cynthia C. Hess
Ethan A. Skerry
Ran D. Ben-Tzur
Michael S. Pilo
Katherine K. Duncan
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (“SEC”), acting pursuant to said Section 8(a), may determine.
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-261252) (the “Registration Statement”), as originally declared effective by the SEC on December 1, 2021, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 15, 2022, and to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on November 22, 2021.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 15, 2022
PRELIMINARY PROSPECTUS
Nextdoor Holdings, Inc.
Up to 232,826,486 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 232,826,486 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (i) up to 27,000,000 shares of Class A common stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements each entered into on July 6, 2021 (the “PIPE Investment”); (ii) up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated November 5, 2021, between us and certain of the Selling Stockholders granting such holders registration rights with respect to such shares; and (iii) up to 5,540,086 shares of our Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor, Inc. in connection with or as a result of the consummation of the Business Combination (as defined below), consisting of (a) 459,321 shares of Class A common stock and (b) 5,080,765 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.
On November 5, 2021 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 6, 2021, as amended on September 30, 2021 (the “Merger Agreement”), by and among Khosla Ventures Acquisition Co. II (“KVSB” and, after the consummation of the Business Combination, “Nextdoor Holdings”), Lorelei Merger Sub Inc. (“Merger Sub”) and Nextdoor, Inc. (“Nextdoor”). As contemplated by the Merger Agreement, on the Closing Date, Merger Sub was merged with and into Nextdoor, with Nextdoor surviving the merger (the “Surviving Corporation”) as a wholly-owned subsidiary of KVSB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, including the PIPE Investment, the “Business Combination” or “Transactions”). In connection with the consummation of the Business Combination, we changed our name to “Nextdoor Holdings, Inc.”
The Selling Stockholders may offer, sell or distribute all or a portion of the Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock. See “Plan of Distribution” beginning on page 112 of this prospectus.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KIND.” On March 11, 2022, the last reported sales price of our Class A common stock was $5.31 per share.
We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise distribute the shares of Class A common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the shares of Class A common stock offered by them described in this prospectus.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only in jurisdictions where it is lawful to do so.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to references to:
•“KVSB” refer to Khosla Ventures Acquisition Co. II, a Delaware corporation, prior to the Closing (as defined herein);
•“Nextdoor Holdings” or “New Nextdoor” refer to Nextdoor Holdings, Inc., a Delaware corporation (f/k/a Khosla Ventures Acquisition Co. II, a Delaware corporation), and its consolidated subsidiaries following the Closing;
•“Nextdoor” refer to Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing; and
•“we,” “us,” and “our” or the “Company” refer to Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, reference to:
“Board” or “Board of Directors” means the board of directors of Nextdoor Holdings.
“Bylaws” means the restated bylaws of Nextdoor Holdings.
“Business Combination” or “Transactions” means the transactions contemplated by the Merger Agreement, including the Merger and the PIPE Investment.
“common stock” means the shares of Class A common stock and Class B common stock of Nextdoor Holdings.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of Nextdoor Holdings.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Nextdoor Holdings.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Nextdoor Holdings.
“Closing” means the closing of the Business Combination.
“Closing Date” means November 5, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Time” means the time at which the Merger became effective.
“Equity Incentive Plan” means the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan.
“ESPP” means the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means approximately 3.1057.
“Founder Shares” means the 5,000,000 shares of KVSB Class B common stock and 5,000,000 shares of KVSB Class K common stock issued to the Sponsor in a private placement prior to KVSB’s IPO, which were converted into an aggregate of 10,408,603 shares of Class A common stock pursuant to the Business Combination.
“GAAP” means accounting principles generally accepted in the United States of America.
“Initial Stockholders” means the Sponsor together with Enrico Gaglioti, Anita Sands and Dmiti Schlosser.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means KVSB’s initial public offering, consummated on March 26, 2021, of 41,634,412 shares of KVSB Class A common stock at $10.00 per share (including partial exercise of the underwriters’ option to purchase additional shares).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“KVSB Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of KVSB, which became shares of Class A common stock in connection with the Closing.

“KVSB Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of KVSB, which automatically converted into 7,347,249 shares of Class A common stock in connection with the Closing.
“KVSB Class K common stock” means the shares of Class K common stock, par value $0.0001 per share, of KVSB, which automatically converted into 3,061,354 shares of Class A common stock in connection with the Closing.
“Merger” means the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Nextdoor, with Nextdoor surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 6, 2021, by and among Khosla Ventures Acquisition Co. II, Nextdoor, Inc. and Lorelei Merger Sub Inc., as amended by Amendment No. 1 to Amendment and Plan of Merger, dated as of September 30, 2021.
“Merger Sub” means Lorelei Merger Sub Inc., a Delaware corporation.
“Nextdoor” means Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing.
“Nextdoor Awards” means Nextdoor Options, Nextdoor RSUs and Nextdoor Restricted Stock Awards.
“Nextdoor common stock” means shares, prior to the Business Combination, of Nextdoor common stock, par value $0.0001 per share.
“Nextdoor equity holder” means certain former stockholders and equity award holders of Nextdoor.
“Nextdoor Holdings” means Nextdoor Holdings, Inc., a Delaware corporation (f/k/a Khosla Ventures Acquisition Co. II, a Delaware corporation), and its consolidated subsidiaries following the Closing.
“Nextdoor Options” means options to purchase shares of Nextdoor common stock.
“Nextdoor PIPE Investor” means a PIPE Investor that holds shares of Nextdoor capital stock or securities exercisable for or convertible into Nextdoor capital stock in its own name as of the date of the Merger Agreement and is not a Sponsor Related PIPE Investor.
“Nextdoor Restricted Stock Awards” means restricted shares of Nextdoor common stock.
“Nextdoor RSUs” means restricted stock units settleable for shares of Nextdoor common stock.
“NYSE” means the New York Stock Exchange.
“PIPE Investment” means the private placement pursuant to which the PIPE Investors collectively subscribed for 27,000,000 shares of our Class A common stock at $10.00 per share, for an aggregate purchase price of $270,000,000, on the Closing.
“PIPE Investors” means certain individuals and institutional investors that invested in the PIPE Investment.
“PIPE Shares” means the 27,000,000 shares of our Class A common stock issued in the PIPE Investment.
“Pixel Labs Merger Agreement” means that certain Agreement and Plan of Reorganization, dated August 22, 2019, entered into by and among Nextdoor, Gutenberg Merger Sub I, Inc., Gutenberg Merger Sub II, LLC, Pixel Labs, Inc. and Fortis Advisors LLC.
“Private Placement Shares” means the 1,132,688 shares of KVSB Class A common stock issued to the Sponsor at a price of $10.00 per share in private placements for an aggregate purchase price of $11,326,880.
“public shares” means the shares of Class A common stock issued in KVSB’s IPO.

“public stockholders” means holders of public shares.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated November 5, 2021, by and among Nextdoor Holdings, the Sponsor and certain other former stockholders of Nextdoor.
“Sarbanes-Oxley Act” or “SOX” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Stockholders” means the selling stockholders named in this prospectus.
“Sponsor” means Khosla Ventures SPAC Sponsor II LLC, a Delaware limited liability company.
“Sponsor Related PIPE Investors” means a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees).
“Subscription Agreements” means, collectively, those certain subscription agreements, entered into on July 6, 2021, between the Company and the PIPE Investors.
“Third-Party PIPE Investment” means any investment in the PIPE Investment made by a Third-Party PIPE Investor.
“Third-Party PIPE Investor” means any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor, or (iii) a Nextdoor PIPE Investor.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of KVSB that held the proceeds from the IPO and a portion of the proceeds from the sale of the Private Placement Shares.
In addition, unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Nextdoor,” “we,” “us,” “our” and other similar terms refer to Nextdoor before the Closing and to Nextdoor Holdings after the Closing.
v

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our anticipated growth, including our ability to scale new neighbor growth, our ability to grow engagement by our existing neighbor base and our ability to increase monetization of our platform;
•our ability to scale our business and monetization efforts;
•our ability to expand our business operations abroad by opening new and expanding within existing neighborhoods outside of the United States;
•our ability to respond to general economic conditions;
•our ability to manage growth effectively;
•our ability to achieve and maintain profitability in the future;
•our ability to access sources of capital to finance operations and growth;
•the success of strategic relationships with third parties;
•our ability to maintain the listing of our Class A common stock on the NYSE;
•changes in applicable laws or regulations, both within and outside of the United States;
•the impact of the regulatory environment and complexities with compliance related to such environment;
•the inability to develop and maintain effective internal controls;
•the impact on our business as a result of interruptions, delays, or failures resulting from earthquakes, fires, floods, adverse weather conditions, other natural disasters, power loss, terrorism, pandemics, geopolitical conflict (including the current conflict in Ukraine), other physical security threats, cyber-attacks, or other catastrophic events;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•our financial performance;
•the effect of COVID-19 on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A common stock. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Overview
At Nextdoor, our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Nextdoor is the neighborhood network that connects neighborhood stakeholders, including neighbors, businesses, and public services, online and in real life to build stronger, more vibrant, and resilient neighborhoods. As of December 31, 2021, Nextdoor was in more than 285,000 neighborhoods around the world and in nearly 1 in 3 households in the United States, and during the fourth quarter of 2021, we reached 69 million global Verified Neighbors. Neighbors and organizations, which include small and mid-sized businesses, large brands, public agencies, and nonprofits, around the world turn to Nextdoor to receive trusted information, give and get help, and build real-world connections with neighborhood stakeholders.
Nextdoor began in the United States, and as of December 31, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark. In the United Kingdom, as of December 31, 2021, Nextdoor was in 1 in 5 households, and 1 in 4 households in London. We intend to expand our neighbor footprint globally and to increasingly become a weekly use case for neighbors.
Corporate Information
We were initially a blank check or special purpose acquisition company called KVSB, incorporated in Delaware on January 29, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. On the Closing Date, KVSB consummated the transactions contemplated by the Merger Agreement, by and among KVSB, Lorelei Merger Sub and Nextdoor, Inc. (“Legacy Nextdoor”), with Legacy Nextdoor surviving as a wholly owned subsidiary of KVSB. Legacy Nextdoor was incorporated in Delaware on December 4, 2007. Following the consummation of the Business Combination on the Closing Date, KVSB changed its name from Khosla Ventures Acquisition Co. II to Nextdoor Holdings, Inc.
Our principal executive offices are located at 420 Taylor Street, San Francisco, California 94012 and our telephone number is (415) 344-0333. Our website address is https://www.nextdoor.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.
Summary of Risk Factors
In evaluating an investment in our securities, investors should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
•We have a limited operating history at the current scale of our business and are still scaling up our monetization efforts, which makes it difficult to evaluate our current business and future prospects, and there is no assurance we will be able to scale our business for future growth.

•We currently generate substantially all of our revenue from advertising. If advertisers reduce or eliminate their spending with us, our business, operating results, and financial condition would be adversely impacted.
•Our business is highly competitive. Competition presents an ongoing threat to the success of our business.
•Our business is dependent on our ability to maintain and scale our product offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of neighbors and engagement, and adversely affect our business, operating results, and financial condition.
•We have experienced rapid growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business, operating results, and financial condition would be adversely affected. We also may not be able to sustain our growth in the future.
•If our efforts to build strong brand identity and reputation are not successful, we may not be able to attract or retain neighbors, and our business, operating results, and financial condition will be adversely affected.
•Health epidemics, including the COVID-19 pandemic have had or could have an adverse impact on our business, operations, and the markets and communities in which we, our partners and our customers operate. In addition, during the COVD-19 pandemic, we experienced an increase in neighbor growth and engagement and there is no guarantee that we will be able to maintain our neighbor growth and engagement as the COVID-19 pandemic subsides.
•We plan to continue expanding our international operations where we have limited operating experience and may be subject to increased business, regulatory, and economic risks that could seriously harm our business, operating results, and financial condition.
•If we need additional capital in the future, it may not be available on favorable terms, if at all.
•Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Sarah Friar, our Chief Executive Officer and President, or other members of our senior management team, we may not be able to execute on our business strategy.
•We are dependent on third-party software and service providers, including the Google Ad Manager (“GAM”) platform, for management and delivery of advertisements on the Nextdoor platform. Any failure or interruption experienced by such third-parties, including as a result of the COVID-19 pandemic, could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
•We rely on third-party software and service providers, including Amazon Web Services (“AWS”), to provide systems, storage and services for our platform. Any failure or interruption experienced by such third parties, including as a result of the COVID-19 pandemic, could result in the inability of neighbors and advertisers to access or utilize our platform, and adversely impact our business, operating results, and financial condition.
•Technologies have been developed that can block the display of advertisements on the Nextdoor platform, which could adversely impact our business, operating results, and financial condition.
•Security breaches, including improper access to or disclosure of our data or our neighbors’ data, or other hacking and phishing attacks on our third-party system, could harm our reputation and adversely affect our business.
•Distribution and marketing of, and access to, our platform depends, in significant part, on a variety of third-party publishers and platforms (including mobile app stores, third-party payment providers, computer systems, and other communication systems and service providers). If these third parties limit, prohibit or otherwise interfere with or change the terms of the distribution, use or marketing of our platform in any material way, it could materially adversely affect our business, operating results, and financial condition.
•Certain of our market opportunities and key metric estimates could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
•We have a history of net losses and may experience net losses in the future and we cannot assure you that we will achieve or sustain profitability. If we cannot achieve or sustain profitability, our business, financial condition and operating results will be adversely affected.
•We may have greater than anticipated tax liabilities, which could harm our business, revenue and financial results.
•We may be liable as a result of content or information that is published or made available on our platform.
•Our business is subject to complex and evolving U.S. and foreign laws, regulations, and industry standards, many of which are subject to change and uncertain interpretations, which uncertainty could harm our business, operating results, and financial conditions.
•We may be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results, and financial condition.
•Failure to maintain effective systems of internal controls and disclosure controls could have a material adverse effect on our business, operating results, and financial conditions.
•If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business, operating results, and financial condition may be adversely affected.
•Third parties may claim that our platform infringes their intellectual property rights and this may create liability for us or otherwise adversely affect our business, operating results, and financial condition.
•Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
•We license technology from third parties, and our inability to maintain those licenses could harm our business.
•The price of our Class A common stock has been, and may continue to be, volatile.
•The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
•The dual class structure of our common stock has the effect of concentrating voting power with our management and other existing stockholders, which will limit your ability to influence the outcome of important transactions, including a change in control.
•We do not intend to pay cash dividends for the foreseeable future.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following the fifth anniversary of the closing of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

The Offering

Issuer	Nextdoor Holdings, Inc.

Shares of Class A common stock offered by the Selling Stockholders
Up to 232,826,486 shares, consisting of:
•up to 27,000,000 PIPE Shares;
•up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock), including certain shares being registered pursuant to the Registration Rights Agreement; and
•up to 5,540,086 shares of Class A common stock (including shares of Class A common stock issuable on conversion of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor in connection with or as a result of the consummation of the Business Combination, consisting of (a) 5,080,765 shares of Class A common stock and (b) 459,321 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.

Shares of Class A common stock outstanding as of March 11, 2022	79,007,124 shares

Shares of Class B common stock outstanding as of March 11, 2022	307,024,138 shares

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of Class A common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

Lock-up restrictions
Subject to customary exceptions, certain of our stockholders are subject to transfer restrictions covering our securities (excluding the 27,000,000 PIPE Shares and shares of our Class A common stock purchased in the public market) as follows: (a) from the Closing Date through May 4, 2022 (180 days following the Closing Date), an aggregate of 366,312,451 shares of our Class B common stock (including 62,308,475 shares of our Class B common stock subject to outstanding equity awards) and the same number of shares of Class A common stock underlying such Class B common stock held by Nextdoor equity holders, are subject to transfer restrictions set forth in our Bylaws; and (b) from the Closing Date through November 5, 2022 (the one year anniversary of the Closing Date), an aggregate of 11,541,291 shares of our Class A common stock and an aggregate of 8,580 shares of our Class B common stock held by the Sponsor and certain affiliated individuals, are subject to transfer restrictions set forth in lock-up agreements entered into at the Closing.

NYSE trading symbol	Our Class A common stock is listed on the NYSE under the symbol “KIND.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the above section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our business, operating results, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, operating results, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, operating results, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Industry
We have a limited operating history at the current scale of our business and are still scaling up our monetization efforts, which makes it difficult to evaluate our current business and future prospects, and there is no assurance we will be able to scale our business for future growth.
We commenced operating the Nextdoor platform in 2011 and began supporting the platform with advertising in 2016. Our limited operating history at the current scale of our business may make it difficult to evaluate our current business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly evolving industries, including challenges in accurate financial planning and forecasting, increasing competition and expenses as we continue to grow our business, and our ability to achieve market acceptance of our platform and attract, engage and retain users, who we call “neighbors” (which includes individuals) and organizations (which includes businesses and public agencies, including paying customers such as advertisers). You should consider our business and prospects in light of the risks and difficulties that we may encounter as a business with a limited operating history. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future, and our business, operating results, and financial condition may be adversely affected if we do not manage these risks successfully. We may not be able to maintain our current rate of growth, which is a risk characteristic often shared by companies with limited operating histories participating in rapidly evolving industries.
Additionally, we are still in the early stages of monetizing our platform. Our growth strategy depends on, among other things, increasing neighbors on the network, increasing engagement, developing new and improving existing products for neighbors and organizations, attracting more advertisers (including expanding our sales efforts to reach advertisers in additional international markets), scaling our business with existing advertisers, and delivering targeted advertisements based on neighbors’ personal taste and interests. There can be no assurance that we will successfully increase monetization on our platform or that we will sustain or increase the current growth rate of our revenue.
We currently generate substantially all of our revenue from advertising. If advertisers reduce or eliminate their spending with us, our business, operating results, and financial condition would be adversely impacted.
Substantially all of our revenue is currently generated from the sales of advertising on our platform in the form of online display advertisements, which include sponsored posts, local deals, and neighborhood sponsorships. Our advertisers typically do not have long-term advertising spend commitments with us. Many of our advertisers spend only a relatively small portion of their overall advertising budget with us. In addition, advertisers may view some of the features on our platform as experimental and unproven. Advertisers will not continue to do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver advertisements in an effective manner, or if advertisers do not believe that their investment in advertising with us will generate a competitive return relative to alternatives. Our ability to attract and retain advertisers, and ultimately generate revenue, may be adversely affected by a number of factors, including but not limited to:
•decreases in neighbor and advertiser engagement on the platform;
•slower than anticipated growth in, or lack of growth or decreases in, the number of neighbors on the platform;
•platform changes (such as the migration to our proprietary ad server) or inventory management decisions that change the size, format, frequency, or relative prominence of advertisements displayed on the platform;
•competitors offering more attractive pricing for advertisements that we are unable or unwilling to match;
•a decrease in the quantity or quality of advertisements shown to neighbors;
•changes to laws, third-party policies or applications that limit our ability to deliver, target, or measure the effectiveness of advertising, including changes by mobile operating system and browser providers such as Apple and Google;
•changes to demographics of our neighbors that make us less attractive to advertisers;
•an increase in neighbors who exercise opt-out rights under privacy laws to restrict the advertisements they receive;
•neighbors that upload content or take other actions that are deemed to be hostile, inappropriate, illicit, objectionable, illegal, or otherwise not consistent with the brand of our advertisers;
•adverse government actions or legislative, regulatory, or other legal developments;
•neighbor behavior or changes to the platform that may affect, among other things, the safety and security of other neighbors or the cultivation of a positive and inclusive online community;
•adverse media reports or other negative publicity involving us;
•implementing or enforcing policies, such as advertising policies, community guidelines, and other terms or service that are perceived negatively by advertisers;
•our ability to develop and improve our products for advertisers;
•limitations in, or reductions to, the availability, accuracy, utility, and security of analytics and measurement solutions offered by us or third parties that are intended to demonstrate the value of our advertisements to advertisers;
•changes to our data privacy practices that affect the type or manner of advertising that we are able to provide, including as a result of changes to laws, regulations or regulatory actions, such as the GDPR, European Directive 2002/58/EC (the “ePrivacy Directive”), UK General Data Protection Regulation (“UK GDPR”), UK Data Protection Act 2018, the CCPA, Nevada’s Online Privacy Law (“Nevada Privacy Law”), the CDPA, the VCPDA, the CPRA, and other newly enacted U.S. state privacy laws, or changes to third-party policies; and
•the impact of macroeconomic conditions, whether in the advertising industry in general, among specific types of advertisers or within particular geographies.
From time to time, certain of these factors have adversely affected our revenue to varying degrees. For example, during the second quarter of 2020, advertisers reduced their advertising spend with us as a result of the impact of the COVID-19 pandemic on global macroeconomic conditions and on the advertising industry in general. The occurrence of any of these or other factors in the future could result in a reduction in demand for our advertisements, which may reduce the prices we receive for our advertisements, or cause advertisers to stop or reduce their spend with us, either of which would negatively affect our business, operating results, and financial condition. Similar occurrences in the future may impair our ability to maintain or increase the quantity or quality of advertisements shown to neighbors and adversely affect our business, operating results, and financial condition.
Our ability to attract and retain advertisers depends on our ability to collect and use data and develop products to enable us to effectively deliver and accurately measure advertisements on the Nextdoor platform.
Most advertisers rely on tools that measure the effectiveness of their advertising campaigns in order to allocate their advertising spend among various formats and platforms. If we are unable to accurately measure the effectiveness of advertising on our platform, if at all, or if we are unable to convince advertisers that our platform should be part of a larger advertising budget, our ability to increase the demand and pricing of our advertising tools and maintain or scale our revenue may be limited or decline. Our ability to develop and offer products that accurately measure the effectiveness of a campaign on our platform is critical to our ability to attract new advertisers and retain, and increase spend from, our existing advertisers.
We are continually developing and improving our products for advertisers and such efforts have and are likely to continue to require significant time and resources and additional investment, and in some cases, we have relied on, and may in the future rely on, third parties to provide data and technology needed to provide certain measurement data to our advertisers. If we cannot continue to develop and improve our products for advertisers in a timely fashion, those products are not reliable, or the measurement results are inconsistent with advertiser’s expectations or goals, our revenue could be adversely affected.
In addition, web and mobile browser developers, such as Apple, Microsoft or Google, have implemented and may continue to implement changes, including requiring additional user permissions, in their browser or device operating system that impair our ability to measure and improve the effectiveness of advertising on our platform. Such changes include limiting the use of first-party and third-party cookies and related tracking technologies, such as mobile advertising identifiers, and other changes that limit our ability to collect information that allows us to attribute neighbors’ actions on advertisers’ websites to the effectiveness of advertising campaigns run on our platform. For example, Apple launched its Intelligent Tracking Prevention (“ITP”) feature in its Safari browser. ITP blocks some or all third-party cookies by default on mobile and desktop and ITP has become increasingly restrictive over time. Apple’s related Privacy-Preserving Ad Click attribution, intended to preserve some of the functionality lost with ITP, would limit cross-site and cross-device attribution, prevent measurement outside a narrowly-defined attribution window, and prevent advertisement re-targeting and optimization. Further, Apple introduced an App Tracking Transparency framework that limits the ability of mobile applications to request an iOS device’s advertising identifier and may also affect our ability to track neighbors’ actions off our platform and connect their interactions with on-platform advertising. Similarly, Google has announced that it plans to stop supporting third-party cookies in its Google Chrome browser and, more recently, that it intends to limit access by mobile applications to advertising identifiers on its Android devices. These web and mobile browser developers have also implemented and may continue to implement changes and restrictions in browser or device functionality that limit our ability to communicate with or understand the identity of our neighbors.
These restrictions and changes make it more difficult for us to provide the most relevant advertisements to our neighbors, as well as decrease our ability to measure the effectiveness of, re-target or optimize advertising on our platform. Developers may release additional technology that further inhibits our ability to collect data that allows us to measure the effectiveness of advertising on our platform. Any other restriction, whether by law, regulation, policy (including third-party policies), user opt-outs or otherwise, on our ability to collect and share data which our advertisers find useful or that further reduce our ability to measure the effectiveness of advertising on our platform, would impede our ability to attract, grow and retain advertisers. Advertisers and other third parties who provide data that helps us deliver personalized, relevant advertising may restrict or stop sharing this data and it therefore may not be possible for us to collect this data within the platform or from another source.
We rely heavily on our ability to collect and share data and metrics for our advertisers to help new and existing advertisers understand the performance of advertising campaigns. If advertisers do not perceive our metrics to be accurate representations of our neighbors and neighbor engagement, or there are inaccuracies in our metrics, advertisers may decrease or eliminate allocations of their budgets or resources to our platform, which could harm our business, operating results, and financial condition.
If we fail to add new neighbors or retain current neighbors, or if current neighbors engage less with the Nextdoor platform, our business, operating results, and financial condition would be adversely impacted.
The number of neighbors that use the Nextdoor platform and their level of engagement on the platform are critical to our success. We must continue to engage and retain existing neighbors on our platform as well as attract, engage and retain new neighbors. The number of neighbors on the Nextdoor platform may not continue to grow at the current growth rate, if at all, and it may even decline. In order to attract new neighbors, we must engage with neighbors in existing neighborhoods on our platform and add new neighborhoods to the Nextdoor platform, both domestically and internationally. If our neighbor growth rate slows or reverses, our financial performance will be adversely impacted unless we can increase our engagement with our existing neighbors and our monetization efforts to offset any such reduction or decrease in neighborhood growth rate. Moreover, we are unable to predict the continued impact of the COVID-19 pandemic on neighbor growth and engagement with any certainty, and we expect these trends to continue to be subject to volatility.
If current and potential neighbors do not perceive their experience with the Nextdoor platform to be useful, the content generated on the platform to be valuable or relevant or the social connections with fellow neighbors to be worthwhile, we may not be able to attract new neighbors, retain existing neighbors or maintain or increase the frequency and duration of their engagement on our platform. In addition, if our existing neighbors decrease the frequency or duration of their engagement or the growth rate of our neighbor base slows or reverses, we may be required to incur significantly higher marketing expenses than we currently anticipate in order to acquire new neighbors or retain current neighbors.
There are many factors that could negatively impact our ability to grow, retain and engage current and prospective neighbors, including but not limited to:
•neighbors increasing their engagement with competitor’s platforms, products or services instead of, or more frequently than, our platform;
•changes in the amount of time neighbors spend across all applications and platforms, including our platform;
•failing to introduce platform enhancements that neighbors find engaging or if we introduce new features, terms, policies or procedures, or make changes to our platform, that are not favorably received by current or prospective neighbors;
•technical or other problems frustrating the neighbor experience, such as problems that prevent us from delivering our service in a fast and reliable manner;
•neighbors having difficulty installing, updating or otherwise accessing the Nextdoor platform on mobile devices through the app or web browsers;
•neighbor behavior on the Nextdoor platform changing, including a decrease in the quality and frequency of content shares on the platform;
•decreases in neighbor or advertiser sentiment due to questions about the quality or usefulness of our platform, concerns about the nature of content made available on the platform, concerns related to privacy, safety, security, well-being or other factors;
•changes mandated by legislation, government and regulatory authorities, or litigation that adversely impact our platform or neighbors;
•third parties preventing their content from being displayed on the Nextdoor platform;
•changes we may make to how we promote different features on our platform;

•initiatives designed to attract and retain neighbors and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;
•we, or other partners and companies in the industry are the subject of adverse media reports or other negative publicity;
•we are unable to combat spam, harassment, cyberbullying or other hostile, inappropriate, abusive or offensive content or usage on our platform; or
•we cannot preserve and enhance our brand and reputation as a trusted neighborhood networking community.
Any decrease in neighbor growth, retention or engagement could render our service less attractive to neighbors or advertisers, and could harm our business, operating results, and financial condition. In addition, neighbor verification is a critical feature of our platform because it demonstrates that neighbors are real people and businesses in the neighborhood they desire to join. If we were to change our verification methods, that may adversely impact our ability to add new neighbors or retain existing neighbors.
Our business is highly competitive. Competition presents an ongoing threat to the success of our business.
We compete in almost every aspect of our business with companies that provide a variety of internet products, services, content, and online advertising, including from Meta (including Facebook and Instagram), Alphabet (including Google), Pinterest, Snap, and Twitter. In addition, aspects of our platform compete with other products and services, including home services, classifieds, real estate, recommendations and search engines. We compete with these companies to attract, engage, and retain users and to attract and retain advertisers. If we introduce or acquire new products and services or evolve our platform in a way that subjects us to additional competition or as existing competitors introduce new products and services or evolve their platforms, we may fail to engage or retain neighbors or attract new neighbors, which could harm our business, operating results, and financial condition.
Some of our current and potential competitors have substantially broader product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising spend. They have large distributed sales forces and an increasing amount of control over mobile distribution channels. Many of these competitors’ economies of scale allow them to have access to larger volumes of data and platforms that are used on a more frequent basis than the Nextdoor platform, which may enable them to better understand their member base and develop and deliver more targeted advertising. Such competitors may not need to rely on third-party data, including data provided by advertisers, to effectively target the campaigns of advertisers, which could make their advertising products more attractive to advertisers than our platform if such third-party data ceases to be available to us, whether because of regulatory changes, privacy or cybersecurity concerns or other reasons. If our advertisers do not believe that our value proposition is as compelling as those of our competitors, we may not be able to attract new advertisers or retain existing ones, and our business, operating results, and financial condition could be adversely impacted.
Our competitors may develop products, features, or services that are similar to our platform or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Some competitors may gain a competitive advantage relative to us in areas where we operate, including by more effectively responding to changes to third-party products and policies or by integrating competing platforms, applications, or features into products they control such as mobile device operating systems, search engines, browsers, or e-commerce platforms. For example, Apple introduced changes starting with iOS 14.5 that limit our ability, and the ability of others in the digital advertising industry, to target and measure advertisements effectively. Similarly, Google recently announced that it intends to limit access by mobile applications to advertising identifiers on its Android devices. As a result, our competitors may, and in some cases will, acquire and engage neighbors or generate advertising or other revenue at the expense of our efforts, which would negatively affect our business, operating results, and financial condition. In addition, from time to time, we may take actions in response to competitive threats, but we cannot assure you that these actions will be successful or that they will not negatively affect our business, operating results, and financial condition.

We believe that our ability to compete depends upon many factors both within and beyond our control, including:
•the popularity, usefulness, ease of use, performance, and reliability of our platform compared to our competitors’ products;
•the size and composition of our neighbor base;
•the engagement of neighbors with our platform and competing products;
•first- and third-party data available to us relative to our competitors;
•our ability to attract and retain advertisers who use our free or paid advertisements services;
•the timing and market acceptance of developments and enhancements to our platform or our competitors’ products;
•our safety and security efforts and our ability to protect neighbor data and to provide neighbors with control over their data;
•our ability to distribute our platform to new and existing neighbors;
•our ability to effectively monetize our platform;
•the successful implementation of platform changes, such as the migration to our proprietary ad server;
•the frequency, size, format, quality, and relative prominence of the advertisements displayed by us or our competitors;
•customer service and support efforts;
•marketing and selling efforts, including our ability to measure the effectiveness of our advertisements and to provide advertisers with a compelling return on their investments;
•our ability to establish and maintain publisher interest in integrating their content with our platform;
•changes mandated by legislation, regulatory authorities, or litigation, some of which may have a disproportionate effect on us;
•acquisitions or consolidation within our industry, which may result in more formidable competitors;
•our ability to attract, retain, and motivate talented employees, particularly software engineers, designers, and managers;
•our ability to cost-effectively manage and grow our operations; and
•our reputation and brand strength relative to those of our competitors.
If we are not able to compete effectively, our neighbor base and level of neighbor engagement may decrease, we may become less attractive to advertisers and our business, operating results, and financial condition may be adversely affected.
Our business is dependent on our ability to maintain and scale our product offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of neighbors and engagement, and adversely affect our business, operating results, and financial condition.
Our reputation and ability to attract, retain, and serve our neighbors and to scale our product offerings is dependent upon the reliable performance of our platform and our underlying technical infrastructure. We have in the past experienced, and may in the future experience, interruptions in the availability or performance of our platform from time to time. Our systems may not be adequately designed or may not operate with the reliability and redundancy necessary to avoid performance delays or outages that could be harmful to our business. If our platform is unavailable when neighbors attempt to access it, or if it does not load as quickly as expected, neighbors may not use our platform as often in the future, or at all, and our ability to serve advertisements may be disrupted, any of which could adversely affect our business, operating results, and financial condition. As the amount and types of information shared on our platform continues to grow and evolve, as the usage patterns of our communities continues to evolve, and as our internal operational demands continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our needs. If we fail to continue to effectively scale and grow our technical infrastructure to accommodate these increased demands, neighbor engagement and revenue growth may be adversely impacted. Moreover, as we scale our platform and product offerings, including video and other platform features, that may place strain on our technical infrastructure, and we may also be unsuccessful in scaling our technical infrastructure to accommodate new product offerings and increased platform usage cost-effectively. In addition, our business may be subject to interruptions, delays, or failures resulting from earthquakes, fires, floods, adverse weather conditions, other natural disasters, power loss, terrorism, pandemics, geopolitical conflict (including the current conflict in Ukraine), other physical security threats, cyber-attacks, or other catastrophic events. If such an event were to occur, neighbors may be subject to service disruptions or outages and we may not be able to recover our technical infrastructure and neighbor data in a timely manner to restart or provide our services, which may adversely affect our financial results. In addition, the substantial majority of our employees are based in our headquarters located in San Francisco, California. If there is a catastrophic failure involving our systems or major disruptive event affecting our headquarters or the San Francisco area in general, we may be unable to operate our platform.
A substantial portion of our network infrastructure is provided by third parties, including AWS. Any disruption or failure in the services we receive from these providers could impact the availability of our platform and could adversely impact our business, operating results and financial condition. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our reliance on and vulnerability to problems with the services they provide.
Any of these developments may result in interruptions in the availability or performance of our platform, result in neighbors ceasing to use our platform, require unfavorable changes to our platform, delay the introduction of future products, or otherwise adversely affect our reputation, business, operating results, and financial condition.
We have experienced rapid growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business, operating results, and financial condition would be adversely affected. We also may not be able to sustain our growth in the future.
We have experienced rapid growth in recent periods and expect to continue to invest broadly across our organization to support our growth. Our revenue has grown from $123.3 million for the year ended December 31, 2020 to $192.2 million for the year ended December 31, 2021. Weekly Active Users on our platform have grown from 27.1 million for the three months ended December 31, 2020 to 35.9 million for the three months ended December 31, 2021. Moreover, the number of our full-time employees has grown from 481 as of December 31, 2020 to 602 as of December 31, 2021. Although we have experienced rapid growth historically, we may not sustain our current growth rates, nor can we assure you that our investments to support our growth will be successful. The growth and expansion of our business will require us to invest significant financial and operational resources and the continuous dedication of our management team.
We plan to continue to expand our international operations into more countries in the future, which will place additional demands on our resources and operations. The growth and expansion of our business has placed, and continues to place, a significant strain on our management, operations, and financial and technical infrastructure. In the event of further growth of our business or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations.
Further, as we continue to grow, our business becomes increasingly complex and requires more resources. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. Failure to manage growth effectively could result in increases in costs, difficulties in introducing new products and services or enhancing the platform, loss of neighbors and advertisers, or other operational difficulties, any of which could adversely affect our business, operating results, and financial condition. For example, as we expand our product offerings, including video, we may not be able to do so cost-effectively. Effectively managing our growth may also be more difficult to accomplish the longer that our employees, our advertisers, neighbors and the overall economy is impacted due to the COVID-19 pandemic.
We may not be able to successfully implement or scale improvements to our systems, processes, and controls in an efficient or timely manner. Our controls, policies and procedures, including with respect to accounting, risk management, data privacy, cybersecurity, client on-boarding, transaction monitoring, and reliance on manual controls, among other compliance matters, remain under development and may not be consistently applied or fully effective to identify, monitor and manage all risks of our business as we continue to scale rapidly. In addition, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. We may also experience difficulties in managing improvements to our systems, processes, and controls or in connection with third-party software licensed to help us with such improvements. Any future growth will continue to add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, cause difficulty or delays in attracting new neighbors or retaining or increasing the engagement of existing neighbors, cause difficulties in introducing new features, impact our ability to attract and retain talent or cause other operational difficulties, and any of these difficulties would adversely impact our business, operating results, and financial condition.
If we or our industry generally are unable to provide a high-quality and secure customer experience in the various locales in which we operate, our brand could suffer reputational damage and our business results could be harmed.
Our business is largely driven by and reliant on customer trust. The reliability of our service, the security of personally identifiable and other sensitive information of our customers, and a responsive and effective customer support function are each critical elements for the maintenance of this trust. For example, any significant interruption in either our internal or our partners’ systems could reduce customer confidence in our services. In addition, any breach, or reported breach, of our systems, our information security policies, or legal requirements that results in a compromise of customer data or causes customers to believe their data has been compromised could have a significant negative effect on our business. Legal claims and regulatory enforcement actions could also arise in response to these events, which would further exacerbate erosion of customer trust and potentially result in operating losses and liabilities.
If we do not successfully anticipate market needs and develop products and services and platform enhancements that meet those needs, or if those products, services, and platform enhancements do not gain market acceptance, our business, operating results, and financial condition will be adversely impacted.
We may not be able to anticipate future market needs or be able to improve our platform or to develop new products and services or platform enhancements to meet such needs on a timely basis, if at all. In addition, our inability to diversify beyond our current offerings could adversely affect our business. Any new products or services or platform enhancements that we introduce, including by way of acquisitions, may not achieve any significant degree of market acceptance from current or potential neighbors, which would adversely affect our business, operating results, and financial condition. In addition, the introduction of new products or services or platform enhancements may decrease neighbor engagement with our platform, thereby offsetting the benefit of even a successful product or service introduction, any of which could adversely impact our business, operating results, and financial condition.
If our efforts to build strong brand identity and reputation are not successful, we may not be able to attract or retain neighbors, and our business, operating results, and financial condition will be adversely affected.
We believe that maintaining and enhancing the “Nextdoor” brand and reputation is critical to retaining and growing neighbors and advertisers on our platform. We anticipate that maintaining and enhancing our brand and reputation will depend largely on our continued ability to provide high-quality, relevant, reliable, trustworthy and innovative features on our platform, which may require substantial investment and may not be successful. We may need to introduce new products, services and features or updates to our platform and features that require neighbors to agree to new terms of service that our neighbors do not like, which may negatively affect our brand and reputation.
Additionally, advertisements or actions of our advertisers may affect our brand and reputation if neighbors do not think the advertisements help them accomplish their objectives, view the advertisements as intrusive or misleading or have poor experiences with our advertisers.
Our brand and reputation may also be negatively affected by the content or actions of neighbors that are deemed to be hostile or inappropriate to other neighbors, by the actions of neighbors acting under false or inauthentic identities, by the use of our platform to disseminate misleading or false information, the use of our platform for fraudulent schemes and scams, or by the use of our service for illicit, illegal or objectionable ends. We also may fail to respond expeditiously to the sharing of illegal, illicit or objectionable content on our service or objectionable practices by advertisers, or to otherwise address our neighbors’ concerns, which could erode confidence in our brand and damage our reputation. We expect that our ability to identify and respond to this content in a timely manner may decrease as the number of neighbors grows, as the amount of content on the platform increases or as we expand our product and service offerings on our platform. Any governmental or regulatory inquiry, investigation or action, including based on the appearance of illegal, illicit or objectionable content on our platform or the failure to comply with laws and regulations, could damage our brand and reputation, regardless of the outcome.
We have experienced, and expect to continue to experience, media, legislative, governmental and regulatory scrutiny of our decisions. Any scrutiny regarding us, including regarding our data privacy, content moderation or other practices, platform changes, platform quality, litigation or regulatory action, or regarding the actions of our employees, neighbors, or advertisers or other issues, may harm our brand and reputation. In addition, scrutiny of other companies in our industry, including such companies’ data privacy, content moderation or other practices, could also have a negative impact on our brand and reputation. These concerns, whether actual or unfounded, may also deter neighbors or advertisers from using our platform. In addition, we may fail to adequately address the needs of neighbors and advertisers which could erode confidence in our brand and damage our reputation. If we fail to promote and maintain the “Nextdoor” brand or preserve our reputation, or if we incur excessive expenses in this effort, our business, operating results, and financial condition could be adversely impacted.
Unfavorable media coverage negatively affects our business from time to time.
Unfavorable publicity regarding us, for example regarding our privacy or cybersecurity practices, terms of service, advertising policies, platform changes, platform quality, litigation or regulatory activity, the actions of our advertisers, the use of our platform for illicit or objectionable ends, the substance or enforcement of our community standards, the actions of our neighbors, the quality and integrity of content shared on our platform, or the actions of other companies that provide similar services to us, has in the past, and could in the future, adversely affect our reputation. For example, we have been, and may in the future be, subject to negative publicity in connection with our handling of misinformation and other illicit or objectionable uses of our platform. Any such negative publicity could have an adverse effect on the size, engagement, and loyalty of our neighbor base and advertiser demand for advertising on our platform, which could result in decreased revenue and adversely affect our business, operating results, and financial condition, and we have experienced such adverse effects to varying degrees from time to time.
Health epidemics, including the COVID-19 pandemic have had or could have an adverse impact on our business, operations, and the markets and communities in which we, our partners and our customers operate. In addition, during the COVD-19 pandemic, we experienced an increase in neighbor growth and engagement and there is no guarantee that we will be able to maintain our neighbor growth and engagement as the COVID-19 pandemic subsides.
The global COVID-19 pandemic outbreak and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. It has adversely affected the broader economies, financial markets, and overall demand for advertising.

As a result of the COVID-19 pandemic, we temporarily closed all our offices (including our corporate headquarters) globally and implemented certain travel restrictions, both of which temporarily disrupted how we operate our business, including limiting certain of our sales and marketing plans and requiring us to manage a significant majority of our workforce remotely. Although we had begun the process of reopening certain of our offices in a phased manner, the continuing uncertainty around COVID-19 and its variants is causing us to re-examine and adjust our approach to office reopening. Our efforts to reopen our offices safely may not be successful, could expose our employees to health risks, and us to associated liability, and could involve additional financial burdens.
Moreover, as a result of the COVID-19 pandemic, the ability and willingness of advertisers to spend on the Nextdoor platform has fluctuated. For example, during the second quarter of 2020, advertisers reduced their advertising spend with us as a result of the impact of the COVID-19 pandemic on global macroeconomic conditions and on the advertising industry in general. Certain advertisers have been impacted by the COVID-19 pandemic and have experienced supply chain issues, rising commodity prices and inventory and labor shortages. This affects the ability and willingness of such impacted advertisers to spend on our platform. We cannot predict how evolving events related to the COVID-19 pandemic will continue to affect neighbor and advertiser behavior in the future. The pandemic has, and could in the future, adversely affect our business, revenue growth rate, financial performance and stock price.
Further, initially during the COVID-19 pandemic and the related shelter-in-place order, we saw an increase in neighbor growth and engagement on our platform. As the COVID-19 pandemic evolves, that may present challenges such as neighbor growth and engagement declining or neighbor behavior changing unexpectedly and in ways that are difficult for us to anticipate or measure, resulting in a decrease in engagement with or reduced or different usage of our platform. Our neighbor and revenue growth rates may continue to be volatile as theCOVID-19 pandemic evolves, although we are unable to predict the duration or degree of such volatility with any certainty. Further, given the uncertainties relating to the COVID-19 pandemic and its new variants, we may not be able to accurately measure and forecast our key metrics, including WAUs. As a result, our engagement metrics, as well as financial and operating measures may not be indicative of results for future periods,
We are currently unable to accurately predict the full impact that the COVID-19 pandemic will have on our business, operating results, and financial condition due to numerous uncertainties, including variants of the COVID-19 virus, any resurgences, the extent and effectiveness of containment actions and other public health measures, the distribution and public acceptance of vaccines and treatments, and the impact of these and other factors on our employees, neighbors, advertisers. The COVID-19 pandemic, as well as any subsequent recovery period, may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We plan to continue expanding our international operations where we have limited operating experience and may be subject to increased business, regulatory, and economic risks that could seriously harm our business, operating results, and financial condition.
We plan to continue expanding our business operations abroad by opening new and expanding within existing neighborhoods outside of the United States. As of December 31, 2021, the Nextdoor platform was accessible in 11 countries (including the United States) and had over 285,000 neighborhoods. We plan to enter new international markets where we have limited or no experience in marketing, selling, advertising and deploying our platform and related advertising. Any of our limited experience and infrastructure in such markets, individuals’ lack of familiarity with us or our platform, the existence of alternative platforms in such jurisdictions that offer similar products and services or the lack of a critical mass of potential neighbors in such markets may make it more difficult for us to effectively monetize any increase in neighbors in those markets, and may increase our costs without a corresponding increase in revenues. If we fail to deploy or manage our operations in international markets successfully, comply with international regulations or effectively monetize our platform in international markets to the same degree as we are able to monetize our efforts within the United States, our business, operating results and financial conditions will be adversely affected. In the future, if our international operations increase, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our international operations and sales to advertisers continue to grow, we will be subject to a variety of risks inherent in doing business internationally, including:
•political, social and economic instability, including as a result of acts of war or terrorism;
•risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements, and enforcement;
•potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide neighbor information to local authorities;
•enhanced difficulty in reviewing content on the Nextdoor platform and enforcing community standards across different languages and countries;
•fluctuations in currency exchange rates;
•foreign exchange controls and tax and other regulations and orders that might prevent us from repatriating cash earned in countries outside the United States or otherwise limit our ability to move cash freely, and impede our ability to invest such cash efficiently;
•compliance with multiple U.S. and international tax jurisdictions and management of tax impact of global operations;
•potentially higher levels of credit risk and payment fraud;
•difficulties integrating any foreign acquisitions;
•burdens of complying with a variety of foreign laws, including laws related to taxation, content removal, data localization, data transfer, consents, payments, and regulatory oversight;
•reduced protection for intellectual property rights in some countries;
•different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, increase in labor costs due to high wage inflation in certain international jurisdictions, and other challenges caused by distance, language and cultural differences, making it harder to do business in certain international jurisdictions; and
•difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations.
In addition, we must manage the potential conflicts between locally accepted business practices in any given jurisdiction and our obligations to comply with laws and regulations, including anti-money laundering laws, anti-corruption laws or regulations applicable to us, such as the U.S. Foreign Corrupt Practices Act, and the U.K. Bribery Act 2010 (“Bribery Act”). We also must manage our obligations to comply with laws and regulations related to export controls, sanctions, and embargoes, including regulations established by the U.S. Office of Foreign Assets Control. Government agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of anti-corruption laws or regulations, export controls, and other laws, rules, sanctions, embargoes, and regulations. Any failure by us to comply with local business practices or the laws and regulations applicable to us in the markets in which we operate may adversely affect our business, operating results, and financial condition. Additionally, if we are unable to expand internationally and manage the complexity of our global operations successfully, our business, operating results, and financial condition could be adversely affected.
If we need additional capital in the future, it may not be available on favorable terms, if at all.
We have historically relied on outside financing to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to support our growth, fund our operations or to respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, if at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders, could suffer significant dilution in their percentage ownership, and any new securities that we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us, if and when we require financing, our ability to grow or support our business and to respond to business challenges that we may face could be significantly limited.
We plan to continue to make acquisitions, which could harm our financial condition or results of operations and may adversely affect the price of our Class A common stock.
As part of our business strategy, we have made, and intend to make acquisitions to add specialized employees and complementary companies, products or technologies, data, and enter new geographic regions. Our previous and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions we make in the future. If we fail to successfully integrate acquisitions, or the personnel or technologies associated with those acquisitions, our business, operating results, and financial condition could be harmed. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. Our acquisition strategy may change over time and any future acquisitions we complete could be viewed negatively by neighbors, advertisers, investors or other parties with whom we do business. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our securities. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, operating results, and financial condition.
Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Sarah Friar, our Chief Executive Officer and President, or other members of our senior management team, we may not be able to execute on our business strategy.
Our future success depends on our continuing ability to attract, train, assimilate, and retain highly skilled personnel, including software engineers and sales personnel. We face intense competition for qualified individuals from numerous software and other technology companies. In addition, competition for qualified personnel, particularly software engineers, is particularly intense in the San Francisco Bay Area, where our headquarters are located. We may not be able to retain our current key employees or attract, train, assimilate, or retain other highly skilled personnel in the future. We have incurred, and may continue to incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business, operating results, and financial condition may be adversely affected.
Our future success also depends in large part on the continued services of senior management and other key personnel. In particular, we are dependent on the services of Sarah Friar, our Chief Executive Officer and President, who is critical to the future vision and strategic direction of our business. We rely on our leadership team and key employees in the areas of engineering, sales and product development, design, marketing, operations, strategy, security, and general and administrative functions. Our senior management and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, or if we are unable to attract, train, assimilate, and retain the highly skilled personnel that we need, our business, operating results, and financial condition could be adversely affected.

Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain our key employees. Our employees may be more likely to leave if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our Class A common stock. If we are unable to retain our employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results, and financial condition could be adversely affected.
Our core values may conflict with the short-term interests of our business.
We consider our core values as a guide to the decisions we make, which we believe is essential to our success in increasing our neighbor growth rate and engagement and in serving the best, long-term interests of Nextdoor and our stockholders. In the past, we have forgone, and may in the future forgo, certain expansion or revenue opportunities that we do not believe are aligned with our core values, even if our decision may negatively impact our operating results in the short term. Our decisions may not result in the long-term benefits that we expect, in which case our neighbor engagement, business, operating results, and financial condition could be harmed.
Risks Related to Security and Technology
We are dependent on third-party software and service providers, including the Google Ad Manager (“GAM”) platform, for management and delivery of advertisements on the Nextdoor platform. Any failure or interruption experienced by such third-parties, including as a result of the COVID-19 pandemic, could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
Currently, we are dependent on third-party software and service providers, including the GAM platform, for management and delivery of advertisements on the Nextdoor platform. As such, the continued use of third-party software and service providers, including GAM, is critical to our continued success and any service disruptions, adverse changes to the terms of use, pricing or related terms and conditions for such third-party providers’ products, or difficulties with such products, including our data usage, meeting our requirements or standards could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
We rely on third-party software and service providers, including AWS, to provide systems, storage and services for our platform. Any failure or interruption experienced by such third parties, including as a result of the COVID-19 pandemic, could result in the inability of neighbors and advertisers to access or utilize our platform, and adversely impact our business, operating results, and financial condition.
We rely on third-party software and service providers, including AWS, to provide systems, storage and services, including neighbor login authentication, for our website. Any technical problem with, cyber-attack on or loss of access to such third parties’ systems, servers, or technologies could result in the inability of neighbors to access the Nextdoor platform or result in the theft of neighbors’ personal information.
Because we rely on third-party technology providers in our business, we rely on the cybersecurity practices and policies adopted by these third parties. Our ability to monitor our third-party technology providers’ cybersecurity practices is limited.
Any significant disruption, limitation or loss of our access to or other interference with our use of AWS, including as a result of termination by AWS of its agreement with us, would negatively impact our business, operating results, and financial condition. In addition, any transition of the cloud services currently provided by AWS to another cloud services provider would be difficult to implement and would cause us to incur significant time and expense and could disrupt or degrade our ability to deliver our products and services. The level of service provided by AWS could affect the availability or speed of our services. If neighbors or advertisers are not able to access our platform or encounter difficulties in doing so, we may lose neighbors or advertisers, which could harm our reputation, business, operating results, and financial condition.

We utilize data center hosting facilities operated by AWS, located in various facilities. We are unable to serve network traffic from back-up data center services. An unexpected disruption of services provided by these data centers could hamper our ability to handle existing or increased traffic, result in the loss of data or cause our platform to become unavailable, which may harm our reputation, business, operating results, and financial condition.
We rely on third parties, including email providers, mobile data networks, geolocation providers, and the United States Postal Service (“USPS”) to verify our neighbors’ addresses. Any failure or interruption experienced by such third parties, including the USPS, could result in the inability of neighbors to join our platform, resulting in harm to our reputation and an adverse impact to our business, operating results, and financial condition.
We rely on third parties to verify our neighbors’ addresses through several methods, including but not limited to email, SMS text message, phone calls, geolocation and mailed invitations. For example, we utilize email providers, mobile data networks, geolocation providers and the USPS to verify neighbors’ addresses. Address verification is a critical feature of our platform because it demonstrates that neighbors actually live in the neighborhood they desire to join. Any failure, interruption, or loss of access to such third parties or their software or the USPS could result in the inability of neighbors to join our platform. Our reliance on third parties makes us vulnerable to any service interruptions, whether as a result of a cyber-attack, security breach, weather or other events, or delays in their operations. Additionally, alternative email providers, mobile data networks, geolocation providers or postal providers may be more costly to use than our current providers, including the USPS. Any disruption in the third parties, including the USPS, could harm our neighbor growth, which in turn could make us a less attractive advertising platform and harm our reputation, and could harm our business, operating results, and financial condition.
Technologies have been developed that can block the display of advertisements on the Nextdoor platform, which could adversely impact our business, operating results, and financial condition.
Technologies have been developed, and will likely continue to be developed, that can block the display of advertisements on the Nextdoor platform. We generate substantially all of our revenue from advertising, and ad-blocking technologies may prevent the display of certain advertisements appearing on our platform, which could harm our business, operating results, and financial condition. Existing ad-blocking technologies that have not been effective on our platform may become effective as we make certain platform changes, and new ad-blocking technologies may be developed in the future. More neighbors may choose to use such ad-blocking products to block or obscure the display of advertisements on our platform if we are unable to successfully balance the amount of our organic content and paid advertisements, or if neighbors’ attitudes toward advertisements become more negative. Further, regardless of their effectiveness, ad-blockers may generate concern regarding the health of the digital advertising industry, which could reduce the value of digital advertising and harm our business, operating results, and financial condition.
Security breaches, including improper access to or disclosure of our data or our neighbors’ data, or other hacking and phishing attacks on our or third-party systems, could harm our reputation and adversely affect our business.
We collect, store and otherwise process personal data relating to a number of individuals such as our neighbors, employees and partners, including, but not limited to, neighbor contact details, network details, and location data. The evolution of technology systems introduces unknown and complex security risks that can be unpredictable and difficult to defend against. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. In particular, social media companies, like us, are prone to cyber-attacks by third parties seeking unauthorized access to company or user data or to disrupt their ability to provide access to their products and services.
The trend towards working from home and using private residential networks to access the Internet, which has arisen in response to the COVID-19 pandemic and other global economic and labor market conditions, may further exacerbate risks associated with cyberattacks and data security breaches, because we cannot guarantee these private work environments and electronic connections to our work environment have the same robust security measures deployed in our physical offices.

We take a variety of technical and organizational security measures and other measures to protect our data. Although we have implemented systems and processes that are designed to protect our data and our neighbors’ data, prevent data loss, disable undesirable accounts and activities on our platform and prevent or detect security breaches, and maintain an information security policy, such measures cannot provide absolute security, and despite measures that we have or will in the future put in place, we may be unable to anticipate or prevent unauthorized access to such data. For example, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in the industry, have occurred on our systems in the past, and are likely to occur on our systems in the future. In addition, we regularly encounter attempts to create false or undesirable accounts or take other actions on our platform for purposes such as spamming, spreading misinformation, or other objectionable ends. Our efforts to protect our company data or the information that we receive may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve.
Some third parties, including advertisers and vendors, may store information that we share with them on their networks. If these third parties fail to implement adequate data-security practices or fail to comply with their contractual obligations and/or, where applicable, our terms and policies, neighbor data may be improperly accessed, used or disclosed. Even if these third parties take all the necessary precautions and comply with their applicable obligations, their networks may still suffer a breach, which could compromise neighbor data.
Security breaches may cause interruptions to our platform, degrade the neighbor experience, cause neighbors or advertisers to lose confidence and trust in our platform, impair our internal systems, or result in financial harm to our company.
In addition, affected neighbors, government authorities or other third parties could initiate legal or regulatory actions against us in connection with any actual or perceived security breaches or improper disclosure of data, which could cause us to incur significant expense and liability that may not be fully covered by insurance, if at all, or result in orders or consent decrees forcing us to modify our business practices. Such incidents or our efforts to remediate such incidents may also result in a decline in our active neighbor base or engagement levels and trust. In addition, such incidents could also result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position. In addition, any of these events could have a material and adverse effect on our business, operating results, financial condition, market acceptance of our products or revenues and may also divert development resources and increase service and support costs.
While we maintain insurance policies, our coverage may be insufficient to compensate us for all losses caused by security breaches, and any such security breaches may result in increased costs for such insurance. We also cannot ensure that our existing cybersecurity insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition, and operating results.
A security breach of our system could trigger a breach of our agreements with partners that we rely on to deliver our services and expose us to significant loss.
Our agreements with third parties, including without limitation significant agreements with payment processors, credit card and debit card issuers and bank partners, contain contractual commitments we are required to adhere to related to information security and data privacy compliance. If we experience an incident that triggers a breach of such contractual commitments, we could be exposed to significant liability or cancellation of service under these agreements. The damages payable to the counterparty as well as the impact to our service could be substantial and create substantial costs and loss of business.
Distribution and marketing of, and access to, our platform depends, in significant part, on a variety of third-party publishers and platforms (including mobile app stores, third-party payment providers, computer systems, and other communication systems and service providers). If these third parties limit, prohibit or otherwise interfere with or change the terms of the distribution, use or marketing of our platform in any material way, it could materially adversely affect our business, operating results, and financial condition.
We market and distribute our platform (including related mobile applications) through a variety of third-party publishers and distribution channels. Our ability to market our brands on any given property or channel is subject to the policies of the relevant third party. There is no guarantee that mobile platforms will continue to feature our platform, or that neighbors using mobile devices will continue to use our platform rather than competing products. We are dependent on the interoperability of our platform with mobile operating systems, networks, technologies, products, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, or technical issues in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that degrade the functionality of our platform, reduce or eliminate our ability to update or distribute our platform, give preferential treatment to competitive products, limit our ability to deliver, target, or measure the effectiveness of advertisements, or charge fees related to the distribution of our platform or our delivery of advertisements could materially adversely affect the usage of our platform on mobile devices. For example, the release of iOS 14.5 brought with it a number of new changes, including the need for neighbors using the app to opt in before their identifier for advertisers (“IDFA”) can be accessed by an app (which came into effect in April 2021). Apple’s IDFA is a string of numbers and letters assigned to Apple devices which advertisers use to identify app users to deliver personalized and targeted advertising. As a consequence, the ability of advertisers to accurately target and measure their advertising campaigns at the neighbor level will depend on the opt-in rate to grant IDFA access and if the opt-in rate is low, advertisers’ ability to target and measure advertising campaigns on the Nextdoor platform may become significantly limited. We did not observe any directly attributable negative impact on our business, operating results or financial condition, including our revenue, revenue growth rates, and operating income (loss), related to the introduction of IDFA during the year ended December 31, 2021, though we may be impacted by such changes, or other changes to third-party policies or applications in the future, and as a result, our business, operating results and financial condition, including our revenue, revenue growth rates, and operating income (loss), could, in the future, be adversely impacted by any such changes. Further, Apple recently introduced changes for the Apple mail client available on its operating systems, including iOS 15, iPadOS 15, and macOS 12, which have impacted, and are expected to continue to impact our ability to measure the effectiveness of our advertisements. Similarly, Google recently announced that it intends to limit access by mobile applications to advertising identifiers on its Android devices. As a result, advertisers may find our products less appealing and may seek alternative platforms on which to run their advertising campaigns.
Further, certain publishers and channels have, from time to time, limited or prohibited advertisements for a variety of reasons. There is no assurance that we will not be limited or prohibited from using certain current or prospective marketing channels in the future. If this were to happen in the case of a significant marketing channel and/or for a significant period of time, our business, operating results, and financial condition could be materially adversely affected.
Our platform and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.
Our platform and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software and hardware to store, retrieve, process, and manage immense amounts of data. The software and hardware on which we rely has contained, and will in the future contain, errors, bugs, or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects, or technical limitations within the software and hardware on which we rely have in the past led to, and may in the future lead to, outcomes including a negative experience for neighbors and advertisers who use our platform, compromised ability of our platform to perform in a manner consistent with our terms, contracts, or policies, delayed product introductions or enhancements, targeting, measurement, or billing errors, compromised ability to protect the data of neighbors and/or our intellectual property or other data, or reductions in our ability to provide some or all of our services. For example, we make commitments to our neighbors as to how their data will be used within and across our platform, and our systems are subject to errors, bugs and technical limitations that may prevent us from fulfilling these commitments reliably. In addition, any errors, bugs, vulnerabilities, or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems, or associated degradations or interruptions of service or failures to fulfill our commitments to our neighbors, have in the past led to, and may in the future lead to, outcomes including damage to our reputation, loss of neighbors, loss of advertisers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business, operating results, and financial condition.
Risks Related to Financial and Accounting Matters
Our operating results may fluctuate significantly, which makes our future results difficult to predict.
Our quarterly and annual operating results have fluctuated in the past and may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. As a result, you should not rely upon our past quarterly and annual operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including, but not limited to:
•our ability to generate revenues from our platform;
•our ability to acquire, retain, and grow our neighbors and neighbor engagement on our platform;
•ability to attract and retain advertisers;
•ability to recognize revenue or collect payments from advertisers in a particular period;
•fluctuations in spending by our advertisers due to seasonality, episodic regional or global events, including the COVID-19 pandemic, or other factors;
•fluctuations in internet usage generally;
•the number, prominence, size, format, quality and relevancy of advertisements shown to neighbors;
•the success of technologies designed to block the display of advertisements;
•changes to third-party policies or applications that limit our ability to deliver, target, or measure the effectiveness of advertising, including changes by mobile operating system and browser providers such as Apple and Google;
•the pricing of our advertisements;
•the timing, cost of and mix of new and existing sales and marketing and promotional efforts;
•the availability of our platform and app on mobile devices and other third-party platforms;
•changes to our platform or the development and introduction of new products or services by our competitors;

•changes in advertising industry association rules and standards that limit our ability to deliver, target or measure the effectiveness of advertising, such as the Network Advertising Initiative, and Interactive Advertising Bureau;
•neighbor behavior or platform changes that may reduce traffic to features of the platform that we monetize;
•system failures, disruptions, breaches of security or privacy, whether on our platform or on those of third parties, and the costs associated with any such breaches and remediation;
•negative publicity associated with our platform, including as a result of content on our platform, security breaches and neighbor privacy concerns that may result in advertisers reducing or eliminating their spend with us;
•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;
•the timing of incurring additional expenses, such as increases in sales and marketing or research and development, including as a result of the COVID-19 pandemic;
•adverse litigation judgments, settlements, or other litigation-related costs;
•changes in the legislative or regulatory environment, including with respect to privacy and cybersecurity, or actions by governments or regulators, including fines, orders, or consent decrees;
•changes in U.S. generally accepted accounting principles; and
•changes in domestic and global business and macroeconomic conditions, including as a result of the COVID-19 pandemic.
The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If our quarterly and annual operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our Class A common stock to fluctuate substantially.
In addition, we believe that our rapid growth may understate the potential seasonality of our business. As our revenue growth rate slows, we expect that the seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. For example, advertising spending is traditionally seasonally strong in the fourth quarter of each year and we believe that this seasonality affects our quarterly results, which generally reflect higher sequential revenue growth from the third to fourth quarter compared to sequential revenue growth from the fourth quarter to the subsequent first quarter. In addition, global economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. An economic downturn in any particular region in which we do business or globally could result in reductions in revenue, as our advertisers reduce their advertising budgets, and other adverse effects that could harm our business, operating results, and financial condition.
Certain of our market opportunity and key metric estimates could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
The estimates discussed herein are subject to significant uncertainty and are based on assumptions that may not prove to be accurate. The key assumptions underlying our estimates include our ability to scale new neighbor growth, our ability to grow engagement by our existing neighbor base and our ability to increase monetization of our platform. These assumptions involve risks and uncertainties, including, but not limited to, those described in this “Risk Factors” section, which could cause actual results to differ materially from our estimates. Unfavorable changes in any of these or other assumptions, most of which are beyond our control, could materially and adversely affect our business, operating results, and financial condition and result in our estimates being materially different than actual results. Market opportunity estimates, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions that may not prove to be accurate. In particular, our estimates regarding our market penetration in new and existing markets are difficult to predict.
We regularly review key business and other metrics, including Weekly Average Users (“WAUs”), Verified Users and Average Revenue per Weekly Active User (“ARPU”) and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data derived from our analytics platform and have not been validated by an independent third party and there are inherent challenges in such measurements. For example, Apple recently introduced changes for the Apple mail client available on its operating systems, including iOS 15, iPadOS 15, and macOS 12, which have limited, and are expected to continue to limit, our ability to measure user engagement with our emails containing monetizable content for users that use the Apple email client. We expect these changes to affect our ability to calculate WAUs, a key business metric. Following the introduction of these changes, we will be required to rely on estimates based on past user behavior and behavior of users engaging with our monetizable content on email clients other than the Apple email client in order to determine the portion of our WAU figure relating to users that engage solely with emails with monetizable content, which may impact the effectiveness of our analytics platform, as well as the accuracy of our WAU calculations. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate accounts that violate our terms of service, and exclude these accounts from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform. If our metrics are incorrect or provide incomplete information about neighbors and their behavior, we may make inaccurate conclusions about our business.
We regularly review and may adjust our processes for calculating our estimates to improve their accuracy. Our estimates may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. If investors or analysts do not perceive our estimates to be accurate representations of our business, or if we discover material inaccuracies in our estimates, our reputation, business, operating results, and financial condition would be adversely affected.
We have a history of net losses and may experience net losses in the future and we cannot assure you that we will achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, financial condition, and operating results will be adversely affected.
We have experienced significant net losses each year since we began operations in 2007, including net losses of $(95.3) million and $(75.2) million for the years ended December 31, 2021 and 2020, respectively. We have an accumulated deficit of $480.3 million as of December 31, 2021. We anticipate that our operating expenses and capital expenditures will increase substantially in the foreseeable future as we continue to invest in acquiring additional neighbors, increasing engagement on our platform, increasing monetization on our platform, expanding our platform and operations internationally, hiring additional team members, developing and enhancing our platform, marketing and sales, and enhancing our infrastructure. Our expansion efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Given the significant operating and capital expenditures associated with our business plan, we expect to continue to incur net losses for the foreseeable future and cannot assure you that we will be able to achieve profitability. If we do achieve profitability, it cannot be certain that we will be able to sustain or increase such profitability.
Our ability to use our U.S. federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
As of December 31, 2021, we had gross U.S. federal net operating loss (“NOL”) carryforwards of approximately $390.0 million and gross state NOL carryforwards of approximately $226.0 million, which if not utilized, will begin to expire for federal and state income tax purposes beginning in 2028. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. Under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused U.S. federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of current year taxable income.
Under Section 382 of the Code, and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited. We recently completed a Section 382 study that supports that our use of NOLs will not be subject to limitation.
We may experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, some of which may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we have acquired, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our U.S. federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in U.S. tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.
Our financial results may be adversely affected by changes in accounting principles generally accepted in the United States and our financial estimates may be different from our financial results.
GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could harm our revenue and financial results, and could affect the reporting of transactions completed before the announcement of a change.
If currency exchange rates fluctuate substantially in the future, our operating results, which are reported in U.S. dollars, could be adversely affected.
As we continue to expand our international operations, we will become more exposed to the effects of fluctuations in currency exchange rates. A substantial majority of our revenues to date have been denominated in U.S. dollars and, therefore, we have not historically been subject to foreign currency risk. In addition, as we continue to expand internationally, we expect to incur increased expenses for employee compensation and other operating expenses at non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.
We may have greater than anticipated tax liabilities, which could harm our business, revenue and financial results.
We operate in a number of tax jurisdictions globally, including in the U.S. at the federal, state and local levels, and in many foreign countries, and plan to continue to expand the scale of our operations in the future. We are subject to review and potential audit by a number of U.S. and non-U.S. tax authorities. A change in law or in our global operations could result in higher effective tax rates, reduced cash flows and lower overall profitability. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities.

We are subject to various indirect non-income taxes, such as payroll, sales, use, value-added and goods and services taxes in the United States and various foreign jurisdictions, and we may face indirect tax audits in various U.S. and foreign jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may question, challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage neighbors from utilizing our platform or could otherwise harm our business, operating results, and financial condition.
Although we do not currently incur significant tax costs due to our history of operating losses, our tax liabilities may increase if our profitability increases in the future. In addition, our effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws and the applicable tax rates in these jurisdictions (including future tax laws that may become material), tax treaties between countries, our eligibility for benefits under those tax treaties and the valuation of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of our income, which would negatively affect our financial results.
Risks Related to Legal and Regulatory Matters
We may be liable as a result of content or information that is published or made available on our platform.
We are subject to many U.S. federal and state and foreign laws and regulations that involve matters central to our business, including laws and regulations that involve data privacy and protection, intellectual property (including copyright and patent laws), content regulation, rights of publicity, advertising, marketing, health and safety, competition, protection of minors, consumer protection, taxation, anti-bribery, anti-money laundering and corruption, economic or other trade prohibitions or sanctions or securities law compliance. Although content on our platform is typically generated by third parties, and not by us, we may be sued or face regulatory liability for claims relating to personal information, content or information that is made available on our service, including claims of defamation, disparagement, intellectual property infringement, breach of our privacy commitments, breach of privacy and data security laws, or other alleged damages could be asserted against us. Our systems, tools and personnel that help us to proactively detect potentially policy-violating or otherwise inappropriate content cannot identify all such content on our service, and in many cases this content will appear on the Nextdoor platform. This risk may increase as we develop and increase the use of certain features, such as video, for which identifying such content and obtaining appropriate consents is challenging. Additionally, some controversial content may not be banned on the Nextdoor platform and, even if it is not featured in advertisements to neighbors, it may still appear in the newsfeed or elsewhere. This risk is enhanced in certain jurisdictions outside of the United States where our protection from liability for content published on our platform by third parties may be unclear and where we may be less protected under local laws than we are in the United States. Further, if law and/or policy-violating content is found on the Nextdoor platform, or we do not give appropriate notice or obtain appropriate consents, we may be in violation of the terms of certain of our key agreements, which may result in termination of the agreement and potentially payment of damages in some cases. We could incur significant costs in investigating and defending such claims and, if we are found liable, damages. If any of these events occur, our business, operating results, and financial condition could be harmed.
While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine in the United States and the Electronic Commerce Directive in the European Union, differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by neighbors and advertisers or otherwise contributed by third-parties to our platform.

Actions by governments that restrict access to the Nextdoor platform in their countries, or that otherwise impair our ability to sell advertising in their countries, could substantially harm our business, operating results, and financial condition.
Governments may seek to censor content available on the Nextdoor platform or restrict access to the platform from their country entirely, or impose other restrictions that may affect the accessibility of the platform in their country for an extended period of time or indefinitely. In addition, government authorities in other countries may seek to restrict neighbors’ access to the platform if they consider us to be in violation of their laws or a threat to public safety or for other reasons. It is possible that government authorities could take action that impairs our ability to sell advertising, collect, process, use, store, disclose or transfer data including in countries where access to our consumer-facing platform may be blocked or restricted. In the event that content shown on the Nextdoor platform is subject to censorship, access to the platform is restricted, in whole or in part, in one or more countries, or other restrictions are imposed on the platform, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain or increase our neighbor base, neighbor engagement, or the level of advertising by advertisers may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.
Our business is subject to complex and evolving U.S. and foreign laws, regulations, and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results, and financial condition.
We are subject to many U.S. federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, data security, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation, and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject the company to additional laws, regulations, or other government scrutiny.
We rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on the Nextdoor platform, including the DMCA, the CDA and the fair-use doctrine in the United States, and the Electronic Commerce Directive in the European Union. However, each of these statutes is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal and state legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.
The European Union is also reviewing the regulation of digital services, and has introduced the DSA, a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions and the United Kingdom have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. While the scope and timing of these proposals are currently uncertain, if the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply similar protections that are currently available in the United States or the European Union or if a court were to disagree with our application of those rules to our service, we could be required to expend significant resources to try to comply with the new rules or incur liability, and our business, operating results, and financial condition could be harmed. Similarly, Australia’s Online Safety Act 2021 recently went into effect and may impose new obligations and liabilities on platforms with respect to certain types of harmful content. While regulations to implement the law are still being promulgated and are uncertain, the regulations could require us to expend resources to try to comply with the new regulations or incur liability, and our business, operating results, and financial condition could be harmed.

We collect, store, use, share and otherwise process data, some of which contains personal information about individuals including, but not limited to, our neighbors, employees and partners including, contact details, network details, and location data. We are therefore subject to U.S. (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from neighbors, employees or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data and increase notice or consent requirements before we can utilize advertising technologies.
We have internal and publicly posted policies regarding our collection, processing, use, disclosure, deletion and security of information. Although we endeavor to comply with our policies and documentation, we may at times fail to do so or be accused of having failed to do so. The publication of our privacy policies and other documentation that provide commitments about data privacy and security can subject us to potential actions if they are found to be deceptive, unfair, or otherwise misrepresent our actual practices, which could materially and adversely affect our business, operating results, and financial condition.
In the United States, we are subject to numerous federal, state and local data privacy and security laws and regulations governing the processing of information about individuals. For example, the CCPA, which took effect in January 2020, establishes certain transparency obligations and creates new data privacy rights for users, including rights to access and delete their personal information as well as opt-out of certain sales or transfers of their personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes statutory damages for certain violations of the law as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. Additionally, California voters approved a new privacy law, the CPRA, which becomes effective January 1, 2023 (with a look back to January 1, 2022). The CPRA will significantly modify the CCPA, including by expanding consumers’ rights and establishing a new state agency that will be vested with authority to implement and enforce the CPRA. For example, the CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. Virginia enacted the VCDPA and Colorado enacted CDPA, respectively, which may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with the CPRA, the CCPA, the VCDPA, the CDPA and any newly enacted privacy and data security laws or regulations may be challenging and cost- and time-intensive, and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.
In the EEA, we are subject to the GDPR and in the United Kingdom, we are subject to the United Kingdom data protection regime consisting primarily of the UK GDPR and the UK Data Protection Act 2018, in each case in relation to our collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual (personal data). The GDPR, and national implementing legislation in EEA member states and the United Kingdom, imposes a strict data protection compliance regime, grants new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability) and enhances current rights (e.g., data subject access requests).
We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA and the United Kingdom. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the United Kingdom to the United States. On July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-U.S. Privacy Shield Framework (the “Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the EU Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis, taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. To safeguard data transfers from the EEA to other jurisdictions, including the USA, we currently utilize standard contractual contracts approved by the EU Commission.
This CJEU decision may result in different EEA data protection regulators applying differing standards for the transfer of personal data from the EEA to the United States, and even require ad hoc verification of measures taken with respect to data flows. Therefore, as a result of this CJEU decision, we may be required to review, amend and take additional steps to legitimize impacted personal data transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer increased costs to ensure compliance as well as additional complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our business, financial condition and results of operations. The EU Commission has also published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. Where we continue to rely on standard contractual clauses, we will need to implement the revised standard contractual clauses, in relation to relevant existing contracts and vendor/customer arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR.
The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how U.K. data protection laws and regulations, including those regarding data transfers to and from the United Kingdom, will develop in the medium to longer term. For example, while the EU Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards, the decision will automatically expire in June 2025 unless the EU Commission re-assesses and renews/extends it. These developments and this uncertainty will lead to additional costs and increase our overall risk exposure.
We are also subject to evolving E.U. and U.K. privacy laws on cookies and e-marketing. In the E.U. and the U.K., regulators are increasingly focusing on compliance with current national laws that implement the European Directive 2002/58/EC (the “ePrivacy Directive”). The ePrivacy Directive may be replaced by an EU regulation known as the ePrivacy Regulation that will significantly increase fines for non-compliance. In the E.U. and the U.K., informed consent is required for the placement of certain cookies or similar technologies on a user’s device and for direct electronic marketing and (under the UK GDPR and the GDPR) valid consent is tightly defined, including, a prohibition on pre-checked consents and, in the context of cookies, a requirement to obtain separate consents for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.
In Canada, we are subject to the Personal Information Protection and Electronic Documents Act (“PIPEDA”) which governs the collection, use and disclosure of Canadian residents’ personal information in the course of commercial activities. PIPEDA gives individuals, among other things, the right to access information we hold about them and to challenge the accuracy and completeness of that information. There is debate over the meaning of a number of PIPEDA clauses, including the role of implied consent. On November 17, 2020, the government of

Canada introduced Bill C-11, also known as the Digital Charter Implementation Act, 2020 (“DCIA”) which had significantly increased privacy protections for Canadian residents (such as the rights to data mobility, disposal and the right to be forgotten), and replated a portion of PIPEDA. It also created an independent tribunal for assessing infringements, a private right of action, and substantially increased penalties for infringement up to a maximum of the greater of $10 million or 3% of global revenue. Although DCIA was not passed before the dissolution of parliament, DCIA may provide insight into what privacy reform could look like in the next Canadian parliament session. Even if a similar bill is not passed at the parliament level, there is the possibility of new provincial privacy legislation in Ontario and other provinces. While we endeavor to comply with PIPEDA, however, the meaning of some of its clauses are unclear, and we may not have correctly implemented them. Furthermore, increased privacy regulation in Canada could require us to expend resources to try to comply with the new regulations or incur liability, and our business, operating results, and financial condition could be harmed.
We are also subject to, among other laws, Australia’s “Privacy Act 1988” (“Privacy Act”) and Australian Privacy Principles (“APPs”), which require us to, among other things: (a) establish a governance framework for managing privacy and data protection; (b) give individual the option of not identifying themselves or using a pseudonym (unless certain exceptions apply); (c) destroy or de-identify unsolicited personal information that was not obtained for a purpose reasonably necessary or directly to related to our business activities; and (d) not transfer or disclose personal information to a party outside of Australia unless consent is obtained, the destination country has substantially similar privacy protections to Australia, or the overseas recipient contractually agrees to comply with the APPs. Non-compliance with the Privacy Act can result in penalties of up to AU $2.22 million per contravention and a requirement to remediate areas of non-compliance.
The Australian Government recently released a proposed amendment to the Privacy Act called the Online Privacy Bill (“Online Privacy Bill”) which would increase the enforcement powers of the Australian Information Commissioner, implement an online privacy code that will apply to social media providers and online platforms with more than 2.5 million or more annual end users in Australia, implement more stringent obligations regarding the notice, collection and user of personal information, introduce new obligations such as a consumer right to request that companies cease using their personal information, and increase penalties to an amount not exceeding the greater of AU $10 million, three times the value of the benefit obtained from the conduct, or, if the value cannot be determined, 10% of the domestic annual revenue of the company. The Online Privacy Bill was open for public responses through December 6, 2021, and the comments are now under review.
The Australian Government also circulated a discussion paper (“Discussion Paper”) seeking further submissions on up to 67 proposals to amend the Privacy Act and introduce amendments to Australian privacy law focused on increasing enforcement, empowering individuals and aligning Australia with global privacy regimes. Suggested amendments include the potential introduction of torts of privacy that are enforceable by individuals, new rights for individuals to object or withdraw consent regarding the processing and use of their personal information. The Discussion Paper was open for comment through January 10, 2022, and the comments are now under review. As in other countries, increased privacy regulation in Australia could require us to expend resources to try to comply with the new regulations or incur liability, and our business, operating results, and financial condition could be harmed.
While we have put in efforts to comply with these regulations, the uncertainty surrounding enforcement and changing privacy landscapes could change our compliance status. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business.
The costs of complying with these laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are high and likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. The impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Even though we communicate with lawmakers and regulators in countries and regions in which we conduct business, and despite having a dedicated policy team to monitor legal and regulatory developments, any failure or perceived failure of compliance on our part to comply with the laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results.

Furthermore, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
We could be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results, and financial condition.
We are currently involved in, and may in the future be involved in, actual and threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business, including intellectual property, data privacy, cybersecurity, privacy and other torts, illegal or objectionable content, consumer protection, securities, stockholder derivative claims, employment, governance, workplace culture, contractual rights, civil rights infringement, false or misleading advertising, or other legal claims relating to content or information that is provided to us or published or made available on our platform. Any proceedings, claims or inquiries involving us, whether successful or not, may be time consuming, result in costly litigation, unfavorable outcomes, increased costs of business, may require us to change our business practices or platform, require significant amount of management’s time, may harm our reputation or otherwise harm our business, operating results, and financial condition.
We are currently involved in and have been subject to actual and threatened litigation with respect to third-party patents, trademarks, copyrights and other intellectual property, and may continue to be subject to intellectual property litigation and threats thereof. Companies in the internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, grow our business and platform offerings, and become increasingly high profile, the possibility of receiving a larger number of intellectual property claims against the company grows. In addition, various “non-practicing entities” that own patents and other intellectual property rights have asserted, and may in the future attempt to assert, intellectual property claims against us to extract value through licensing or other settlements.
From time to time, we receive letters from patent holders alleging that the Nextdoor platform infringes on their patent rights and from trademark holders alleging infringement of their trademark rights. We also receive letters from holders of copyrighted content alleging infringement of their intellectual property rights. Our technologies and content, including the content that neighbors upload to the platform, may not be able to withstand such third-party claims.
With respect to any intellectual property claims, we may have to seek a license to continue using technologies or engaging in practices found to be in violation of a third-party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such technologies or practices may not be available to us at all and we may be required to discontinue use of such technologies or practices or to develop alternative non-infringing technologies or practices. The development of alternative non-infringing technologies or practices could require significant effort and expense or may not be achievable at all. Our business, operating results, and financial condition could be harmed as a result.
Exposure to United Kingdom political developments, including the effect of its withdrawal from the European Union, could be costly and difficult to comply with and could adversely impact our business, operating results, and financial condition.
In June 2016, a referendum was passed in the United Kingdom to leave the European Union, commonly referred to as “Brexit.” This decision created an uncertain political and economic environment in the United Kingdom and other European Union countries, and the formal process for leaving the European Union has taken years to complete. Although the United Kingdom and the European Union have recently entered into a trade and cooperation agreement, the long-term nature of the United Kingdom’s relationship with the European Union remains unclear and there is considerable uncertainty as to their future political and economic relations. The political and economic instability created by Brexit has caused and may continue to cause significant volatility in global financial markets and uncertainty regarding the regulation of cybersecurity in the United Kingdom. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. For example, as discussed above, although the European

Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated in the long term. Brexit could also have the effect of disrupting the free movement of goods, services, capital, and people between the United Kingdom, the European Union, and elsewhere. The full effect of Brexit is uncertain and depends on any current and future agreements the United Kingdom makes with the European Union and others. Consequently, no assurance can be given about the impact of these developments, and our operational, tax, and other policies may require reassessment and our business, operating results, and financial condition may be seriously harmed.
The obligations associated with operating as a public company require significant resources and management attention and have, and will continue to, cause us to incur additional expenses, which will adversely affect our profitability.
Operating as a public company will increase our expenses as a result of the additional accounting, legal and various other additional expenses associated with operating as a public company and complying with public company disclosure obligations. We are required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We are also required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations has increased, and will continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a public company, we have and will continue to, among other things:
•prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws;
•create or expand the roles and duties of our Board of Directors and committees of the Board of Directors;
•institute more comprehensive financial reporting and disclosure compliance functions; and
•establish new and enhance existing internal policies, including those relating to disclosure controls and procedures.
These changes, and the additional involvement of accountants and legal advisors, will require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. Moreover, the cost of our directors’ and officers’ insurance coverage has increased as a public company. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors would also make it more difficult for us to attract and retain qualified members of our Board of Directors and qualified executive officers.
Failure to maintain effective systems of internal control and disclosure controls could have a material adverse effect on our business, operating results, and financial condition.
Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. We are required by the Sarbanes-Oxley Act to design and maintain a system of internal control over financial reporting and disclosure controls and procedures. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.

Our current controls and any new controls we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, may result in a restatement of our financial statements for prior periods, cause us to fail to meet our reporting obligations, and could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in the periodic reports we will file with the SEC. We are currently an “emerging growth company,” and, so long as we remain an “emerging growth company” we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Class A common stock.
We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition.
If we experience a material weakness in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in our company and materially and adversely affect our business and operating results, and as a result, the value of our Class A common stock.
Prior to the Closing Date of the Business Combination, on August 31, 2021, KVSB’s management, together with its audit committee, determined that its previously issued financial statements and other financial data as of and for the period from January 29, 2021 (inception) through March 31, 2021 should be restated (the “Restatement”). Due solely to the events that led to the Restatement of KVSB’s financial statements, its management identified material weaknesses in internal controls over financial reporting related to that inaccurate accounting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary to provide reliable financial reports and prevent fraud. KVSB devoted significant effort and resources to the remediation and improvement of its internal controls over financial reporting. Effective as of the closing of the Business Combination, our management became responsible for internal control over financial reporting and the former management of KVSB no longer participates in financial reporting. Following the Closing Date of the Business Combination, we have devoted, and we plan to continue to devote, significant effort and resources towards the maintenance of an effective system of internal controls, which may be time consuming and costly, and there is no assurance that the significant effort and resources towards this initiative will ultimately have the intended effects.
Our assessment is that, after the Business Combination, we have a sufficiently staffed and technically experienced finance and accounting team to address the financial reporting requirements of a public company. After the Business Combination, because the conditions causing the material weakness no longer existed, and are not expected to exist, we determined the material weakness in internal control over financial reporting did not exist as of December 31, 2021. However, if we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to Intellectual Property
If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business, operating results, and financial condition may be adversely affected.
We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold issued patents and copyrights in the United States, issued copyrights in the United States, and multiple trademark registrations in the United States and other foreign countries. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved.
Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the U.S. are typically not published until at least 18 months after filing, or, in some cases, not at all. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Recent changes to the patent laws in the U.S. may also bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. Such changes may lead to uncertainties or increased costs and risks surrounding the prosecution, validity, ownership, enforcement, and defense of our issued patents and patent applications and other intellectual property, the outcome of third-party claims of infringement, misappropriation, or other violation of intellectual property brought against us and the actual or enhanced damages (including treble damages) that may be awarded in connection with any such current or future claims, and could have a material adverse effect on our business.
We rely on our trademarks, trade names, and brand names to distinguish our platform from the products of our competitors. However, third parties may have already registered identical or similar marks for products or solutions that also address the software market. Efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future U.S. or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic the Nextdoor platform and methods of operations.
To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure that we will be successful in such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon, misappropriating or circumventing our intellectual property rights. If we are unable to protect our proprietary rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business, results of operations and financial condition or adversely affect our business, operating results, and financial condition.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.
We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which the Nextdoor platform is available or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with the Nextdoor platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may claim that our platform infringes their intellectual property rights and this may create liability for us or otherwise adversely affect our business, operating results, and financial condition.
Third parties may claim that the Nextdoor platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform overlaps with that of other products and services, and as the volume of issued software patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third party intellectual property infringement, misappropriation, or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our products. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses.

Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.
Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
A portion of the technologies we use incorporates “open source” software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative work we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms.
In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires the company to make the source code publicly available, and therefore can affect our ability to protect our intellectual property rights with respect to that software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification or derivative work of such licensed software. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the open source software, required to release proprietary source code, required to obtain licenses from third parties or otherwise required to comply with the unfavorable conditions unless and until we can re-engineer the product so that it complies with the open source license or does not incorporate the open source software.
The terms of many open source licenses have not been interpreted by U.S. or foreign courts, and accordingly there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our platform, to re-develop our platform, or to release our proprietary source code under the terms of an open source license, any of which could harm our business. Enforcement activity for open source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we may be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our platform, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to reputation and challenges in recruitment or retention of engineering personnel. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional development resources to change our platform.
We license technology from third parties, and our inability to maintain those licenses could harm our business.
We currently incorporate, and will in the future continue to incorporate, technology that we license from third parties, including software, into our platform. Licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we operate. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against our licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop our platform that is dependent on that technology would be limited, and our business could be harmed. Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, and may require us to use alternative technology of lower quality or performance standards. As a result, our business, operating results and financial condition would be adversely affected.
Risks Related to Ownership of Our Class A Common Stock
The price of our Class A common stock has been, and may continue to, be volatile.
We cannot predict the prices at which our Class A common stock will continue to trade. Since the closing of the Business Combination on November 5, 2021, our closing stock price has ranged from $7.55 to $13.50 through December 31, 2021. The price of our Class A common stock, may fluctuate due to a variety of factors, including:
•actual or anticipated fluctuations in our user growth, retention, engagement, revenue, or other operating results;
•developments involving our competitors;
•variations between our actual operating results and the expectations of securities analysts, investors, and the financial community;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information, or our failure to meet expectations based on this information;
•publication of research reports by securities analysts about us, our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•additional shares of our Class A common stock being sold into the market by us or our existing stockholders, or the anticipation of such sales, or if existing stockholders subject to a lock-up sell shares into the market when applicable “lock-up” periods end;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our Class A common stock available for public sale;
•announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•announcements by us or estimates by third parties of actual or anticipated changes in the size of our user base or the level of user engagement;
•changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;

•the impact of interest rate increases on the overall stock market and the market for technology company stocks;
•price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and
•other events or factors, including those resulting from effects of the COVID-19 pandemic, the ongoing conflict in Ukraine, recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism.
In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and seriously harm our business.
The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
S&P Dow Jones and FTSE Russell limit their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
The dual class structure of our common stock has the effect of concentrating voting power with our management and other existing stockholders, which will limit your ability to influence the outcome of important transactions, including a change in control.
Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. Stockholders who hold shares of our Class B common stock, including certain of our executive officers, employees, and directors and their affiliates, together hold a substantial majority of the voting power of our outstanding capital stock as of December 31, 2021. Because of the 10-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of common stock and therefore are able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 9.1% of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit or preclude your ability to influence the outcome of important corporate matters, including a change in control, for the foreseeable future.
Transfers by holders of our Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.

We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board of Directors deems relevant. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our Class A common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover our company downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the price of our Class A common stock would likely decline. If few analysts cover our company, demand for our Class A common stock could decrease and our Class A common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of our Class A common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to certain exceptions, certain affiliated individuals and certain Nextdoor equity holders are contractually restricted from selling or transferring any of their shares of Class A common stock (not including the shares of our Class A common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements or purchased in the public market) for certain periods of time following the Closing Date. Under our Bylaws, and subject to certain customary exceptions, such lockup restrictions applicable to all the Nextdoor Stockholders’ Lock-up Shares began on the Closing Date and end on May 4, 2022, the date that is 180 days following the Closing Date. As of December 31, 2021, an aggregate of 365,486,793 shares of our Class B common stock (including 60,789,889 shares of our Class B common stock subject to outstanding equity awards) and the same number of shares of our Class A common stock underlying such Class B common stock are subject to lock-up restrictions set forth in our Bylaws. As a result, a significant number of our shares of Class A common stock will be available for sale on May 5, 2022. Pursuant to the lock-up agreement entered into with the Sponsor, and subject to certain customary exceptions, such lockup restrictions applicable to the shares held by the Sponsor began on the Closing Date and end on November 5, 2022, the one year anniversary of the Closing Date. An aggregate of 11,541,291 shares of our Class A common stock and an aggregate of 8,580 shares of our Class B common stock are subject to lock-up restrictions under the Sponsor lock-up agreement.
Following the expiration of each lockup, the applicable stockholders will not be restricted from selling shares of our Class A common stock held by them, other than by applicable securities laws. Additionally, the Third-Party PIPE Investors are not restricted from selling any of their shares of our Class A common stock, other than by applicable securities laws. As such, sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock.
As restrictions on resale end and registration statements (filed after the Closing Date to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of Class A common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Provisions in our charter documents and under Delaware law, including anti-takeover provisions, could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.
Provisions in our Certificate of Incorporation and our Bylaws, including anti-takeover provisions, may have the effect of delaying or preventing a merger, acquisition or other change of control of the company that our stockholders may consider favorable. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, our Certificate of Incorporation and Bylaws include provisions that:
•provide that our Board of Directors is classified into three classes of directors with staggered three-year terms;
•permit our Board of Directors to establish the number of directors and fill any vacancies and newly created directorships;
•require super-majority voting to amend some provisions in our Certificate of Incorporation and Bylaws;
•authorize the issuance of “blank check” preferred stock that our Board of Directors could use to implement a stockholder rights plan;
•provide that only our chairperson of the Board of Directors, our chief executive officer, the lead independent director or a majority of our Board of Directors will be authorized to call a special meeting of stockholders;
•eliminate the ability of our stockholders to call special meetings of stockholders;
•do not provide for cumulative voting;
•provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;
•provide for a dual class common stock structure in which holders of our Class B common stock may have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock, including the election of directors and other significant corporate transactions, such as a merger or other sale of our company or its assets;
•prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•provide that our Board of Directors is expressly authorized to make, alter, or repeal our Bylaws; and
•establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
Moreover, Section 203 of the Delaware General Corporation Law (“DGCL”) may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.
Our Certificate of Incorporation contains exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation, our Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Certificate of Incorporation provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law.

While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results.

USE OF PROCEEDS
All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A common stock is currently listed on the NYSE under the symbol “KIND.” Prior to the Closing, the KVSB Class A common stock was listed on the Nasdaq Capital Market under the symbol “KVSB.” On March 11, 2022, the closing sale price of our Class A common stock was $5.31 per share. As of March 11, 2022, there were 56 holders of record of our Class A common stock and 693 holders of record of our Class B common stock. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our capital stock in the foreseeable future. Any future determination relating to our dividend policy will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant. In addition, our ability to pay dividends is limited by covenants of our existing and unused indebtedness and may be limited by covenants of any future indebtedness we incur.

BUSINESS
Overview
At Nextdoor, our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Nextdoor is the neighborhood network that connects neighborhood stakeholders, including neighbors, businesses, and public services, online and in real life to build stronger, more vibrant, and resilient neighborhoods. As of December 31, 2021, Nextdoor was in more than 285,000 neighborhoods around the world and in nearly 1 in 3 households in the United States, and during the fourth quarter of 2021, we reached 69 million global Verified Neighbors1. Neighbors and organizations, which include small and mid-sized businesses, large brands, public agencies, and nonprofits, around the world turn to Nextdoor to receive trusted information, give and get help, and build real-world connections with neighborhood stakeholders.
Nextdoor began in the United States, and as of December 31, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark. In the United Kingdom, as of December 31, 2021, Nextdoor was in 1 in 5 households, and 1 in 4 households in London. We intend to expand our neighbor footprint globally and to increasingly become a weekly use case for neighbors.
Value for Neighbors and Organizations
Value for Neighbors
Neighbors come to Nextdoor to connect to the neighborhoods that matter to them so they can belong. We leverage technology to enable online and real-world connections between neighbors and organizations — both of which are a valuable part of the neighborhood ecosystem. Nextdoor ensures neighbors are connected to real people by requiring neighbors to use their real name, which fosters a trusted environment so they can meet and learn more about those nearby. Further, since the experience is based on geographical location, Nextdoor uniquely provides a way to bring online connections into the real world.
Value for Organizations
Nextdoor connects neighbors with each other and everything nearby, including organizations. Organizations are essential for building strong, vibrant neighborhoods and are a trusted and core member of the community. Businesses of all sizes and types come to Nextdoor to reach their customers in meaningful ways and to encourage action through hyperlocal targeting and personalization of advertising at scale. Public agencies come to Nextdoor to deliver critical information to neighbors with hyperlocal distribution. Public agencies also leverage Nextdoor to find out what is important to their constituents and communicate with them directly. This includes keeping neighbors apprised about everything from local events such as webinars and street fairs, to timely safety updates and urgent alerts and tips to stay safe and protected during times of crisis such as power outages, storms, or wildfires.
Our Platform
Nextdoor’s product strategy fulfills our purpose by enabling neighbors and organizations to build an “Active Valued Community” — an engaged community of neighbors, businesses, and public services that you can trust and depend on to exchange valuable information, goods, and services. The Nextdoor platform offers distinct functionalities and experiences for neighbors and organizations alike.
How neighbors discover what's happening nearby
•Newsfeed: The Newsfeed is where neighbors find constantly updated posts, discussions, photos, and links from other neighbors and organizations. Neighbors can respond by commenting or adding a reaction (e.g., like, thank, and wow), and can set their feed preferences (e.g., rank by top posts, recent activity, recent posts, or popular everywhere).
1 Verified Neighbors are individuals who have joined Nextdoor and have had their address confirmed by us.

•Notifications: In-app and Email Notifications inform neighbors about news, items, and activities they are interested in. Notifications include everything from trending posts to direct messages about items for sale to alerts by local public agencies. Notifications keep neighbors updated and drive increased engagement on Nextdoor.
•Search: Search gives neighbors the ability to find specific content and organizations (including large brands, small businesses, public agencies, and nonprofits) related to their neighborhood. Nextdoor’s search combines an understanding of search terms with filtering capabilities to get neighbors the results they are looking for.
How neighbors connect with organizations and find local resources
•Businesses: Neighbors use Nextdoor to discover spots most-loved by locals, leave recommendations, find exclusive deals and promotions, and interact with businesses. As of December 31, 2021, neighbors had left more than 55 million business recommendations on Nextdoor.
•For Sale & Free: For Sale & Free is our truly local marketplace where neighbors buy, sell, or give away items, and even offer services such as babysitting and dog walking.
•Public Services: On Nextdoor, neighbors can receive critical, real time information from trusted officials. Public agencies, including government entities and service providers, turn to Nextdoor directly, quickly, and easily reach neighbors in their community with hyperlocal information and alerts.
How neighbors connect with other neighbors
•Posts, Comments, and Reactions: Through posts, comments, and reactions neighbors can reach out to the neighborhood to get and give information that is locally relevant, trusted, and in real time. Whether it is for a local plumber or a family friendly pizza place, neighbors know best.
•Connections: Connections are a new way to find and keep up with the neighbors you know and care about. When neighbors connect with each other, they will see each other’s posts, comments, and reactions highlighted in their feeds and have the ability to @mention them in posts and comments. The Neighbors You May Know feature recommends neighbors to connect with based on proximity, Connections in common, on-platform interactions, and personal contacts.
•Groups: Neighbors create Groups to connect with those nearby with a common interest. We see an incremental lift in engagement after a neighbor engages with a Group.
•Messaging: Neighbors can contact other neighbors and organizations through direct messaging (e.g., neighbors messaging businesses, coordinating a time to pick up a desk, to borrow a printer, or get more information about a tutor).
Our Advertising Solutions
Advertisers of all sizes come to Nextdoor to reach their customers in meaningful ways, including through our proprietary self-serve Neighborhood Ad Center (“NAC”), which we continued to deploy in 2021 and will expand during 2022. Large brands use our platform to reach, engage, and convert neighbors by delivering hyperlocal and personalized advertising at scale. Small businesses rely on Nextdoor to reach customers with information that encourages local action. From building awareness to driving sales, we offer advertisers of all sizes distinct and differentiated products in a unique local context that allow them to reach the right neighbor, at the right time, with the right message. The value of Nextdoor’s audience to advertisers is driven by providing:
•A high utility platform: Neighbors come to Nextdoor for a real-time solution nearby and to get things done. From finding an emergency plumber, to checking which Internet service provider works best locally, to finding the best spot for dinner. This creates a highly performant environment for advertisers who come to Nextdoor to create meaningful connections with a uniquely engaged local audience.

•Access to untapped audiences: According to fourth quarter 2021 data from GWI, 76% of neighbors who visit Nextdoor at least once a month do not visit Snap, 57% do not visit Pinterest, and 17% do not visit Facebook.
•Contextual relevance: Nextdoor content is highly relevant based on neighbors’ local boundaries, which provides a unique environment for brands to show up surrounded by relevant and welcome content.
•Neighborhood level data provides actionable insights: We have a unique ability to understand consumer behavior and trends from a national to a neighborhood level. Our data can provide valuable insights to advertisers to help them better serve their customers.
•Hyperlocal personalization at scale: Advertisers reach neighbors both locally and with local customization at scale. We are able to dynamically update ad creatives to run nationally with local specifics, such as neighborhood names, store locations or business representative information, to create meaningful connections between our customers and neighbors.
Ad Placements
Advertisers can engage with their customers in multiple surfaces on our platform, including:
•Newsfeed: Advertisers can run ads in the Newsfeed to build awareness, to become part of the consideration set for a consumer’s purchase, and to create a direct response to an explicit call to action (e.g., visit our newly opened store). Ads are featured prominently where neighbors first look for what is happening on Nextdoor. Ads can also be customized (e.g., with neighborhood name and store location) to make them even more relevant.
•In-App Digest and Email Digest: Advertisers can also use ads in the In-App Digest and Email Digest to create awareness among neighbors who turn to their summary of top posts. Ads are highly visible, and neighborhood names and store locations can be customized by neighborhood.
•For Sale & Free: Advertisers can leverage ads in For Sale & Free to drive action such as shop now. Our local marketplace is where neighbors with high intent to buy will go. Ads are given a top spot in this contextually relevant space with the opportunity to customize by neighborhood.
•Search: Advertisers can bid on relevant categories that are aligned with their products and services. Neighbors use Nextdoor search to discover local businesses and get trusted recommendations from their neighbors. Offering solutions to our neighbors in this high intent experience gives advertisers a very efficient lower-funnel strategy to drive conversion.
Ad Formats
Our ad formats include, but are not limited to:
•Sponsored Posts: An advertisement that features some combination of text (static or dynamic), images (including static, animated, or video), audio, and URL links to a website where a customer can learn more about or buy goods or services.
•Paid Search Listings: Advertisers can leverage paid search listings available in Nextdoor’s search ad marketplace to reach their desired audience with high-intent in a contextually relevant environment.
•Neighborhood Sponsorships: Advertisers leverage Neighborhood Sponsorships to drive awareness, build a positive reputation, and keep their business top of mind. With these sponsorships they create and distribute automated ad placements that regularly post to the Newsfeed in targeted ZIP codes.
•Local Deals: Advertisers offering goods and services use Local Deals to target specific neighborhoods and drive sales. Designing specific timely discounts and promotions for specific neighborhoods engages and motivates their best customers, those nearby.

Ad Auction
Ads on the Nextdoor platform compete via an auction-based system. Our ad auction allows us to serve ads to neighbors when and where it matters most, while optimizing business outcomes for advertisers. Our auction system selects the best ad for each available ad impression, based on the likelihood of a desired action occurring and how much that action is worth to advertisers. The likelihood of the action occurring depends on a variety of factors, such as ad relevance and creative quality.
Measurement
Delivering and demonstrating value for our advertisers is a key objective for Nextdoor. We offer a variety of measurement solutions that are mapped to advertisers’ goals and objectives, and validate Nextdoor’s performance.
A Kind Platform
Nextdoor is a leading innovator in creating a kind platform that facilitates healthy neighborhood connections and conversations. We set clear guidelines and use a combination of people and technology to encourage the behaviors that support our purpose of cultivating a kinder world where everyone has a neighborhood they can rely on.
From day one, we’ve ensured that Nextdoor neighborhoods are made up of real people, nearby. We require all new neighbors to accept our Neighbor Pledge upon joining, in order to introduce our community guidelines and provide personal accountability for interactions on the platform. If these guidelines are violated, neighbors are able to report the inappropriate behavior or the person engaging in the said behavior.
We rely on a combination of technology and human review to effectively moderate the platform. We’ve always believed it’s important to incorporate local context into moderation decisions, which is why we’ve built our community volunteer programs to empower thoughtful neighborhood moderation. Review of potentially harmful content (e.g., misinformation, discrimination) and inappropriate neighbor behavior is always handled by Nextdoor staff to ensure consistency.
Volunteers on our Neighborhood Teams help make Nextdoor a welcoming platform for all neighbors. Volunteer moderators are active neighbors who have access to specialized tools, resources and training — including an online course designed to help recognize and address bias in online discourse — that they can utilize to promote compliance with our community guidelines. Additionally, our Welcome Team volunteers are alerted when a new neighbor joins, so they can reach out with a message of connection and belonging to establish rapport. Building community is at the core of Nextdoor.
Technology
Our investments in technology are focused on the following areas: Core Product Development, Business Solutions, and Cloud Infrastructure.
•Core product development. Our product organization focuses on creating and improving products for all our neighbors in the countries in which we operate around the world. Our platform powers hundreds of thousands of neighborhood networks and all the entities that form these neighborhoods across neighbors, businesses, and public agencies. Using machine-learning and proprietary technology, we enable locally relevant conversations, keeping neighbors informed and connected while nurturing civil and kind discussions with solutions like the Good Neighbor Pledge and the Kindness Reminder.
•Business solutions. Our proprietary Nextdoor Ad Manager (“NAM”) continues to be an area of expansion and powers a number of our advertising solutions. NAM is designed to be the heart of our ad tech stack, and to meet and exceed the demands of all of our customers, ranging from large brands to small business owners. Built with flexibility and modularity at its core, NAM consists of shared targeting, auctioning, machine learning, and delivery engines. NAM uses first-party data captured from the billions of daily actions on Nextdoor and combines it with proprietary neighborhood mapping data from our platform to create differentiated and hyperlocal audience targeting solutions. NAM also underpins NAC, which enables advertisers to quickly create ads, reach their most valuable audiences and optimize their campaigns in real time. Expansion of advertiser adoption of NAC will continue in 2022.
•Cloud infrastructure. We continually invest in the underlying technology platform that powers all of our products and services. From its inception, our infrastructure was built to be cloud-native, applying well-tested design patterns with distributed systems that are linearly scalable and highly flexible. We partner with Amazon Web Services (“AWS”) as our preferred cloud services provider to support our growing platform needs. We enable our engineering resources to focus on improving the products for our neighbors on Nextdoor.
•Development principles. Execution velocity and autonomy are critical pillars of our engineering culture. We employ agile development processes and techniques combined with continuous integration (“CI”) and continuous deployment (“CD”) to empower our teams to rapidly improve our products and the platforms that power them.
Leveraging data generated by usage of our products is a first principle in how we develop, test, and iterate to continually improve the user experience and inform our future product roadmap.
In addition, we build our products to be global-ready and mobile first, with the majority of our neighbors using our iOS and Android mobile apps to interact with our products.
Intellectual property
Our intellectual property and core technological innovations are integral components of our business. To establish and protect our intellectual property, proprietary rights and brand, we rely on a combination of federal, state, and common-law rights in the United States and the rights under the laws of other countries, patents, trademarks, copyrights, domain name, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure, and invention assignment agreements, and other contractual rights.
We own a trademark portfolio, including registered trademarks and applications in the United States and other countries, for the marks NEXTDOOR, , and . We have registered domain names that we use in or relate to our business, such as the <nextdoor.com> domain name and country code top level domain name equivalents. As of December 31, 2021, we had eight issued patents and three filed patent applications in the United States and certain other foreign countries. We cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Additionally, our current and future patents, trademarks, and other intellectual property or other proprietary rights may be contested, circumvented or found unenforceable or invalid. We may not be able to obtain or maintain sufficient protection for or successfully enforce our intellectual property. We license content, technology, and other intellectual property from our partners, and rely on our license agreements with those partners to use the intellectual property. Third parties may assert claims related to intellectual property rights against our partners or us.
For additional information, please see the section entitled “Risk Factors — Risks Related to Intellectual Property.”
Human Capital
Our Culture and Core Values
Community is at the heart of Nextdoor and our growing community of employees is our lifeblood. Our employees have a wide range of experiences and perspectives, which fuel our purpose to cultivate a kinder world where everyone has a neighborhood they can rely on.
Our company core values are:
•Earn trust everyday;

•Invest in community;
•Customer obsessed;
•Think big;
•Experiment and learn quickly; and
•Act like an owner.
We live these core values through our approach to our people practices, summarized below.
Employees
As of December 31, 2021, we had 602 full-time employees in the United States and in our international locations in Canada, the United Kingdom, the Netherlands, Ireland, France and Australia.
Diversity, Equity, Inclusion and Belonging
The principles of Diversity, Equity, Inclusion and Belonging (“DEIB”) are woven into the very fabric of our organization and guide how we recruit, retain, and develop our talent.
Our commitment to DEIB begins at the top and is underscored by the importance of making diverse perspectives a business imperative. This is reflected in the racially diverse and gendered-balanced leaders that make up our Board of Directors, management team, and employees, and who all share in our passion for contributing to and effecting change in communities globally.
We thrive on creating a dynamic, inclusive environment that aims to support and appreciate our employees as well as contribute to our award-winning company culture. We have ten active and engaged Employee Resource Groups that are aligned around dimensions of diversity, such as gender, ethnicity, sexual orientation or other shared attributes, which we believe help foster a sense of community, and a diverse and inclusive workplace.
We also offer training sessions to our employees to emphasize awareness in self, bias and privilege, and inclusion. Further, we focus our global recruitment efforts on ensuring that teams and hiring managers have the opportunity to consider qualified people from historically excluded groups for open roles. Moreover, we distribute a bi-annual employment engagement survey to measure our employees’ satisfaction at Nextdoor, including employees’ perspective on our current state of workplace inclusivity.
Learning, Development, and Engagement
We have a dedicated Talent Management and Development team that develops and delivers company-wide people programs and learning and development experiences to help our employees grow in their careers. The programs include performance feedback and promotion cycles and recognition through our “Nextdoor Values Awards”. Our learning and development experiences focus on onboarding new hires as well as offering workshops focused on skills development and compliance training. Additionally, we offer employees a development stipend that they can use towards their professional development (e.g., career coaches, books, classes, conferences, tuition, etc.).
We are committed to making Nextdoor the best place to work by engaging with, and listening to, our community of employees. We maintain ongoing connection with our team members through weekly all hands meetings, our speaker series, and bi-annual engagement surveys.
Compensation, Benefits and Perks
We provide employees with competitive compensation packages that include base salaries, sales commissions for certain employees, and equity awards. Additional benefits programs (which vary by country and region) include a 401(k) Plan with a company match, healthcare, vision, and dental insurance benefits, health savings and flexible spending accounts, flexible paid time off, parental leave, and other benefits tailored to the specific needs of our employees such as family forming, caregiving and mental health resources. We also support and encourage our employees to give back to our communities by giving each employee “Volunteer Time Off” to dedicate to the causes that matter most to them.
Competition
We compete in almost every aspect of our business with companies that provide a variety of internet products, services, content, and online advertising, including Meta (including Facebook and Instagram), Alphabet (including Google), Pinterest, Snap, and Twitter. In addition, aspects of our platform compete with other products and services, including home services, classifieds, real estate, recommendations and search engines. We compete with these companies to attract, engage, and retain users and to attract and retain advertisers. As we introduce new products, as our platform evolves, or as other companies introduce new products and services, we may become subject to additional competition in other countries.
While our industry is evolving rapidly and is becoming increasingly competitive, we believe that we compete effectively due to our singular focus on creating and strengthening our neighborhood networks, the size and engagement of our user base, our ability to provide neighbors with trusted information from a uniquely local perspective, our value proposition to advertisers including businesses and public agencies, and our powerful network effects.
Our strengths are real people, hyperlocal proximity, trusted information, local perspective and instant distribution, each of which reinforce each other to create a strong competitive moat.
For additional information, see the section entitled “Risk Factors — Our business is highly competitive. Competition presents an ongoing threat to the success of our business.”
Government regulation
We are subject to many U.S. federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy and data protection, intellectual property (including copyright and patent laws), content regulation, rights of publicity, advertising, marketing, health and safety, competition, protection of minors, consumer protection, taxation, anti-bribery, anti-money laundering and corruption, telecommunications, and securities. Our business may also be affected by the adoption of any new or existing laws or regulations or changes in laws or regulations that adversely affect the growth, popularity or use of the internet, or that significantly restrict or impose conditions on our ability to collect, store, augment, analyze, use and share data or increase consumer notice or consent requirements before a company can utilize cookies or other tracking technologies or that increase the liability of content platforms like us. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business.
We rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on our service, including the Digital Millennium Copyright Act (the “DMCA”), the Communications Decency Act (“CDA”) and the fair-use doctrine in the United States, and the Electronic Commerce Directive in the European Union. However, each of these statutes is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. In addition, various countries around the world have adopted and pending legislation, including the forthcoming Digital Services Act (the “DSA”) in the European Union, that may impose additional obligations or liability on us associated with content uploaded by users to our platform. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal and state legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.
We receive, process, store, use, and share data, some of which contains personal information. We are therefore subject to U.S. federal, state, local, and foreign laws and regulations regarding data privacy and the collection, storage, sharing, use, processing, disclosure and protection of personal information and other data from users, employees or business partners, including the General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”). Additionally, California recently enacted a new privacy law, the California Privacy Rights Act (“CPRA”), Virginia enacted the Virginia Consumer Data Protection Act (“VCDPA”), and Colorado enacted the Colorado Data Privacy Act (“CDPA”), which have similar requirements and obligations to the CCPA. There are also a number of legislative proposals recently enacted or pending before the U.S. Congress, various state legislatures and foreign governments concerning content regulation and data protection that could affect us, These and other laws and regulations that may be enacted, or new interpretation of existing laws and regulations, may require us to modify our data processing practices and policies and to incur substantial costs in order to comply.
The costs of complying with these laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are high and likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results. Further, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
We communicate with lawmakers and regulators in the countries and regions in which we do business. We have a dedicated policy team that monitors legal and regulatory developments and works with policymakers and regulators around the world to help ensure that our perspective is heard in matters of importance to us.
For additional information, see the section entitled “Risk Factors — Risks Related to Legal and Regulatory Matters.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” or in other parts of this prospectus.
Overview
At Nextdoor, our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Nextdoor is the neighborhood network that connects neighborhood stakeholders, including neighbors, businesses, and public services, online and in real life to build stronger, more vibrant, and resilient neighborhoods. As of December 31, 2021, Nextdoor was in more than 285,000 neighborhoods around the world and in nearly 1 in 3 households in the United States, and during the fourth quarter of 2021, we reached 69 million global Verified Neighbors. Neighbors and organizations, which include small and mid-sized businesses, large brands, public agencies, and nonprofits, around the world turn to Nextdoor to receive trusted information, give and get help, and build real-world connections with neighborhood stakeholders.
Key business metrics for the three months ended December 31, 2021 are as follows:
•Weekly active users (“WAUs”) were 35.9 million, an increase of 32% compared to the three months ended December 31, 2020.
•Average revenue per weekly active user (“ARPU”) was $1.65, an increase of 12% compared to the three months ended December 31, 2020.
Financial Results as of and for the year ended December 31, 2021 are as follows:
•Revenue was $192.2 million, an increase of 56% compared to 2020.
•Total costs and expenses were $287.0 million, an increase of 44% compared to 2020.
•Net loss increased 27% to $(95.3) million in 2021, compared to $(75.2) million in 2020.
•Adjusted EBITDA loss decreased 13% to $(43.7) million in 2021, compared to $(50.2) million in 2020.
•Cash, cash equivalents, and marketable securities were $715.8 million.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” below for more information and for a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), to Adjusted EBITDA.
Recent Developments
Closing of Transactions
On November 5, 2021, we consummated the Business Combination and the PIPE Investment (as described in the consolidated financial statements included elsewhere in this prospectus) (collectively, the “Reverse Recapitalization”). Reported results from operations included herein prior to the Reverse Recapitalization are those of Legacy Nextdoor. Each share of Legacy Nextdoor common stock that was issued and outstanding immediately prior to the Closing Date, after giving effect to the conversion of all issued and outstanding shares of Legacy Nextdoor preferred stock to Legacy Nextdoor common stock, was canceled and converted into a number of shares of

Nextdoor Class B common stock equal to the Exchange Ratio multiplied by the number of shares of Legacy Nextdoor common stock.
The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSB was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of Nextdoor represent the continuation of the financial statements of Legacy Nextdoor, with the Merger reflected as the equivalent of Nextdoor issuing common stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy Nextdoor and Legacy Nextdoor’s operations are the only ongoing operations of Nextdoor.
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions:
Weekly Active Users (WAUs)
We define a Weekly Active User (“WAU”) as a Nextdoor user who opens our application, logs on to our website, or engages with an email with monetizable content at least once during a defined 7-day period2. We calculate average WAUs for a particular period by calculating the count of unique users, on a rolling basis for the past seven days, for each day of that period, and dividing that sum by the number of days in that period. We assess the health of our business by measuring WAUs because we believe that weekly usage best captures the cadence at which we expect a healthy user base to engage with, and derive the most utility from our platform, and by extension their neighborhood. We also present WAUs by geography because we are more advanced in engagement and monetization in the United States than internationally.
In September 2021, Apple released changes to the Apple email client available on its operating systems, including iOS 15 and iPadOS 15, which limit our ability to measure user engagement with emails containing monetizable content for users that use the Apple email client. The introduction of these changes impacts our ability to accurately calculate a portion of WAUs for periods following the adoption of the updated operating systems. Following this introduction, we use estimates for these user engagement numbers based on historical data sets, as well as data from users who engage with Nextdoor’s monetizable content on email clients other than Apple email.
Our WAU for the three months ended December 31, 2021 and 2020 was 35.9 million and 27.1 million, respectively. In 2021, engagement as measured by WAUs has grown steadily as users have returned to our platform for the utility that it offers them. As illustrated below, our international WAUs have grown at a faster rate than our U.S. WAUs, and we expect this international growth to continue to outpace U.S. growth in the near term.
2 Emails with monetizable content are emails with a primary purpose to regularly inform users about topics that are relevant to them, and are therefore appropriate for delivering ads to users. These emails comprise almost all of the emails that we send our users and include, but are not limited to, new, trending and top posts, weekly and anytime digests, welcome emails and urgent and emergency alerts. We earn revenue from delivery of ad impressions in emails with monetizable content on either a cost per thousand (“CPM”) basis or on a cost per click (“CPC”) basis or, with respect to neighborhood sponsorships and local deals, on a fixed-fee basis. While we have the ability to serve ads in all emails with monetizable content, we currently only do so on a portion of the total.

Quarterly Average Weekly Active Users
(in millions)

Global
40.0
30.0
20.0
10.0
0.0
22.2
24.6
27.8
27.2
27.1
27.6
29.2
32.8
35.9
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21

Average Revenue per Weekly Active User (ARPU)
We generate revenue primarily from advertising. We measure monetization of our platform through our ARPU metric. We define ARPU as our total revenue in that geography during a period divided by the average of the number of WAUs in that geography during the same period. We present ARPU on a U.S. and international basis because we are more advanced in our monetization in the United States than internationally.

U.S. ARPU is higher primarily due to our decision to focus our earliest monetization efforts there, the size and maturity of our audience in the United States, as well the size of the U.S. advertising market. For purposes of calculating ARPU, revenue by user geography is apportioned to each region based on a determination of the location of the account where the revenue-generating activities occur. Our ARPU for the years ended December 31, 2021 and 2020 was $6.13 and $4.62, respectively. Our ARPU reflects the seasonality of our advertising revenue, with the fourth quarter typically being the strongest quarter of each year.
Quarterly ARPU

Global
$2.00
$1.50
$1.00
$0.50
$—
$1.16
$0.96
$0.99
$1.17
$1.48
$1.25
$1.57
$1.61
$1.65
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21

Factors Affecting Our Performance
Growth in and Engagement of Users. We measure growth in, and engagement of, users by tracking WAUs. As the size and engagement of our user base grows, we believe the potential to increase our revenue grows.
We may face challenges increasing the size and engagement of our user base due to a number of factors including competition, challenges in acquiring and engaging users, or changes in regulations.
Growth in Monetization. Monetization trends, which are reflected in our ARPU, are a key factor that affects our revenue and financial results. To increase monetization, we are focused on serving more national brands by building out our salesforce, and enhancing our self-serve tools for customers of all sizes. We are also focused on increasing our user base and engagement in the United States and internationally, which will increase the opportunities for businesses to advertise on Nextdoor.
There are many variables that impact ARPU, including the number of ad impressions shown on our platform and the price per ad, which depends on a number of factors including the engagement of our user base, the number and diversity of our customers, seasonality of advertising spend, our customers’ advertising objectives, advertising performance, the effectiveness of our advertising products, our ability to measure that effectiveness for our customer, and the effect of geographic differences on each of these factors.
Due to our decision to focus our earliest monetization efforts in the United States, we have less experience monetizing international markets and therefore may experience challenges scaling and monetizing these markets. The international advertising market is also less mature than the U.S. digital advertising market.
Investment for Growth. We intend to continue to invest in technology that we believe will enhance user and customer experiences. We also intend to continue to invest heavily in our advertising products, including our self-serve advertising platform and first-party and third-party ad measurement tools, as well as our sales team. Our ability to grow our user base, attract new advertisers, increase our revenue, and expand our total addressable market will depend, in part, on our ability to continue innovating.
International Expansion. Our early proof points from launches in certain countries outside of the United States show user engagement across international markets on par with the U.S. market. We believe that increased international monetization presents an important opportunity for growth, and we are working on localizing our product and expanding our operations to better serve our international user and customer base. We are still in the early stages of global expansion and will continue to evaluate expansion opportunities in our current international markets, and also in additional geographies. Over time, we believe that international WAUs can grow rapidly. We also believe that we can increase the monetization of users in international markets and that we can increase long-term ARPU for international WAUs from current levels. While we expect to grow ARPU for international WAUs, we still expect this to be lower than ARPU for U.S. WAUs. We expect that our international expansion will require significant investment. Although our investments in international expansion may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth. If our near-term investments do not lead to increased international WAUs and ARPU and expected revenue growth over time, we may not achieve or, if achieved, maintain profitability and our growth rates may slow or decline.
Seasonality. Industry advertising spend tends to be strongest in the fourth quarter, and we observe a similar pattern in our historical revenue. Our significant growth has partially masked these trends in historical periods.
Components of Results of Operations
Revenue
We generate substantially all of our revenue from the delivery of advertisements on our platform which includes the delivery of advertising impressions sold on a CPM and CPC basis, as well as neighborhood sponsorships and local deals which are sold on a fixed-fee basis. The majority of our revenue is generated in the United States.

Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of our revenue generating activities, including the third-party cost of hosting our platform and allocated personnel-related costs, which include salaries, benefits, and stock-based compensation for employees engaged in development of our revenue generating products. Cost of revenue also includes third-party costs associated with delivering and supporting our advertising products and credit card transaction fees related to processing customer transactions.
We expect cost of revenue will increase on an absolute dollar basis as neighbor activity on our platform increases. While we expect to realize scale benefits over time, our cost of revenue as a percentage of revenue may vary from period-to-period and is expected to increase modestly over the near and medium term as we invest in new products and features to further increase platform engagement.
Research and Development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for our employees engaged in research and development, as well as costs for consultants, contractors and third-party software. In addition, allocated overhead costs, such as facilities, information technology, and depreciation are included in research and development expenses.
We expect research and development expenses will increase on an absolute dollar basis due to investments that we are making in our platform. We expect that research and development expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
Sales and Marketing
Sales and marketing expenses consist of personnel-related and other costs which include salaries, commissions, benefits, and stock-based compensation for employees engaged in sales and marketing activities as well as other costs including third-party consulting, public relations, allocated overhead costs, and amortization of acquired intangible assets. Sales and marketing expenses also include brand and performance marketing for both user and small and mid-sized customer acquisition, and neighbor services, which includes personnel-related costs for our neighbor support team, our outsourced neighbor support function, and verification costs.
Performance marketing costs related to user acquisition largely consist of the distribution of mailed invitations and, to a lesser extent, digital advertising. Performance marketing costs related to small and mid-sized customer acquisition largely consists of digital advertising and, to a lesser extent, direct mail campaigns. Fluctuations in our performance marketing expenses are driven by a variety of factors, including but not limited to: our target geographies, whether we are acquiring users or businesses, assessment of return on investment of marketing spend, strategic priorities, and seasonal factors.
We expect sales and marketing expenses will increase on an absolute dollar basis due to continued investment in sales activities, increased investment in marketing to acquire users, small and mid-sized customers, and further investment in international expansion. We expect sales and marketing expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for certain executives, finance, legal, information technology, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services, and allocated overhead costs.
We expect general and administrative expenses will increase on an absolute dollar basis for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, investor relations, and other costs as a result of operating as a public company. We expect general and administrative expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.

Interest Income
Interest income consists of interest earned on our cash, cash equivalents, and marketable securities.
Other Income (Expense), Net
Other income (expense), net consists primarily of unrealized gains and losses from the re-measurement of monetary assets and liabilities denominated in non-functional currencies, and foreign currency transaction gains and losses.
Provision for Income Taxes
The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets as we have concluded that it is more likely than not that the deferred tax assets will not be realized.
Results of Operations
The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods presented.

	Years Ended December 31,
(in thousands)	2021	2020
Revenue	$192,197	$123,284
Costs and expenses(1):
Cost of revenue	28,813	21,586
Research and development	97,096	69,231
Sales and marketing	106,430	80,325
General and administrative	54,664	28,793
Total costs and expenses	287,003	199,935
Loss from operations	(94,806)	(76,651)
Interest income	177	727
Other income (expense), net	(539)	817
Loss before income taxes	(95,168)	(75,107)
Provision for income taxes	157	127
Net loss	$(95,325)	$(75,234)
__________________
(1)Includes stock-based compensation expense as follows:

	Years Ended December 31,
(in thousands)	2021	2020
Cost of revenue	$1,466	$905
Research and development	20,690	10,235
Sales and marketing	6,388	3,403
General and administrative	18,970	8,065
Total	$47,514	$22,608

The following table sets forth the components of our consolidated statements of operations as a percentage of revenue for each of the periods presented:

	Years Ended December 31,
(as a percentage of total revenue)	2021	2020
Revenue	100%	100%
Costs and expenses:
Cost of revenue	15	18
Research and development	51	56
Sales and marketing	55	65
General and administrative	28	23
Total costs and expenses	149	162
Loss from operations	(49)	(62)
Interest income	—	1
Other income (expense), net	—	1
Loss before income taxes	(50)	(61)
Provision for income taxes	—	—
Net loss	(50)%	(61)%
__________________
Note: Certain figures may not sum due to rounding.
Comparison of the Years Ended December 31, 2021 and 2020
Revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
Revenue	$192,197	$123,284	$68,913	56%
Revenue increased by $68.9 million, or 56%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 32% increase in Q4 WAUs. ARPU increased 33% primarily due to a 40% increase in the number of impressions delivered, which outpaced WAU growth during the period, and a 7% increase in the price per delivered impression.
Cost of revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
Cost of revenue	$28,813	$21,586	$7,227	33%
Cost of revenue increased by $7.2 million, or 33%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to $4.0 million higher third-party hosting costs due to increased user growth and engagement, a $1.4 million increase in third-party costs associated with delivering and supporting our advertising products, and a $1.1 million increase in allocated personnel-related costs.
Research and development

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
Research and development	$97,096	$69,231	$27,865	40%

Research and development expenses increased by $27.9 million, or 40%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to a $21.9 million increase in personnel-related costs primarily driven by an increase in headcount, a $2.9 million increase in third-party software costs, and a $1.7 million increase in allocated overhead costs reflecting an increase in headcount.
Sales and marketing

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
Personnel-related and other	$56,950	$45,622	$11,328	25%
Brand and performance marketing	37,534	23,666	13,868	59%
Neighbor services	11,946	11,037	909	8%
Total sales and marketing	$106,430	$80,325	$26,105	32%
Sales and marketing expenses increased by $26.1 million, or 32%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to an $11.3 million increase in personnel-related and other costs, which was primarily driven by growth in our sales team who supports large brands, a $9.9 million increase in performance marketing costs to attract small and mid-sized customers, a $4.0 million increase in performance marketing costs for user acquisition, and an increase of $0.9 million in neighbor services costs due to the growth of our user base and the corresponding neighbor support and verification costs.
General and administrative

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
General and administrative	$54,664	$28,793	$25,871	90%
General and administrative expenses increased by $25.9 million, or 90%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to a $14.9 million increase in personnel-related costs which was driven by an increase in headcount and also includes a one-time stock-based compensation expense of $8.5 million related to a stock option grant with a performance-based vesting condition that was satisfied upon the closing of the Merger. General and administrative expenses also experienced a $6.5 million increase in fees for professional services primarily due to costs related to preparations for and operating as a public company.
Interest income

	Years Ended December 31,		Change
(in thousands, except percentages)	2021	2020	$	%
Interest income	$177	$727	$(550)	(76)%
Interest income decreased by $0.6 million, or 76%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily due to a decline in effective market yields on our marketable securities.
Other income (expense), net

	Years Ended December 31,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2021	2020	$	%
Other income (expense), net	$(539)	$817	$(1,356)	NM

Other income (expense), net decreased by $1.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily due to the periodic re-measurement of monetary assets and liabilities denominated in non-functional currencies.
Provision for income taxes

	Years Ended December 31,		Change
(in thousands)	2021	2020	$	%
Provision for income taxes	$157	$127	$30	24%
Provision for income taxes increased by $0.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to state income tax expenses.
Liquidity and Capital Resources
Since inception, we have generated negative cash flows from operations and have primarily financed our operations from net proceeds received from the sale of equity securities and payments received from our customers. As of December 31, 2021, we had raised an aggregate of $470.9 million, net of issuance costs, through the sales of redeemable convertible preferred stock and issuance of restricted stock. We currently have no debt outstanding. On November 5, 2021, we consummated the Reverse Recapitalization and received net cash proceeds of $628.5 million, prior to the payment of transaction costs of $5.4 million.
We have generated losses from our operations, as reflected in our accumulated deficit of $480.3 million as of December 31, 2021. We incurred operating losses and cash outflows from operations by supporting the growth of our business. We expect these losses and operating cash outflows to continue for the foreseeable future. We also expect to incur significant research and development, sales and marketing, and general and administrative expenses over the next several years in connection with the continued development and expansion of our business.
As of December 31, 2021, we had $715.8 million in cash, cash equivalents, and marketable securities. We anticipate satisfying our short term cash requirements, including meeting our working capital and capital expenditure requirements, with our existing cash, cash equivalents, and marketable securities. In the long term, we may satisfy our cash requirements with cash, cash equivalents, and marketable securities on hand or with proceeds from a future equity or debt financing. Our ability to support our requirements and plans for cash, including working capital and capital expenditure requirements, will depend on many factors, including the rate of our revenue growth, the timing and extent of spending on research and development efforts and other business initiatives, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and features, and the continuing market adoption of our platform, and our ability to obtain equity or debt financing. Our principal commitments were as follows as of December 31, 2021:

	Payments Due By Period
(in thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease commitments(1)	$81,029	$10,045	$21,004	$22,283	$27,697
Non-cancellable purchase commitments(2)	51,923	18,978	32,945	—	—
Total contractual obligations and commitments	$132,952	$29,023	$53,949	$22,283	$27,697
__________________
(1)The contractual commitment amounts under operating leases in the table above are primarily related to corporate office facility leases.
(2)As of December 31, 2021, our non-cancellable purchase commitments primarily related to third-party hosting costs. These purchase commitments were not recorded as liabilities on the consolidated balance sheet as of December 31, 2021, as we had not yet received the related services.
To the extent existing cash, cash equivalents, and marketable securities are insufficient to fund our working capital and capital expenditure requirements, or should we require additional cash for other purposes, we may attempt to raise additional capital through the sale of equity or debt securities. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Class A and Class B common stock, and our stockholders may experience dilution. Any future indebtedness we incur may result in terms that could also be unfavorable to our equity investors. There can be no assurances that we will be able to raise additional capital on terms we deem acceptable, or at all. The inability to raise additional capital as and when required would have an adverse effect, which could be material, on our results of operations, financial condition, and ability to achieve our business objectives.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any commitments or obligations, including contingent obligations, arising from arrangements with unconsolidated entities or persons that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, cash requirements, or capital resources.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(51,268)	$(41,604)
Net cash provided by (used in) investing activities	$(149,522)	$36,792
Net cash provided by financing activities	$637,576	$6,367
Operating activities
Cash used in operating activities during the year ended December 31, 2021 was $51.3 million which resulted from a net loss of $(95.3) million, adjusted for non-cash charges of $52.0 million and net cash outflows of $7.9 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $47.5 million of stock-based compensation expense and $4.2 million of depreciation and amortization expense. The net cash outflows from changes in operating assets and liabilities were primarily due to an $8.2 million increase in accounts receivable, a $4.1 million increase in prepaid expenses and other current assets, and a $5.8 million decrease in operating lease liabilities due to lease payments. These amounts were partially offset by a $6.6 million decrease in operating lease right-of-use assets due to normal amortization and a $2.8 million increase in accounts payable.
Cash used in operating activities during the year ended December 31, 2020 was $41.6 million which resulted from a net loss of $(75.2) million, adjusted for non-cash charges of $26.2 million and net cash inflows of $7.4 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $22.6 million of stock-based compensation expense and $3.1 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $7.7 million increase in accrued expenses and other current liabilities, a $5.2 million decrease in operating lease right-of-use assets due to normal amortization, and a $2.5 million decrease in prepaid expenses and other current assets. These amounts were partially offset by a $4.5 million decrease in operating lease liabilities due to lease payments and a $3.2 million increase in accounts receivable.
Investing activities
Cash used in investing activities for the year ended December 31, 2021 was $149.5 million, which consisted of purchases of marketable securities of $199.8 million and the purchase of property and equipment of $8.8 million. This was offset by proceeds from maturities of marketable securities of $56.7 million and proceeds from sales of marketable securities of $2.4 million.
Cash provided by investing activities for the year ended December 31, 2020 was $36.8 million, which consisted of proceeds from sales of marketable securities of $21.8 million and maturities of marketable securities of $97.6 million. This was offset by the purchases of marketable securities of $77.6 million and the purchase of property and equipment of $5.0 million related to our new San Francisco headquarters.

Financing activities
Cash provided by financing activities for the year ended December 31, 2021 was $637.6 million, which included $628.5 million in proceeds from the Reverse Recapitalization and $15.3 million of proceeds from the exercise of stock options, net of repurchases. This was partially offset by the payment of deferred transaction costs of $5.4 million.
Cash provided by financing activities for the year ended December 31, 2020 was $6.4 million, which reflected proceeds from the exercise of stock options, net of repurchases.
Non-GAAP Financial Measure
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents our net loss adjusted for depreciation and amortization, stock-based compensation, net interest income, provision for income taxes, and acquisition-related costs.
We use Adjusted EBITDA in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our Board of Directors concerning our financial performance. We believe Adjusted EBITDA is also helpful to investors, analysts, and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted EBITDA has limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Adjusted EBITDA is not presented in accordance with GAAP and the use of this term varies from others in our industry.
The following is a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA:

	Years Ended December 31,
(in thousands)	2021	2020
Net loss	$(95,325)	$(75,234)
Depreciation and amortization	4,172	3,058
Stock-based compensation	47,514	22,608
Interest income	(177)	(727)
Provision for income taxes	157	127
Adjusted EBITDA	$(43,659)	$(50,168)
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with GAAP. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition
We generate a majority of our revenue from the delivery of advertising services.
We determine revenue recognition through the following steps:
1)Identification of the contract, or contracts, with a customer;
2)Identification of the performance obligations in the contract;
3)Determination of the transaction price;
4)Allocation of the transaction price to the performance obligations in the contract; and
5)Recognition of revenue when, or as, we satisfy a performance obligation.
We recognize advertising revenue after satisfying our contractual performance obligation, which, for the majority of our advertising arrangements, is when an advertising impression is displayed to users. None of our arrangements contain minimum impression guarantees. We typically bill advertisers on a monthly basis and our payment terms vary by customer type and location. We have other advertising arrangements for the sale of neighborhood sponsorship and local deals which are typically fixed-fee arrangements and revenue is recognized on a straight-line basis over the non-cancellable contractual term of the agreement, generally beginning on the date our service is made available to the customer.
Deferred Revenue
In certain advertising arrangements we require payment upfront from our customers. We record deferred revenue when we collect cash from customers in advance of revenue recognition.
Leases
At the inception of our contracts we determine if the contract is or contains a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Operating leases consist of real estate leases and are included in operating lease right-of-use assets and operating lease liabilities on our consolidated balance sheets at commencement date based on the present value of remaining fixed lease payments.
When the discount rate implicit in the lease cannot be readily determined, we use the applicable incremental borrowing rate at lease commencement in order to discount lease payments to present value for purposes of performing lease classification tests and measuring the lease liability. The incremental borrowing rate is a hypothetical rate based on the rate of interest we would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment.
Stock-based compensation
Stock-based compensation expense for stock-based awards is measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations on a straight-line basis over the requisite service period of the awards. The grant date fair value of stock options granted is estimated using the Black-Scholes option pricing model. Forfeitures are accounted for as they occur. Historically, our stock option awards and restricted stock permitted early exercise. The unvested portion of shares exercised is recorded as a liability on our consolidated balance sheets and reclassified into stockholders’ equity (deficit) as vesting occurs.
The Black-Scholes option-pricing model requires the use of highly subjective assumptions. These assumptions are estimated as follows:
•Fair Value of the Underlying Common Stock—Prior to the Reverse Recapitalization, the Board of Directors considered numerous objective and subjective factors to determine the fair value of our common stock. After the Reverse Recapitalization, the fair value of the underlying common stock is determined by the closing price, on the date of grant, of our Class A common stock, which is traded on the New York Stock Exchange.
•Expected Volatility—Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our stock options at their grant date by taking the weighted average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options;
•Expected Term—We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior;
•Risk Free Interest Rate—We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term; and
•Dividend Yield—We utilize a dividend yield of zero, as we do not currently issue dividends and do not expect to in the future.
Income Taxes
We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our uncertain tax positions. We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. We make an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
JOBS Act Accounting Election
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for complying with new or revised accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided for in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2021 and 2020.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (c) disclose certain executive compensation-related items such as the comparison of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of the IPO, (b) the last date of the fiscal year in which our total annual gross revenue is at least $1.1 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recently Issued Accounting Pronouncements
Refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.

MANAGEMENT
Executive Officers and Directors
The following table lists the names, ages as of December 31, 2021, and positions of our directors and executive officers:

Name	Age	Position
Executive Officers:
Sarah Friar	49	Chief Executive Officer, President and Chairperson of the Board
Michael Doyle	51	Chief Financial Officer and Treasurer
Heidi Andersen	43	Head of Revenue
John Orta	54	Head of Legal and Corporate & Business Development and Secretary
Non-Employee Directors:
John Hope Bryant(1)	56	Director
J. William Gurley(3)	55	Director
Leslie Kilgore(2)	56	Director
Mary Meeker(2)	62	Director
Jason Pressman(3)	48	Director
David Sze(2)	56	Director
Nirav Tolia	50	Director
Chris Varelas(1)(3)	58	Lead Independent Director
Andrea Wishom(2)	52	Director
__________________
(1)Member of the nominating, corporate governance and corporate responsibility committee.
(2)Member of the compensation and people development committee.
(3)Member of the audit and risk committee.
Executive Officers
Sarah Friar has served as our Chief Executive Officer and President and as Chairperson of the Board of Directors since November 2021. Prior to the Business Combination, Ms. Friar served as Nextdoor’s Chief Executive Officer and President and as a member of Nextdoor’s board of directors from December 2018 until November 2021. Prior to joining Nextdoor, Ms. Friar served as the Chief Financial Officer at Square, Inc., a financial technology company, from July 2012 to December 2018, Senior Vice President of Finance & Strategy at salesforce.com, inc., a customer relationship management technology company, from April 2011 to July 2012 and Lead Software Analyst and Business Unit Leader at Goldman Sachs, a multinational investment bank, from 2000 to April 2011. She currently serves on the board of directors for Slack Technologies, Inc., Walmart Inc., Dragoneer Growth Opportunities Corp., Dragoneer Growth Opportunities Corp. II, and Dragoneer Growth Opportunities Corp. III. Ms. Friar previously served on the board of directors to New Relic, Inc. Ms. Friar holds a M.Eng. from the University of Oxford and an M.B.A. from Stanford University Graduate School of Business. We believe that Ms. Friar is qualified to serve on the Board based on the important perspective she brings as our Chief Executive Officer, in addition to her significant industry experience.
Michael Doyle has served as our Chief Financial Officer and Treasurer since November 2021. Prior to the Business Combination, Mr. Doyle served as Nextdoor’s Chief Financial Officer from August 2018 until November 2021. Before joining Nextdoor, Mr. Doyle served as Chief Financial Officer at Despegar.com, Corp., a Latin American travel agency, from June 2013 to August 2018. He was also Chief Financial Officer at eLong, Inc., a Chinese online travel agency, the Asia Pacific region of Expedia Group, Inc., an online travel agency, and Teledesic, LLC, a commercial broadband satellite internet company. Mr. Doyle earned a B.B.A. in Finance and Real Estate from Southern Methodist University and an M.B.A. from Harvard Business School.

Heidi Andersen has served as our Head of Revenue since November 2021. Prior to the Business Combination, Ms. Andersen served as Nextdoor’s Head of Revenue from July 2020 until November 2021. Prior to joining Nextdoor, Ms. Andersen served in several roles of progressively increasing responsibility at LinkedIn, Inc., a business and employment-oriented social media company which was acquired by Microsoft Corporation in December 2016, including as a Vice President of Global Sales from January 2018 to July 2020; Senior Director, Global Sales, LinkedIn Marketing Solutions from December 2015 to July 2020; Senior Director, NA Sales, LinkedIn Marketing Solutions from December 2014 to December 2015; Director, Emerging and Core Marketing Solutions from December 2013 to December 2014; and Director, Mid-Market Marketing Solutions from August 2011 to December 2013. Ms. Andersen earned her B.A. in Marketing and M.A. in International Business from the University of Southern Denmark.
John Orta has served as Head of Legal and Corporate & Business Development and Secretary since November 2021. Prior to the Business Combination, Mr. Orta served as Nextdoor’s Head of Legal and Corporate & Business Development from August 2018 until November 2021. Before joining Nextdoor, Mr. Orta was General Counsel at Metromile, Inc., a technology-based insurance company, from January 2016 to August 2018, and Senior Vice President & General Counsel at OpenTable, Inc., an online restaurant reservation company, from December 2006 to October 2015. Mr. Orta earned a B.A. in Business, Economics from University of California, Santa Barbara, an M.B.A. from University of California, Berkeley, Haas School of Business, and a J.D. from University of San Francisco School of Law.
Non-Employee Directors
John Hope Bryant has served on our Board of Directors since November 2021. Mr. Bryant has served as the Founder, Chairman, and Chief Executive Officer of Operation HOPE Inc, a nonprofit financial services network for the underserved, since May 1992. Mr. Bryant has also served as the Chairman and Chief Executive Officer of Bryant Group Ventures, Inc., a private holding group, since 1991, and the Founder and Principal of the Promise Homes Company, a single-family residential rental property management company, since June 2017. He previously served on the board of directors for Ares Commercial Real Estate Corporation. Mr. Bryant was a participant at the Global Public Policy & Leadership Program at the Harvard University John F. Kennedy School of Government and attended Hollywood Professional School. We believe that Mr. Bryant is qualified to serve on the Board because of his experience as an entrepreneur and his valuable combination of leadership and practical knowledge.
J. William Gurley has served on our Board of Directors since November 2021. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley currently serves on the board of directors of Stitch Fix, Inc. Mr. Gurley previously served on the board of directors of Zillow Group, Inc., GrubHub, Inc., OpenTable, Inc., and Ubiquiti Networks, Inc. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of the Board due to his extensive experience with technology companies, including his experience as a member of the board of directors of public technology companies and as a venture capitalist investing in technology companies.
Leslie Kilgore has served on our Board of Directors since November 2021. Ms. Kilgore served as the Chief Marketing Officer for Netflix, Inc., an online streaming service, from 2000 to 2012, and previously served as Director of Marketing for Amazon, a technology company, from 1999 to 2000. Ms. Kilgore currently serves on the board of directors of Netflix, Inc., Pinterest, Inc., and Medallia, Inc. She previously served on the board of directors of LinkedIn. Ms. Kilgore holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and a M.B.A. from Stanford University Graduate School of Business. We believe that Ms. Kilgore is qualified to serve on the Board because of her experience as a marketing executive with internet retailers and her strategic and operational expertise.
Mary Meeker has served on our Board of Directors since November 2021. Ms. Meeker has been a general partner at BOND, a global technology investment firm, since January 2019. Prior to co-founding BOND, she was a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, from December 2010 to December 2018. From

1991 to 2010, Ms. Meeker worked as a managing director at Morgan Stanley, an investment bank. Ms. Meeker serves on the board of directors of Square, Inc. She previously served on the boards of directors of Lending Club Corporation and DocuSign, Inc. Ms. Meeker earned a B.A. in psychology from DePauw University and an M.B.A. from the Johnson Graduate School of Management at Cornell University. We believe that Ms. Meeker is qualified to serve on the Board because of her extensive experience as an investor in technology companies and also as a research analyst covering technology companies.
Jason Pressman has served on our Board of Directors since November 2021. Mr. Pressman has been a managing director at Shasta Ventures, a venture capital firm, since 2005. Previously, Mr. Pressman was Vice President of Strategy and Operations at Walmart.com, an e-commerce company and subsidiary of Walmart Inc., from 2000 to 2004. Mr. Pressman currently serves on the board of directors for Zuora, Inc. He also serves on the boards of directors of a number of private companies, particularly in the software-as-a-service (SAAS) and online service industries. He holds a B.S. in Finance from the University of Maryland, College Park and a M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Pressman is qualified to serve on the Board because of his operations and strategy experience gained from the retail industry and his corporate finance experience gained in the venture capital industry, garnered through his service on the boards of directors of various technology companies.
David Sze has served on our Board of Directors since November 2021. Mr. Sze has served as a general partner at Greylock Partners, a venture capital firm, which he joined in 2000, where he primarily oversees investments in entrepreneurial and consumer technology companies. Previously, he was the Senior Vice President of Product Strategy at Excite and Excite@Home, a web portal for content. He previously served on the boards of directors of LinkedIn and Pandora Media, Inc. Additionally, he is a member of the Board of Trustees at Yale University and Rockefeller University. Mr. Sze also serves on the boards of directors for several private companies in the consumer technology sector. He holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Sze is qualified to serve on the Board because of his extensive background investing and advising consumer-facing internet and technology companies.
Nirav Tolia has served on our Board of Directors since November 2021. Mr. Tolia is a co-founder of Nextdoor and previously served as its Chief Executive Officer from September 2010 to December 2018. Since December 2019, Mr. Tolia has been primarily engaged as an advisor to and investor in early-stage internet companies. Before his tenure at Nextdoor, Mr. Tolia was an Entrepreneur in Residence at Benchmark Capital, a private equity firm, Chief Operating Officer of Shopping.com, an online shopping website, and Chief Executive Officer and co-founder of Epinions.com Corporation, a consumer review website company. Mr. Tolia currently is an advisor and investor to early stage internet companies. He earned a B.A. in English from Stanford University. We believe that Mr. Tolia is qualified to serve on the Board based on the historical knowledge and experience he brings as Nextdoor’s co-founder and former Chief Executive Officer, along with his extensive experience creating and leading pioneering consumer internet companies.
Christopher Varelas has served on our Board of Directors since November 2021. Mr. Varelas has served as co-founder and managing partner of Riverwood Capital, a private equity firm, since January 2008. Prior to founding Riverwood Capital, he was a managing director at Citigroup Global Markets, Inc., an investment bank, where he also served as Global Head of Technology, Media & Telecom Investment Banking. Mr. Varelas serves on the boards of directors of FIGS, Inc, as well as a number of private companies in the high technology industry, such as Elemental Cognition and MotionPoint. He also serves on the advisory boards for Streamlined Ventures, Global Ventures and the RAND Corporation’s Center for Global Risk and Security. Mr. Varelas earned a B.A. in Economics and Philosophy from Occidental College and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Varelas is qualified to serve on the Board because of his extensive business and financial experience in the technology sector.
Andrea Wishom has served on our Board of Directors since November 2021. Ms. Wishom serves as the President of Skywalker Holdings, LLC, a holding company providing consumer products, and before that as Chief Operations Officer since 2015. Before joining Skywalker, Ms. Wishom spent over 20 years at Harpo Productions, an American multimedia production company. At Harpo Productions she held various production, programming, development and executive roles for The Oprah Winfrey Show, Harpo Studios and OWN: The Oprah Winfrey

Network and most recently as the Executive Vice President. Ms. Wishom currently serves on the board of directors of Pinterest. She earned a B.A. in English from the University of California, Berkeley. We believe that Ms. Wishom is qualified to serve on the Board because of her management experience and extensive experience in the online media and retail industries.
Election of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, the Board.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Composition
Our business and affairs are organized under the direction of the Board. The Board currently consists of ten members. Sarah Friar serves as Chairperson of the Board. Christopher Varelas serves as lead independent director. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to management. The Board meets on a regular basis and additionally as required.
Classified Board of Directors
In accordance with the terms of the Certificate of Incorporation, the Board is divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•the Class I directors are J. William Gurley, Jason Pressman and Nirav Tolia, and their terms will expire at the first annual meeting of stockholders to be held in 2022;
•the Class II directors are Sarah Friar, Leslie Kilgore and David Sze, and their terms will expire at the second annual meeting of stockholders to be held in 2023; and
•the Class III directors are John Hope Bryant, Mary Meeker, Chris Varelas and Andrea Wishom, and their terms will expire at the third annual meeting of stockholders to be held in 2024.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board. In addition, the number of directors constituting the Board may be set only by resolution adopted by a majority vote of the entire Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control of our company.
Director Independence
The Board has determined that each of the directors except for Ms. Friar qualifies as independent directors under the rules of the NYSE, and SEC rules and regulations. Ms. Friar was determined to not be independent because she serves as our Chief Executive Officer and President. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, corporate governance and corporate responsibility committees be independent. Under the rules of Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”
Audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation and people development committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation and people development committee member.
Committees of the Board
The Board has three standing committees — an audit and risk committee, a compensation and people development committee, and a nominating, corporate governance, and corporate responsibility committee. Copies of the charters for each committee are available on our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing.
Audit and Risk Committee
Our audit and risk committee (“audit and risk committee”) consists of J. William Gurley, Jason Pressman and Chris Varelas, with J. William Gurley serving as the chair.
The Board has determined that each of the members of the audit and risk committee meets the independence requirements under Exchange and SEC rules and is financially literate, and J. William Gurley qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the Board considered J. William Gurley’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit and risk committee.
The functions of this committee include, among other things:
•selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm, reviewing the qualifications and performance of the independent registered public accounting firm, and overseeing the rotation of the independent registered public accounting firm’s audit partners;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;
•considering the adequacy of internal controls and the design, implementation, and performance of the internal audit function;
•reviewing related party transactions that are material or otherwise implicate disclosure requirements;
•pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and
•reviewing legal, financial, technology, and enterprise risk exposures and the steps management has taken to monitor and control such exposures.

The composition and function of the audit and risk committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation and People Development Committee
Our compensation and people development committee consists of Leslie Kilgore, Mary Meeker, David Sze and Andrea Wishom, with Leslie Kilgore serving as the chair.
The functions of the compensation and people development committee include:
•evaluating, recommending to the Board, approving and reviewing its executive officer and director compensation arrangements, plans, policies, and programs;
•reviewing and recommending to the Board the form and amount of its compensation of its non-employee directors;
•reviewing, at least annually, the goals and objectives to be considered in determining the compensation of our Chief Executive Officer and other executive officers;
•reviewing with management its organization and people activities;
•administering and interpreting our cash and equity incentive compensation plans;
•reviewing and approving, or making recommendations to the Board with respect to, cash and equity incentive compensation; and
•establishing our overall compensation philosophy.
The composition and function of the compensation and people development committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating, Corporate Governance and Corporate Responsibility Committee
Our nominating, corporate governance and corporate responsibility committee consists of John Hope Bryant and Chris Varelas, with Chris Varelas serving as the chair. The Board has determined that each of the members of our nominating, corporate governance and corporate responsibility committee meet the independence requirements under Exchange and SEC rules.
The functions of the nominating, corporate governance and corporate responsibility committee include:
•identifying, considering, and recommending candidates for membership on the Board, and recommending to the Board the desired qualifications, expertise, and characteristics of members of the Board;
•developing and recommending corporate governance guidelines and policies;
•periodically consider and make recommendations to the Board regarding the size, structure and composition of the Board and its committees;
•reviewing and recommending to the Board any changes to the corporate governance guidelines;
•reviewing any corporate governance related matters required by the federal securities laws;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•assisting the Board in overseeing its programs related to corporate responsibility and sustainability;
•overseeing the process of evaluating the performance of the Board and its committees; and

•advising the Board on corporate governance matters.
The composition and function of the nominating, corporate governance and corporate responsibility committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation and People Development Committee Interlocks and Insider Participation
None of the members of our compensation and people development committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation and people development committee during 2021.
On May 8, 2019, Nextdoor sold an aggregate of 2,240,159 share of its Series H Preferred Stock to Bond Capital Fund, L.P., as nominee for a total purchase price of $45,666,761.30. Mary Meeker, who is a member of our Board of Directors and compensation and people development committee, is affiliated with Bond Capital Fund, L.P.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on that website into this prospectus. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.
Non-Employee Director Compensation
Unless the context otherwise requires, this section presents the non-employee director compensation of Nextdoor prior to the consummation of the Business Combination. None of KVSB’s directors received any cash compensation for services rendered to KVSB.
During the fiscal year ended December 31, 2021, none of our non-employee directors received equity awards or cash compensation. Ms. Friar, our chief executive officer, is an employee and receives no compensation for her service as a director. All compensation that we paid to Ms. Friar, our only employee director, is set forth in the table below in “Executive compensation—Summary Compensation Table.”
The following table sets forth information on stock options granted to non-employee directors during fiscal 2021, the aggregate number of shares underlying outstanding stock options held by our non-employee directors as of

December 31, 2021, and the aggregate number of shares underlying outstanding unvested stock options held by our non-employee directors as of December 31, 2021:

Name	Number of Shares Underlying Stock Options Granted in Fiscal 2021	Number of Shares Underlying Stock Options Outstanding at Fiscal Year End	Number of Shares Underlying Unvested Stock Options Outstanding at Fiscal Year End
John Hope Bryant(1)	—	162,789	158,000
J. William Gurley	—	—	—
Leslie Kilgore(2)	—	—	90,969
Mary Meeker	—	—	—
Jason Pressman	—	—	—
David Sze	—	—	—
Nirav Tolia	—	5,001,702	—
Chris Varelas	—	—	—
Andrea Wishom(3)	—	229,820	158,000
__________________
(1)This stock option vests at a rate of 1/48th of the shares underlying the stock option each month following the vesting commencement date of September 29, 2020, subject to continued service. The stock option is early exercisable.
(2)Ms. Kilgore early exercised a stock option with respect to 74,000 shares of Class B common stock on August 21, 2019. As of December 31, 2021, 138,851 of the restricted shares were vested. The remaining unvested restricted shares of Class B common stock issued upon such exercise vest at a rate of 1/48th of the total shares subject to the exercised option each month following the vesting commencement date of July 22, 2019, subject to continued service.
(3)Ms. Wishom’s stock option award is early exercisable. It vests ratably as to 1/48th of the total award monthly on the 29th of each month, subject to her continued service.
Before the Business Combination, Nextdoor did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on the board of directors or committees of the board of directors. The Board expects to approve a non-employee director compensation policy, which will be designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the company. The terms of such non-employee director compensation policy have not yet been determined.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, this section presents the executive compensation of Nextdoor prior to the consummation of the Business Combination. None of KVSB’s executive officer received any cash compensation for services rendered to KVSB.
This section discusses the material components of the executive compensation program for Nextdoor executive officers who are named in the “Summary Compensation Table” below. For the year ended December 31, 2021, the “named executive officers” of Nextdoor Holdings held positions with Nextdoor as follows:
•Sarah Friar, Chief Executive Officer, President and Chairperson;
•Michael Doyle, Chief Financial Officer; and
•John Orta, Head of Legal and Corporate & Business Development and Secretary.
Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2021 and 2020, respectively. Other than as set forth in the table and described more fully below, during the years ended December 31, 2021 and 2020, respectively, Nextdoor did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Sarah Friar	2021	350,000	19,760,434	—	20,118,990
Chief Executive Officer, President and Chairperson	2020	350,000	—	—	350,000
Michael Doyle	2021	350,000	2,094,463	—	2,444,463
Chief Financial Officer	2020	350,000	—	—	350,000
John Orta	2021	350,000	1,300,520	—	1,650,520
Head of Legal and Corporate & Business Development	2020	350,000	—	—	350,000
__________________
(1)Amounts in the “Option Awards” column represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2021, calculated in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported “Option Awards” column are set forth in Note 2 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.
2021 Awards
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Ms. Friar stock options to purchase an aggregate of 1,724,565 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 841,184 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; (b) a stock option to purchase 140,197 shares of Nextdoor common stock that vests at a rate of one-half of the shares underlying the stock option each month following the vesting commencement date of November 1, 2022; and (c) a stock option to purchase 743,184 shares of Nextdoor common stock, which vested upon the closing of the Business Combination, in each case subject to Ms. Friar’s continued employment through the applicable vesting date.
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Mr. Doyle stock options to purchase an aggregate of 182,586 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 119,800 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; and (b) a stock option to purchase 62,786 shares of Nextdoor common stock that vests at a rate of 1/4th of the shares underlying the stock option each month following the vesting commencement date of September 1, 2022, in each case, subject to Mr. Doyle’s continued employment through the applicable vesting date.
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Mr. Orta stock options to purchase an aggregate of 113,345 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 26,160 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2022; (b) a stock option to purchase 78,479 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; and (c) a stock option to purchase 8,706 shares of Nextdoor common stock that vests at a rate of 1/8th of the shares underlying the stock option each month following the vesting commencement date of May 1, 2023, in each case, subject to Mr. Orta’s continued employment through the applicable vesting date.
Equity Compensation
Nextdoor previously granted, and the Company intends to, from time to time, grant equity awards to its named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of Nextdoor common stock that were granted under our 2018 Plan, as set forth in the table below entitled “— 2021 Outstanding Equity Awards at Fiscal Year-End.”
2021 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding stock options and restricted stock as of December 31, 2021.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(2)
Name	Grant Date(1)	Vesting Commencement Date	Exercisable (#)(1)	Unexercisable (#)(1)
Sarah Friar	11/6/2018	10/25/2018	—	—	$1.49	11/5/2028	3,210,035	25,327,176
	3/24/2021(3)	11/5/2021	2,308,097	—	$2.41	3/23/2031	—	—
	3/24/2021(4)	11/1/2022	—	435,407	$2.41	3/23/2031	—	—
	3/24/2021(5)	1/1/2023	—	2,612,454	$2.41	3/23/2031	—	—
Michael Doyle	8/29/2018(6)	8/27/2018	1,552,844	310,568	$1.18	8/28/2028	—	—
	3/24/2021(7)	9/1/2022	—	194,993	$2.41	3/23/2031	—	—
	3/24/2021(8)	1/1/2023	—	372,060	$2.41	3/23/2031	—	—
John Orta	8/29/2018(9)	8/6/2018	146,828	129,403	$1.18	8/28/2028	—	—
	6/17/2019(10)	4/1/2019	32,349	51,761	$2.19	6/16/2029	—	—
	3/24/2021(11)	1/1/2023	—	81,244	$2.41	3/23/2031	—	—
	3/24/2021(12)	5/1/2023	—	27,037	$2.41	3/23/2031	—	—
	3/24/2021(13)	1/1/2023	—	243,730	$2.41	3/23/2031	—	—
__________________
(1)All of the named executive officers’ outstanding equity awards were originally granted under our 2018 Equity Incentive Plan. Each such award was exchanged in 2021, pursuant to the terms of our business combination, for a substitute award, of equivalent economic value, for shares of Nextdoor’s Class B common stock.
(2)Values in this column are calculated using the closing price of our Class A common stock on December 31, 2021 as reported on the New York Stock Exchange.
(3)Ms. Friar was granted 2,308,097 performance-based stock options on March 24, 2021, with completion of Nextdoor’s business combination being the performance target. These performance-based stock options vested in full on November 5, 2021, upon completion of the business combination.
(4)One-half of the stock option award will vest on December 1, 2022, and the remainder will vest on January 1, 2023, subject to Ms. Friar’s continued service.
(5)The award will vest monthly on the 1st in ratable increments of 1/12, with the first vesting event occurring on February 1, 2023, subject to Ms. Friar’s continued service.

(6)The stock option vests monthly on the 27th in ratable increments of 1/48 of the total award, subject to Mr. Doyle’s continued service.
(7)The stock option will vest monthly in ratable increments of 1/4th of the total award, with the first vesting occurring on October 1, 2022, subject to Mr. Doyle’s continued service.
(8)The stock option award will vest monthly on the 1st of each month in ratable increments of 1/12th of the total award, with the first vesting event occurring on February 1, 2023, subject to Mr. Doyle’s continued service.
(9)The stock option award vests monthly on the 6th of each month in ratable increments of 1/48th of the total award, subject to Mr. Orta’s continued service.
(10)The stock option award vests monthly on the 1st of each month in ratable increments of 1/48th of the total award, subject to Mr. Orta’s continued service.
(11)The stock option award vests monthly on the 1st of each month in ratable increments of 1/12th of the total award, with the first vesting event occurring on February 1, 2022, subject to Mr. Orta’s continued service.
(12)The stock option award will vest monthly in ratable increments of 1/8th of the total award, with the first vesting event occurring on June 1, 2023, subject to Mr. Orta’s continued service.
(13)The stock option award will vest monthly on the 1st in ratable increments of 1/12th of the total award, with the first vesting event occurring on February 1, 2023, subject to Mr. Orta’s continued service.
Executive Compensation
We are developing an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success. Decisions on the executive compensation program will be made by the compensation and people development committee of the Board.
Executive Offer Letters
Sarah Friar Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Ms. Friar, dated October 9, 2018 (the “Friar Offer Letter”), which provides for “at-will” employment without a set term and entitled Ms. Friar to an initial annual base salary of $250,000. As of December 31, 2020, Ms. Friar’s base salary was $350,000. In addition, pursuant to the Friar Offer Letter and a Restricted Stock Purchase Agreement between us and Ms. Friar, dated November 13, 2018 (the “2018 RSPA”), Ms. Friar purchased 4,961,279 restricted shares of Nextdoor common stock for an amount equal to the fair market value of such shares, all of which are subject to time-based vesting condition and vest as to 1/48th of the restricted shares on each monthly anniversary of the vesting commencement date, subject to Ms. Friar’s continued employment with Nextdoor through the applicable vesting date.
In the event Ms. Friar’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Ms. Friar for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares of restricted stock subject to the 2018 RSPA shall immediately become vested shares.
For purposes of the Friar Offer Letter:
•“Cause” for Ms. Friar’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Ms. Friar of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Ms. Friar’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Ms. Friar of a common law fraud, (iii) Ms. Friar’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Ms. Friar of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Ms. Friar regarding the terms of Ms. Friar’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Ms. Friar and Nextdoor, (v) Ms. Friar’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor, (vi) Ms. Friar’s failure to cooperate in good faith with a governmental or internal investigation of Nextdoor or its director, officers or employees, if Nextdoor has requested Ms. Friar’s cooperation, or (vii) Ms. Friar’s willful and continuing failure to perform assigned duties after receiving written notification of the failure from Nextdoor or its directors.

•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Ms. Friar’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Ms. Friar indicating the specific basis for Ms. Friar’s belief that Ms. Friar is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Ms. Friar terminates employment within ten (10) days following expiration of such cure period: (i) a material decrease in Ms. Friar’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Ms. Friar regularly work out of an office location that increases Ms. Friar’s one-way commute by more than twenty-five (25) miles based on Ms. Friar’s primary residence at the time the relocation is announced; or (iii) a material diminution in Ms. Friar’s authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to Nextdoor’s successor or acquirer, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which Ms. Friar reports, or a failure to be elected or re-elected to the board of directors shall not constitute “Good Reason”).
Mike Doyle Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Mr. Doyle, dated June 18, 2018 (the “Doyle Offer Letter”), which provides for “at-will” employment without a set term and entitled Mr. Doyle to a signing bonus of $50,000, a relocation bonus of $150,000 and an annual base salary of $350,000. As of December 31, 2020, Mr. Doyle’s base salary was $350,000. In addition, pursuant to the Doyle Offer Letter, Mr. Doyle was entitled to receive an option to purchase 600,000 shares of Nextdoor common stock (the “Doyle 2018 Option”), all of which are subject to time-based vesting conditions, subject to Mr. Doyle’s continued employment with Nextdoor through the applicable vesting date.
In the event Mr. Doyle’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Mr. Doyle for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares subject to the Doyle 2018 Option shall immediately become vested and exercisable.
For purposes of the Doyle Offer Letter:
•“Cause” for Mr. Doyle’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Mr. Doyle of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Mr. Doyle’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Mr. Doyle of a common law fraud, (iii) Mr. Doyle’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Mr. Doyle of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Mr. Doyle regarding the terms of Mr. Doyle’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Mr. Doyle and Nextdoor or (v) Mr.

Doyle’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor; provided, however, that Nextdoor must provide Mr. Doyle with notice of any proposed basis for a finding of “Cause” and Mr. Doyle shall have an opportunity to cure such “Cause” if curable within a time period mutually agreed between by Nextdoor and Mr. Doyle.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Mr. Doyle’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Mr. Doyle indicating the specific basis for Mr. Doyle’s belief that Mr. Doyle is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Mr. Doyle terminates employment within fifteen (15) days following expiration of such cure period: (i) a material decrease in Mr. Doyle’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Mr. Doyle regularly work out of an office location that increases Mr. Doyle’s one-way commute by more than fifty (50) miles; or (iii) a material diminution in Mr. Doyle’s authority, duties, title, position, or responsibilities.
John Orta Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Mr. Orta, dated May 31, 2018 (the “Orta Offer Letter”), which provides for “at-will” employment without a set term and entitled Mr. Orta to a signing bonus of $50,000, and an annual base salary of $250,000. As of December 31, 2020, Mr. Orta’s base salary was $350,000. In addition, pursuant to the Orta Offer Letter, Mr. Orta was entitled to receive an option to purchase 250,000 shares of Nextdoor common stock (the “Orta 2018 Option”), subject to time-based vesting condition subject to Mr. Orta’s continued employment with Nextdoor through the applicable vesting date.
In the event Mr. Orta’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Mr. Orta for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares subject to the Orta 2018 Option shall immediately become vested and exercisable.
For purposes of the Orta Offer Letter:
•“Cause” for Mr. Orta’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Mr. Orta of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Mr. Orta’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Mr. Orta of a common law fraud, (iii) Mr. Orta’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Mr. Orta of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Mr. Orta regarding the terms of Mr. Orta’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Mr. Orta and Nextdoor or (v) Mr. Orta’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor; provided, however, that Nextdoor must provide Mr. Orta with notice of any proposed basis for a finding of “Cause” and Mr. Orta shall have an opportunity to cure such “Cause” if curable within a time period mutually agreed between by Nextdoor and Mr. Orta.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Mr. Orta’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Mr. Orta indicating the specific basis for Mr. Orta’s belief that Mr. Orta is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Mr. Orta terminates employment within fifteen (15) days following expiration of such cure period: (i) a material decrease in Mr. Orta’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Mr. Orta regularly work out of an office location that increases Mr. Orta’s one-way commute by more than fifty (50) miles; or (iii) a material diminution in Mr. Orta’s authority, duties, title, position, or responsibilities.
Severance Agreements
We have entered into individual Severance Agreements with each of our executive officers. Under each Severance Agreement, if the applicable executive officer is terminated by us without cause or who resigns for good reason outside of a change in control (each such term as defined in each Severance Agreement), he or she will receive, in exchange for a customary release of claims: (i) a severance payment of six months’ base salary in a cash lump sum and (ii) payment of premiums for continued medical benefits for up to six months following termination.
If the applicable executive officer’s employment is terminated by us without cause or by an executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the Severance Agreements provide the following benefits in exchange for a customary release of claims: (i) a severance payment of twelve months’ base salary and then-current target bonus opportunity at 100% achievement of target (in each case, at the rates in effect immediately prior to the actions that resulted in the termination) paid in a cash lump sum, (ii) full acceleration of time-vesting equity awards and accelerated vesting of performance vesting equity awards at the greater of (x) actual achievement through the date of termination or (y) target level (unless an individual equity award agreement provides otherwise), and (iii) payment of premiums for continued medical benefits for up to twelve months following termination.
Each Severance Agreement will remain in effect until the earlier of the third anniversary of the effective date of such Severance Agreement or the date the applicable executive officer’s employment with us terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination (each as defined in the Severance Agreements); provided however, if a definitive agreement relating to a change in control has been signed by us on or before the expiration date, then the Severance Agreement shall remain in effect until (i) the termination of the executive officer’s employment other than in a situation described above and (ii) the date that we have met all our obligations under the Severance Agreement following the termination of the executive officer’s employment due to a situation described above (each capitalized term as defined in each Severance Agreement).

The benefits under the Severance Agreements will supersede all other cash severance and vesting acceleration arrangements under any agreement governing equity awards, severance and salary continuation arrangements, programs and plans which were previously offered by us to the applicable executive officers, including under any employment agreement or offer letter.
Equity Incentive Plans
The following summarizes the material terms of (i) the 2021 Plan, which we adopted in connection with the Business Combination as the long-term incentive compensation plan in which our named executive officers and other employees and service providers are currently eligible to participate, (ii) the 2008 Equity Incentive Plan (the “2008 Plan”), under which Nextdoor granted equity awards to our named executive officers and other employees and service providers prior to the Business Combination, (iii) the 2018 Equity Incentive Plan (the “2018 Plan”), under which Nextdoor granted equity awards to our named executive officers and other employees and service providers prior to the Business Combination, and (iv) the ESPP, which we adopted in connection with the Business Combination, to provide our employees an opportunity to purchase shares of our Class A common stock at a discount to fair market value.
2021 Plan
The following is a description of the material terms of the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
On November 1, 2021 our Board of Directors adopted and on November 2, 2021 our stockholders approved the 2021 Plan that became effective on the closing date of the Business Combination (the “Effective Date”).
Shares reserved under the 2021 Plan.  We have initially reserved (a) (i) 48,505,310 shares of Class A common stock, less (ii) the number of shares subject to awards granted under the 2018 Plan between the date on which the Merger Agreement was executed and the Effective Date that are outstanding as of the Effective Date (provided that this clause (ii) shall not include any Promised Equity (as defined in the Merger Agreement) that is included in the definition of Aggregate Fully Diluted Company Common Shares (as defined in the Merger Agreement)) (b) shares that are subject to issuance upon exercise of an option granted under the 2018 Plan prior to the Effective Date but which, after the Effective Date, cease to be subject to the option for any reason other than exercise of the option, (c) shares that are subject to awards granted under the 2018 Plan prior to the Effective Date that, after the Effective Date, are forfeited or are repurchased by us at the original issue price, (d) shares that are subject to awards granted under the 2018 Plan prior to the Effective Date that, after the Effective Date, otherwise terminate without such shares being issued, and (e) shares that, after the Effective Date, are used to pay the exercise price of a stock option issued under the 2018 Plan prior to the Effective Date or are withheld to satisfy the tax withholding obligations related to any award issued under the 2018 Plan prior to the Effective Date. The number of shares available for grant and issuance under the 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of (i) five percent (5%) of the number of shares (rounded down to the nearest whole share) of Class A common stock and Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase, or (ii) such number of shares determined by our Board of Directors. In addition, the following shares of Holdings Class A common stock will be available for grant and issuance under the 2021 Plan:
•shares subject to issuance upon exercise of stock options or SARs granted under the 2021 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under the 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;
•shares subject to awards granted under the 2021 Plan that otherwise terminate without shares being issued;
•shares surrendered pursuant to an Exchange Program (as defined in the 2021 Plan);
•shares subject to an award that is paid out in cash or other property, rather than shares;

•shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;
Administration.   The 2021 Plan will be administered by our compensation and people development committee (“Compensation Committee”) or by our Board of Directors acting in place of the Compensation Committee and by our Board of Directors with respect to awards granted to non-employee directors. Subject to the terms and conditions of the 2021 Plan, the Compensation Committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the 2021 Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the 2021 Plan or any award granted thereunder. The 2021 Plan provides that the Board of Directors or Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our Board of Directors.
Eligibility.   The 2021 Plan provides for the grant of awards to eligible employees, directors, and consultants. No non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year; provided, however, that a non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, of up to $1,000,000 in value (measured as of the date of grant) in his or her initial year of service.
Options.   The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of Nextdoor Holdings Class A common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of Nextdoor Holdings Class A common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of Nextdoor Holdings capital stock must have an exercise price of at least 110% of the fair market value of Nextdoor Holdings Class A common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 97,010,620 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.
Options may vest based on service or achievement of performance conditions. The Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of three months in the case of termination other than due to “cause” or the participant’s death or “disability” (as such terms are defined in our 2021 Plan), or 12 months in the case of termination due to the participant’s death or disability, or such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum term of options granted under the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of Nextdoor Holdings capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the Compensation Committee, including by surrender of shares of Class A common stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted or other form of cashless exercise program implemented by us in connection with the 2021 Plan.
Restricted stock awards.   An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of Class A common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock appreciation rights (“SARs”).   A SAR provides for a payment, in cash or shares of Nextdoor Holdings common stock (up to a specified maximum of shares, if determined by the Compensation Committee), to the holder equal to the fair market value of Class A common stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the 2021 Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of Nextdoor Holdings common stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.
Restricted stock units (“RSUs”).   RSUs represent the right to receive shares of common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the Compensation Committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance awards.   Performance awards granted pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of Class A common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards.   A stock bonus award provides for payment in the form of cash, shares of Class A common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the Compensation Committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.
Dividend equivalent rights.   Dividend equivalent rights may be granted at the discretion of the Compensation Committee and represent the right to receive the value of dividends, if any, paid with respect of the number of shares of Class A common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and, subject to the discretion of the Compensation Committee, may be paid when dividend payments are made to stockholders or paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination of thereof as determined by the Compensation Committee. No dividend equivalent rights will be granted or paid in respect of options or SARs.
Change of control.   The 2021 Plan provides that, in the event of certain corporate transactions (as set forth in the 2021 Plan), including the consummation of a merger or consolidation of Nextdoor Holdings with another corporation, outstanding awards under the 2021 Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of Nextdoor Holding to repurchase shares, and accelerated expiration of the award; or (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2021 Plan, which may be deferred until the date or dates the award would have become exercisable or vested. Notwithstanding the foregoing, upon a corporate transaction, the vesting of all awards granted to Nextdoor Holdings’ non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the Compensation Committee determines. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, the Compensation Committee will notify each participant that such participant’s award will, if exercisable, be exercisable for a period of time determined by the Compensation Committee in its sole discretion, and such award will terminate upon the expiration of such period.
Adjustment.   In the event of a change in the number or class of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in Nextdoor Holdings’ capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the 2021 Plan and the incentive stock option limit; (ii) the exercise prices of outstanding stock options and SARs; and (iii) the number and class of shares subject to outstanding awards.
Clawback; transferability.   All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination.   Our Board of Directors may amend or terminate the 2021 Plan at any time, subject to stockholder approval as may be required. No termination or amendment of the 2021 Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law.
2008 Plan
The Nextdoor, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) was adopted by the Nextdoor board of directors on January 24, 2008 and approved by Nextdoor stockholders on January 24, 2008. The 2008 Plan was succeeded by the 2018 Plan in March 2018. No awards were granted under the 2008 Plan following the adoption of the 2018 Plan and awards outstanding under the 2008 Plan shall continue to be subject to the terms and conditions of the 2008 Plan and their applicable award agreements until such awards are exercised or until they terminate or expire by their terms.
Outstanding Awards under the 2008 Plan. As of November 5, 2021, options to purchase 2,165,365 shares of Nextdoor common stock remained outstanding, with a weighted-average exercise price of $2.76 per share.
Administration.   The 2008 Plan is administered by our Compensation Committee, or by our Board of Directors acting in place of the Compensation Committee. The administrator has the authority, among other things, to approve persons to receive awards, construe and interpret the 2008 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the 2008 Plan or any award granted thereunder. The 2008 Plan provides that the administrator may delegate the authority to grant awards, to one or more officers, provided such officer or officers are members of our Board of Directors.
Options.   The 2008 Plan provided for the grant of both (i) incentive stock options, intended to qualify for tax treatment under Section 422 of the Code, which may be granted only to employees and (ii) nonqualified stock options, which may be granted to employees, directors and consultants. Pursuant to the 2008 Plan, options must be granted with a per share exercise price at least equal to the fair market value of each underlying share as of the date of grant and the per share exercise price of incentive stock options granted to any individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant must be at least 110% the fair market value of each underlying share as of the date of grant.
Options granted under the 2008 Plan generally vest subject to continued service. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of (i) 3 months in case of termination for any reason other than death, disability or for cause and (ii) 12 months in the case of termination due to the participant’s death or disability, or, in both (i) and (ii), such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum permitted term of options granted under the 2008

Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant is five years.
Corporate Transactions.   In the event that we are subject to a reorganization, consolidation, merger, or other similar transaction as described in the 2008 Plan, outstanding awards may be assumed, converted or replaced by the successor or acquiring corporation, which assumption, conversion or replacement will be binding on all participants.
Adjustments.   In the event that the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then (i) the number of shares reserved for issuance under the 2008 Plan, and (ii) the exercise prices of and number of shares subject to outstanding options or other outstanding awards, will be proportionately adjusted, subject to any required action by the Board of Directors or the stockholders and compliance with applicable laws.
Limited Transferability.   Unless otherwise determined by the administrator, awards under the 2008 Plan will not be transferable or assignable by a participant other than by will, the laws of descent and distribution and, with respect to nonqualified stock options, by instrument to an inter vivos or testamentary trust in which these options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to immediate family and may not be subject to execution, attachment or similar process.
2018 Plan
The Nextdoor, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) was initially adopted by the Nextdoor board of directors on March 8, 2018 and approved by our stockholders on May 16, 2018, as a successor to our 2008 Plan. We ceased granting awards under the 2018 Plan on the Effective Date. Any outstanding awards will continue to be subject to the terms of the 2018 Plan and their applicable award agreements until such awards are exercised or until they terminate or expire by their terms.
Outstanding Awards under the 2018 Plan.   As of November 5, 2021, options to purchase 17,897,635 shares of Nextdoor common stock remained outstanding, with a weighted-average exercise price of $7.87 per share.
Administration.    The 2018 Plan is administered by our Compensation Committee, or by our Board of Directors acting in place of our Compensation Committee. Subject to the terms and conditions of the 2018 Plan, the administrator has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2018 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the 2018 Plan or any award granted thereunder. The 2018 Plan provides that the administrator may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that each such officer is a member of our Board of Directors.
Options.   The 2018 Plan provided for the grant of both (i) incentive stock options, intended to qualify for tax treatment under Section 422 of the Code, which may be granted only to employees and (ii) nonqualified stock options, which may be granted to our employees, directors and consultants. Pursuant to the 2018 Plan, options must be granted with a per share exercise price at least equal to the fair market value of each underlying share as of the date of grant and the per share exercise price of incentive stock options granted to any individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant must be at least 110% the fair market value of each underlying share as of the date of grant.
Options granted under the 2018 Plan generally vest subject to continued service. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of (i) 3 months in case of termination for any reason other than death, disability or for cause and (ii) 12 months in the case of termination due to the participant’s death or disability, or, in both (i) and (ii), such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum permitted term of options granted under our 2018 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock as of the date of grant is five years.
RSUs.   The 2018 Plan provided for the grant of RSUs. RSUs represent the right to receive shares of common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the Compensation Committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Corporate Transactions.   In the event that we are subject to a merger or consolidation, to a sale of more than 50% of our shares or to the sale of all or substantially all of our assets, outstanding awards under the 2018 Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial exercisability or vesting and accelerated expiration of outstanding awards, (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2018 Plan or (vi) the termination in its entirety of any outstanding award, without payment of any consideration, that is not exercised in accordance with its terms upon or prior to consummation of the transactions contemplated by the acquisition or other combinations within a time specified by the Compensation Committee, in its discretion for such exercise.
Adjustments.   In the event that a number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in our capital structure affecting shares without consideration, then, in order to prevent diminution or enlargement of the benefits intended to be made available under the 2018 Plan, (i) the number of shares reserved for issuance under this Plan, (ii) the exercise prices of and number of shares subject to outstanding options and SARs and (iii) the purchase prices of and/or number of shares subject to other outstanding awards will, to the extent appropriate be proportionately adjusted, subject to any required action by our board or our stockholders and compliance with applicable securities laws.
Limited Transferability.   Unless otherwise determined by the administrator, awards granted under our 2018 Plan will not be transferable or assignable by a participant other than by will, the laws of descent and distribution and, with respect to nonqualified stock options, by instrument to an inter vivos or testamentary trust in which these options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701 and may not be subject to execution, attachment or similar process.
Exchange, Repricing and Buyout of Awards.    The administrator may, without prior stockholder approval, (i) reduce the exercise price of outstanding options or SARs without the consent of the participants, provided written notice is given to them and (ii) pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, subject to the consent of any affected participant to the extent required by the terms of the 2018 Plan.
ESPP
The following is a description of the material terms of the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
On November 1, 2021 our board of directors adopted and on November 2, 2021 our stockholders approved the ESPP that became effective on the closing date of the Business Combination.
Share reserve.   We have initially reserved an aggregate of 8,901,159 shares of Class A common stock for sale under the ESPP. The aggregate number of shares reserved for issuance under the ESPP will increase automatically on each January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of (i) one percent (1%) of the total number of outstanding shares of Class A common stock and Class B common stock as of the immediately preceding December 31 and (ii) a number of shares as may be determined by our board of directors. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed 89,011,590 shares.
Administration.   The Compensation Committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the Compensation Committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, designate participating corporations and determine which such corporations will participate in the Section 423 Component or Non-Section 423 Component, and construe, interpret and apply the terms of the ESPP.
Eligibility.   Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us or by any of its parent, subsidiary or affiliate at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The Compensation Committee may impose additional restrictions on eligibility from time to time.
Offering Periods; Enrollment.   Under the ESPP, eligible employees will be offered the option to purchase shares of Class A common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the Compensation Committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.
Offerings; Contributions.   Under the ESPP, eligible employees will be offered the option to purchase shares of Class A common stock at a discount over a series of offering periods by accumulating funds through payroll deductions, unless the Compensation Committee determines that contributions may be made in another form, of between 1% and 15% of the employee’s compensation. The purchase price for shares of Class A common stock purchased under the ESPP will be 85% of the lesser of the fair market value of Class A common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The Compensation Committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of our employee stock purchase plans that are also in effect in the same calendar year, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of Class A common stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded without interest.
Adjustments upon recapitalization.   If the number or class of outstanding shares of Class A common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the Compensation Committee will proportionately adjust the number and class of Class A common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to any one participant under the ESPP.

Change of control.   If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.
Transferability.   No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; termination.   The Compensation Committee, in its sole discretion, may amend, suspend, or terminate the ESPP, or any part thereof, at any time and for any reason. Unless otherwise required by applicable law, if the ESPP is terminated, the Compensation Committee, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next purchase date (which may be sooner than originally scheduled, if determined by the Compensation Committee in its discretion), or may elect to permit offering periods to expire in accordance with their terms.
Limitations on Liability and Indemnification Matters
Our Certification of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these provisions in our Certificate of Incorporation and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following the consummation of the Business Combination by:
•each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 79,007,124 shares of our Class A common stock and 306,336,706 shares of our Class B common stock issued and outstanding as of March 1, 2022.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%	% of Combined Voting Power
5% or Greater Stockholders:
Entities affiliated with Khosla Ventures(2)	12,114,957	15.33%	8,580	*	*
Entities affiliated with Benchmark(3)	—	—	52,649,930	17.19%	16.75%
Shasta Ventures II, L.P.(4)	—	—	27,360,232	8.93%	8.71%
Entities affiliated with Greylock(5)	—	—	21,196,977	6.92%	6.75%
Affiliates of Tiger Global(6)	2,500,000	3.16%	16,491,032	5.38%	5.33%
Entities affiliated with KPCB(7)	—	—	8,654,048	2.83%	2.75%
Entities affiliated with BOND Capital Fund, LP(8)	—	—	6,957,234	2.27%	2.21%
Entities affiliated with Riverwood Capital(9)	—	—	6,855,649	2.24%	2.18%
Entities affiliated with Comcast Ventures, LP(10)	—	—	5,975,277	1.95%	1.90%
Entities affiliated with Meritech(11)	—	—	4,282,911	1.40%	1.36%
Entities affiliated with Redpoint(12)	—	—	4,281,549	1.40%	1.36%
ARK Investment Management LLC(13)	5,619,996	7.11%	—	*	*
Capital World Investors(14)	5,000,000	6.33%	—	*	*
Named Executive Officers and Directors:
Sarah Friar(15)	500,000	*	15,738,798	5.14%	5.02%
Michael Doyle(16)	—	—	1,708,128	*	*
John Orta(17)	—	—	736,356	*	*
J. William Gurley(18)	—	—	52,649,930	17.19%	16.75%
John Hope Bryant(19)	—	—	229,820	*	*
Leslie Kilgore(20)	—	—	720,335	*	*
Mary Meeker(21)	—	—	6,957,234	2.27%	2.21%
Jason Pressman(22)	—	—	27,360,232	8.93%	8.71%
David Sze(23)	—	—	21,196,977	6.92%	6.75%
Nirav Tolia(24)	—	—	33,074,393	10.80%	10.53%
Christopher Varelas(25)	—	—	—	—	—
Andrea Wishom(26)	—	—	229,820	*	*
All current directors and executive officers as a group (13 persons)	500,000	*	161,248,783	52.64%	51.33%
__________________
*Less than one percent.
(1)Unless otherwise noted, the business address of each of those listed in the table above is c/o Nextdoor Holdings, Inc., 420 Taylor Street San Francisco, California 94102.
(2)Consists of: (i) 11,364,957 shares of Class A common stock held by Khosla Ventures SPAC Sponsor II, or the Sponsor; (ii) 750,000 shares of Class A common stock held by Khosla Ventures Opportunity I, L.P., or KV Opp; (iii) 8,121 shares of Class B common stock held by Khosla Ventures Seed B, L.P., or KV Seed B; and (iv) 459 shares of Class B common stock held by Khosla Ventures Seed B (CF), L.P., or KV Seed B CF. Khosla Ventures SPAC Sponsor Services LLC is the owner of Sponsor. VK Services, LLC, or VK Services and SK SPAC Services, LLC are the joint owners of Khosla Ventures SPAC Sponsor Services LLC. Khosla Ventures Opportunity Associates I, LLC, or KVA Opp, is the general partner of KV Opp. Khosla Ventures Seed Associates B, LLC, or KVA Seed B, is the general partner of KV Seed B and KV Seed B CF. Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA Opp and KVA Seed B. Vinod Khosla and Samir Kaul are the managing members of VK Services and SK SPAC Services, LLC, respectively. As such, each of KVA Seed B, KVA Opp, VK Services, and Mrs. Khosla may be deemed to share beneficial ownership of the shares held directly by Sponsor, KV Opp, KV Seed B and KV Seed B CF, and each of SK SPAC Services, LLC and Mr. Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor. Each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul disclaim any beneficial ownership of such shares other than to the extent of their pecuniary interest therein.
(3)As reported in a statement on Schedule 13D filed with the SEC on November 15, 2021, by Benchmark Capital Partners VI, L.P., or BCP VI, and its affiliates, collectively, the Benchmark Affiliates. Consists of the following shares of Class B common stock: (i) 41,576,081 shares held directly by BCP VI; (ii) 2,600,214 shares held directly by Benchmark Founders’ Fund VI, L.P., or BFF VI; (iii) 1,706,516 shares held directly by Benchmark Founders’ Fund VI-B, L.P., or BFF VI-B; (iv) 4,481,902 shares held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. VI, L.L.C., or BCMC VI; (v) 1,739,275 shares held directly by Benchmark Capital Partners VIII, L.P., or BCP VIII; (vi) 276,751 shares held directly by Benchmark Founders’ Fund VIII, L.P., or BFF VIII; and (vii) 269,191 shares held directly by Benchmark Founders’ Fund VIII -B, L.P., or BFF VIII-B. BCMC VI is the general partner of BCP VI, BFF VI, BFF VI-B, and BCMC VI may be deemed to have sole voting and investment power over shares held by the entities for which it serves as general partner. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are the managing members of BCMC VI. Benchmark Capital Management Co. VIII, L.L.C., or BCMC VIII, is the general partner of BCP VIII, BFF VIII, and BFF VIII-B, and BCMC VIII may be deemed to have sole voting and investment power over shares held by the entities for which it serves as general partner. Matthew R. Cohler, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric Vishria are the managing members of BCMC VIII. The principal business address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.
(4)As reported in a statement on Schedule 13D filed with the SEC on November 15, 2021, by Shasta Ventures II, L.P., or Shasta LP, and its general partner, Shasta Ventures II GP, LLC, or SVII GP. Pursuant to the aforementioned statement, SVII GP is the general partner of Shasta LP. Voting and dispositive decisions with respect to the shares held by Shasta LP are made collectively by the managing members of SVII GP: Jason Pressman, who is a member of our board of directors, Robert Coneybeer, Tod Francis and Ravi Mohan. The address for the Shasta Ventures II is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.
(5)As reported in a statement on Schedule 13D filed with the SEC on November 15, 2021, by Greylock Discovery Fund LLC, or GDF, and its affiliates. Consists of: (i) 8,490 shares of Class B common stock held directly by GDF; (ii) 14,661 shares of Class B common stock held directly by Greylock Discovery Fund II LLC, or GDFII LLC; (iii) 18,871,388 shares of Class B common stock held directly by Greylock XIII Limited Partnership, or Greylock XIII; (iv) 603,453 shares of Class B common stock held by Greylock XIII Principals LLC, or Greylock XIII Principals; and (v) 1,698,985 shares of Class B common stock held directly by Greylock XIII-A Limited Partnership, or Greylock XIII-A. Greylock XIII is the majority member of GDF and may be deemed to beneficially own shares directly held by GDF. Greylock XIII GP LLC, or Greylock XIII GP, is the general partner of Greylock XIII and Greylock XIII-A, and may be deemed to beneficially own the shares of stock held directly by GDF, Greylock XIII and Greylock XIII-A. Greylock XIV GP LLC, or Greylock XIV, is the general partner of Greylock XIV Limited Partnership, which is the majority member of GDFII LLC, and may be deemed to have voting and investment discretion over the shares held directly by GDFII. Reid Hoffman is a managing member of Greylock XIV and may be deemed to beneficially own the shares of stock held directly by GDFII. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze, who is a member of our board of directors, are managing members of Greylock XIII GP and Greylock XIV, and each of them may be deemed to hold shared voting and dispositive power over shares held by GDFII, GDF, Greylock XIII, Greylock XIII-A and Greylock IX. The address for the Greylock entities is 2550 Sand Hill Road Menlo Park, California 94025.
(6)Consists of: (i) 16,491,032 shares of Class B common stock held by Tiger Global Private Investment Partners VII, L.P., Tiger Global PIP VII Holdings, L.P. and other entities or persons affiliated with Tiger Global Management, LLC, or, collectively, the Tiger Class B Holders; (ii) 1,700,000 shares of Class A common stock held by Tiger Global Investments, L.P.; and (iii) 800,000 shares of Class A common stock held by Tiger Global Long Opportunities Master Fund, L.P. The Tiger Class B Holders are restricted from converting their shares of Class B common stock into shares of Class A common stock to the extent such Tiger Class B Holder would beneficially own upon such conversion, a number of shares of Class A common stock which would exceed 4.99% of the outstanding shares of Class A common stock of Nextdoor. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The business address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.
(7)As reported in a statement on Schedule 13G filed with the SEC on February 11, 2022, by KPCB Digital Growth Fund, LLC, or KPCB, and its affiliates. Consists of: (i) 8,157,306 shares of Class B common stock held directly by KPCB; and (ii) 496,742 shares of Class B common stock held directly by KPCB Digital Growth Founders Fund, LLC, or KPCB Founders. KPCB DGF Associates, LLC is the managing member of both KPCB and KPCB Founders and may be deemed to have voting and dispositive power over the shares held by such entities. The address of each of these entities is: c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, California 94025.
(8)As reported in a statement on Schedule 13D filed with the SEC on February 9, 2022, by Bond Capital Fund, LP, and its affiliates. Consists of: (i) 6,947,870 shares of Class B common stock held by Bond Capital Fund L.P. and (ii) 9,364 shares of Class B common stock held directly by BOND Capital Founders Fund, LP, or, together, the Bond Funds. Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of Bond Capital Associates, LLC, the general partner of the Bond Funds, and share voting and dispositive power over the shares held for the account of the Bond Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(9)Riverwood Capital Partners II L.P. holds 5,433,819 shares of Class B common stock and Riverwood Capital partners II (Parallel-B) L.P. holds 1,421,830 shares of Class B common stock, or, collectively, the Riverwood Entities. The general partner of the Riverwood Entities is Riverwood Capital II L.P. Riverwood Capital GP II Ltd. is the general partner of Riverwood Capital II L.P. Riverwood Capital GP II Ltd. and Riverwood Capital II L.P. may be deemed to have shared voting and dispositive power over, and to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. Christopher Varelas disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities.
(10)As reported in a statement on Schedule 13G filed with the SEC on November 15, 2021, by Comcast Ventures, LP, or CV LP, and its affiliates. Consists of: (i) 4,304,980 shares of Class B common stock held directly by CV LP; and (ii) 1,670,297 shares of Class B common stock held directly by Comcast Holdings Corporation, or CHC. Comcast CV GP, LLC is the general partner of CV LP and, together with Comcast CV, L.P., directly and wholly owns CV LP. CHC: (i) directly owns all of the membership interests in Comcast CV GP, LLC and (ii) is a direct, wholly-owned subsidiary of Comcast Corporation. The address of each of these entities is: c/o Comcast Corporation, One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(11)As reported in a statement on Schedule 13G filed with the SEC on February 14, 2022, by Meritech Capital Partners V L.P. and its affiliates. Consists of: (i) 4,162,988 shares of Class B common stock held directly by Meritech Capital Partners V L.P., or MCP V; (ii) 119,923 shares of Class B common stock held directly by Meritech Capital Affiliates V L.P. (“MC AFF V”). Meritech Capital Associates V L.L.C. is the general partner of MCP V and MC AFF V. The address of each of these entities is: Meritech Capital Partners, 245 Lytton Avenue, Suite 125, Palo Alto, California 94301.
(12)As reported in a statement on Schedule 13G filed with the SEC on February 14, 2022, by Redpoint Omega II, L.P., or RO II, and its affiliates. Consists of: (i) 4,153,101 shares of Class B common stock held directly by RO II; and (ii) 128,448 shares of Class B common stock held directly by Redpoint Omega Associates II, LLC, or ROA II. Redpoint Omega II, LLC, or RO II LLC, serves as the sole general partner of RO II and the managers of RO II LLC commonly control ROA II. The address of each of these entities is: Redpoint Ventures, 2969 Woodside Road, Woodside, California 94062.
(13)As reported in a statement on Schedule 13G filed with the SEC on February 9, 2022, by ARK Investment Management LLC, or ARK. Consists of 5,619,996 shares of Class A common stock held directly by ARK. ARK’s address is: 3 East 28th Street, 7th Floor, New York, New York 10016.
(14)As reported in the following statements filed with the SEC for the period ended December 31, 2021: (i) Form 13F filed on February 14, 2022; and (ii) Schedule 13G filed on February 11, 2022, by Capital World Investors, or CWI, a division of Capital Research and Management Company. According to the filings, 5,000,000 shares of Class A common stock are held by Capital World Investors, which shares investment management with Capital Group Companies Inc. and Capital Research & Management Co. The address of CWI is: 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(15)Consists of: (i) 10,785,562 shares of Class B common stock held by Sarah Friar, 2,568,027 of which are subject to repurchase by Nextdoor; (ii) 2,645,139 shares of Class B common stock held by Sarah Friar 2019 NXTDR Grantor Retained Annuity Trust dated November 20, 2019; (iii) 500,000 shares of Class A common stock held by the David Riley & Sarah Friar Revocable Trust; and (iv) 2,308,097 shares underlying options to purchase Class B common stock that are fully vested as of March 1, 2022.
(16)Consists of: (i) 42,888 shares of Class B common stock; (ii) 1,587,598 shares underlying options to purchase shares of Class B common stock that are fully vested as of March 1, 2022; and (iii) an additional 77,642 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of March 1, 2022.
(17)Consists of: (i) 563,923 outstanding shares of Class B common stock; (ii) 130,174 shares underlying options to purchase shares of Class B common stock that are fully vested as of March 1, 2022; and (iii) an additional 42,259 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of March 1, 2022.
(18)Consists of shares held by the Benchmark Affiliates identified in footnote (3) above.
(19)Consists of: (i) 67,031 shares of Class B common stock; (ii) 14,364 shares underlying options to purchase shares of Class B common stock that are fully vested as of March 1, 2022; and (iii) an additional 148,425 shares underlying options to purchase shares of Class B common stock that are early exercisable as of March 1, 2022.
(20)Consists of: (i) 106,577 shares of Class B common stock held by JLK Revocable Trust dtd October 13, 2003, and (ii) 613,758 shares of Class B common stock held by The JLK Family Legacy Trust, including 81,391 shares issued pursuant to early exercise of options, which are unvested and subject to repurchase as of March 1, 2022.
(21)Consists of shares held by the Bond Funds identified in footnote (8) above.
(22)Consists of shares held by Shasta LP identified in footnote (4) above.
(23)Consists of shares held by GDF, GDFII, Greylock XIII, Greylock XIII-A, and Greylock XIV, respectively, identified in footnote (5) above.
(24)Consists of: (i) 24,185,310 shares of Class B common stock held by Nirav Tolia; (ii) 5,072,124 shares underlying options to purchase shares of Class B common stock that are fully vested as of March 1, 2022; (iii) 1,263,840 shares of Class B common stock held by Megha Tolia; (iv) 155,284 shares of Class B common stock held by Nalin Tolia; (v) 2,077,897 shares of Class B common stock held by the Tolia Family Children’s Trust dated March 13, 2014, of which Nalin Tolia is the trustee; and (vi) 319,938 shares of Class B common stock held by the Tolia Family Trust dated June 30, 2008, of which Nalin Tolia is the trustee.
(25)Riverwood Capital Partners II L.P. holds 5,433,819 shares of Class B common stock and Riverwood Capital partners II (Parallel-B) L.P. holds 1,421,830 shares of Class B common stock, or, collectively, the Riverwood Entities. The general partner of the Riverwood Entities is Riverwood Capital II L.P. Riverwood Capital GP II Ltd. is the general partner of Riverwood Capital II L.P. Riverwood Capital GP II Ltd. and Riverwood Capital II L.P. may be deemed to have shared voting and dispositive power over, and to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. Christopher Varelas disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities.
(26)Consists of: (i) 81,395 shares underlying options to purchase shares of Class B common stock that are fully vested as of March 1, 2022, and (ii) an additional 148,425 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of March 1, 2022.

SELLING STOCKHOLDERS
The Selling Stockholders may offer and sell, from time to time, any or all of the shares of Class A common stock (including upon conversion of Class B common stock) being offered for resale by this prospectus, which consists of:
•up to 27,000,000 PIPE Shares;
•up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock), pursuant to the Registration Rights Agreement; and
•up to 5,540,086 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor in connection with or as a result of the consummation of the Business Combination , consisting of:
◦up to 459,321 shares of Class A common stock; and
◦up to 5,080,765 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.
The term “Selling Stockholders” includes the stockholders listed in the tables below and their permitted transferees, including, but not limited to, pledgees, donees, transferees, assignees, or other successors-in-interest, and others who later come to hold any of the Selling Stockholders’ interest in the shares of Class A common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
Certain stockholders are subject to lock-up restrictions pursuant to the Bylaws, which provides that such stockholders will not transfer such shares until the earlier of (i) 180 days after the completion of the Business Combination, and (ii) the date subsequent to the Business Combination on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor and Sponsor Holders pursuant to the Sponsor Lock-Up Agreements have also agreed not to transfer any of their shares of our common stock until the earlier of (i) one year after the completion of the Business Combination, and (ii) the date subsequent to the Business Combination on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Stockholders, certain information as of the date hereof regarding the beneficial ownership of our common stock by the Selling Stockholders and the shares of Class A common stock (including upon conversion of Class B common stock) being offered by the Selling Stockholders. Information with respect to shares of common stock owned beneficially after the offering assumes the sale of all of the shares of Class A common stock (including upon conversion of Class B common stock) registered hereby.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock and Class B common stock of each Selling Stockholder, the number of shares of Class A common stock (including upon conversion of Class B common stock) that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering.
Because each Selling Stockholder may dispose of all, none or some portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the shares of Class A common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of common stock during the offering. In addition, the Selling

Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented. The Selling Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus.
We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

Name	Shares Beneficially Owned Prior to this Offering		Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned after this Offering
	Class A Common Stock	Class B Common Stock		Class A Common Stock	Class B Common Stock
AHM Investment Holdings LLC - Series Y(1)	1,000,000	—	1,000,000	—	—
Alyeska Master Fund, L.P.(2)	500,000	—	500,000	—	—
Andrea Wishom(3)	—	229,820	229,820	—	—
ARK PIPE Fund I LLC(4)	1,500,000	—	1,500,000	—	—
Bond Capital Fund, L.P.(5)	—	6,957,234	6,957,234	—	—
David Sze(6)	—	21,196,977	21,196,977	—	—
Dragoneer Global Fund II, L.P.(7)	2,000,000	—	2,000,000	—	—
Entities affiliated with Baron(8)	2,700,000	1,433,096	2,700,000	—	1,433,096
Entities affiliated with Benchmark(9)	—	52,649,930	52,649,930	—	—
Entities affiliated with Greylock(10)	—	21,196,977	21,196,977	—	—
Entities affiliated with ION(11)	1,100,000	—	1,000,000	100,000	—
Entities affiliated with Kaiser(12)	750,000	—	750,000	—	—
Entities affiliated with Khosla Ventures(13)	12,114,957	8,580	12,123,537	—	—
Entities affiliated with Luxor(14)	500,000	—	500,000	—	—
Entities affiliated with Riverwood Capital(15)	—	6,855,649	6,855,649	—	—
Affiliates of Tiger Global(16)	2,500,000	—	2,500,000	—	—
Ghisallo Master Fund LP(17)	300,000	—	300,000	—	—
Hedosophia Public Investments Limited(18)	2,500,000	—	2,500,000	—	—
Heidi Andersen(19)		1,478,306	1,478,306	—	—
J. William Gurley(20)	—	52,649,930	52,649,930	—	—
Jason Pressman (21)	—	27,360,232	27,360,232	—	—
John Hope Bryant(22)	—	229,820	229,820	—	—
John Orta(23)	—	1,171,675	11,716,745	—	—
Leslie Kilgore(24)	—	720,335	720,335	—	—
Mary Meeker(25)	—	6,957,234	6,957,234	—	—
Michael Doyle(26)	—	2,430,465	2,430,465	—	—
Nirav Tolia(27)	—	33,074,393	33,074,393	—	—
Prakash Janakiraman(28)	—	10,130,982	10,130,982	—	—
Sarah Friar(29)	500,000	18,786,659	19,286,659	—	—
Sarah Leary(30)	—	11,180,475	11,180,475	—	—

Shasta Ventures II, L.P.(31)	—	27,360,232	27,360,232	—	—
SMALLCAP World Fund, Inc.(32)	4,000,000	4,697,411	4,000,000	—	4,697,411
Soroban Opportunities Master Fund LP(33)	2,000,000	—	2,000,000	—	—
T. Rowe Price(34)	4,000,000	—	4,000,000	—	—
TIMF LP(35)	500,000	—	500,000	—	—
__________________
(1)Shares registered for sale hereby consist of 1,000,000 PIPE Shares. Feroz Dewan has voting and/or investment control over the shares held by the AHM Investment Holdings LLC – Series Y. Feroz Dewan disclaims beneficial ownership of the shares held by the AHM Investment Holdings LLC – Series Y.
(2)Shares registered for sale hereby consist of 500,000 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of Alyeska Selling Stockholder, has voting and investment control of the shares held by the Selling Stockholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, Illinois 60601.
(3)Shares registered for sale hereby consist of (i) 62,245 shares of Class A common stock issuable upon the conversion of 62,245 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) 167,575 shares of Class A common stock issuable upon the conversion of 167,575 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
(4)Shares registered for sale hereby consist of 1,500,000 PIPE Shares. ARK Investment Management, LLC has voting and/or investment control over the shares held by ARK PIPE Fund I LLC.
(5)Shares registered for sale hereby consist of shares of 6,957,234 shares of Class A common stock issuable upon the conversion of 6,957,234 shares of Class B common stock held in the name of BOND Capital Fund, L.P., as nominee, for the account of BOND Capital Fund, L.P. and BOND Capital Founders Fund, L.P. (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(6)Consists of shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A, respectively, identified in footnote (10) below. GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP is the general partner of each of Greylock XIII and Greylock XIII-A. Mr. Sze is a managing member of Greylock XIII GP and Greylock Principals and shares voting and dispositive power over the shares held by each of GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A.
(7)Shares registered for sale hereby consist of 2,000,000 PIPE Shares. The registered investment adviser for Dragoneer Global Fund II, L.P. (the “Selling Stockholder”) is Dragoneer Investment Group, LLC (“Dragoneer Adviser”). Cardinal DIG CC, LLC (“Cardinal” and together with the Selling Stockholder and Dragoneer Adviser, the “Dragoneer Entities”) is the managing member of Dragoneer Adviser. Marc Stad is the sole managing member of Cardinal. By virtue of these relationships, Marc Stad and each of the Dragoneer Entities may be deemed to share voting and dispositive power with respect to the common stock held by the Selling Stockholder. The address for Mr. Stad and each of the Dragoneer Entities is 1 Letterman Drive, Building D M-500, San Francisco, California 94129.
(8)Shares registered for sale hereby consist of (i) 1,431,000 PIPE Shares held by Baron Asset Fund, (ii) 540,000 PIPE Shares held by Baron Opportunity Fund, (iii) 702,000 PIPE Shares held by Baron Discovery Fund, and (iv) 27,000 PIPE shares held by Baron Innovators Fund LP (together, the “Baron Funds”). Mr. Ronald Baron has voting and/or investment control over the shares held by the Baron funds. Mr. Baron disclaims beneficial ownership of the shares held by the Baron Funds. The address of the Baron Funds is 767 Fifth Avenue, 49th Floor, New York, New York, 10153.
(9)Shares registered for sale hereby consist of (i) 50,364,713 shares of Class A common stock issuable upon the conversion of 50,364,713 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), for itself and as nominee for Benchmark Founders’ Fund VI, L.P. (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”) and related persons, and (ii) 2,285,217 shares of Class A common stock issuable upon the conversion of 2,285,217 shares of Class B common stock held by Benchmark Capital Partners VIII, L.P. (“Benchmark VIII”), for itself and as nominee for Benchmark Founders’ Fund VIII, L.P. (“BFF VIII”) and Benchmark Founders’ Fund VIII-B, L.P. (“BFF VIII-B”). Benchmark Capital Management Co. VI, L.L.C. (“BCM VI”) is the general partner of Benchmark VI, BFF VI and BFF VI-B, and may be deemed to have sole voting and investment power over shares held by Benchmark VI. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are the managing members of BCM VI. Benchmark Capital Management Co. VIII, L.L.C. (“BCM VIII”) is the general partner of Benchmark VIII, BFF VIII and BFF VIII-B, and may be deemed to have sole voting and investment power over shares held by Benchmark VIII. Matthew R. Cohler, Peter H. Fenton, J. William Gurley,     An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric Vishria are the managing members of BCM VIII. The principal business address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.
(10)Shares registered for sale hereby consist of (i) 14,661 shares of Class A common stock issuable upon the conversion of 14,661 shares of Class B common stock held by Greylock Discovery Fund II LLC (“GDFII”), (ii) 8,490 shares of Class A common stock issuable upon the conversion of 8,490 shares of Class B common stock held by Greylock Discovery Fund LLC (“GDF”), (iii) 18,871,388 shares of Class A common stock issuable upon the conversion of 18,871,388 shares of Class B common stock held by Greylock XIII Limited Partnership (“Greylock XIII”), (iv) 603,453 shares of Class A common stock issuable upon the conversion of 603,453 shares of Class B common stock held by Greylock XIII Principals LLC (“Greylock XIII Principals”), and (v) 1,698,985 shares of Class A common stock issuable upon the conversion of 1,698,985 shares of Class B common stock held by Greylock XIII-A Limited Partnership (“Greylock XIII-A”). GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP LLC (“Greylock XIII GP”) is the general partner of Greylock XIII and

Greylock XIII-A, and may be deemed to beneficially own the shares of stock held directly by GDFII, GDF, Greylock XIII and Greylock XIII-A. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze, who is a member of our board of directors, are the managing members of Greylock XIII GP and Greylock XIII Principals, and each of them may be deemed to hold shared voting and dispositive power over shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A. The address for the Greylock entities is 2550 Sand Hill Road Menlo Park, California 94025.
(11)Shares registered for sale hereby consist of (i) 500,000 PIPE Shares held by ION Israel Fund Ltd. and (ii) 500,000 PIPE Shares held by ION Tech Fund LP. ION Asset Management Ltd is the Investment Manager of ION Israel Fund Ltd. ION Tech Ltd is the Investment Manager of ION Tech Fund LP. Stephen Levey and Jonathan Half are the controlling persons of ION Asset Management Ltd. and ION Tech Ltd. The address for the ION entities is Ugland House Grand Cayman KY1-1104, Cayman Islands.
(12)Shares registered for sale hereby consist of (i) 250,000 PIPE Shares held by Kaiser Foundation Hospitals and (ii) 500,000 PIPE Shares held by Kaiser Permanente Group Trust. The address for Kaiser Foundation Hospitals and Kaiser Permanente Group Trust is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.
(13)Shares registered for sale hereby consist of (i) 11,364,957 shares of Class A common stock held by Khosla Ventures SPAC Sponsor II (“Sponsor”), (ii) 750,000 PIPE Shares held by Khosla Ventures Opportunity I, L.P. (“KV Opp”), (iii) 8,121 shares of Class A common stock issuable upon the conversion of 8,121 shares of Class B common stock held by Khosla Ventures Seed B, L.P. (“KV Seed B”) and (iv) 459 shares of Class A common stock issuable upon the conversion of 459 shares of Class B common stock held by Khosla Ventures Seed B (CF), L.P (“KV Seed B CF”). Khosla Ventures SPAC Sponsor Services LLC is the owner of Sponsor. VK Services, LLC (“VK Services”) and SK SPAC Services, LLC are the joint owners of Khosla Ventures SPAC Sponsor Services LLC. Khosla Ventures Opportunity Associates I, LLC (“KVA Opp”) is the general partner of KV Opp. Khosla Ventures Seed Associated B, LLC (“KVA Seed B”) is the general partner of KV Seed B and KV Seed B CF. Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA Opp and KVA Seed B. Vinod Khosla and Samir Kaul are the managing members of VK Services and SK SPAC Services, LLC, respectively. As such, each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor, KV Opp, KV Seed B and KV Seed B CF. Each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul disclaim any beneficial ownership of such shares other than to the extent of their pecuniary interest therein. The business address of each of the entities or individuals named above is c/o Khosla Ventures Acquisition Co. II, 2128 Sand Hill Road, Menlo Park, California 94025.
(14)Shares registered for sale hereby consist of (i) 161,309 PIPE Shares held by Lugard Road Capital Master Fund, LP (“Lugard”), (ii) 1,951 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”), (iii) 5,971 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long Onshore”), (iv) 97,231 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”), (v) 153,712 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”), (vi) 10,832 PIPE Shares held by Luxor Gibraltar, LP – Series I (“Luxor Gibraltar”), and (vii) 68,994 PIPE Shares held by Luxor Wavefront, LP. (“Luxor Wavefront”). Luxor Capital Group, LP, as the investment manager of Lugard, Luxor Long Offshore, Luxor Long Onshore, Luxor Offshore, Luxor Capital, Luxor Gibraltar and Luxor Wavefront has sole dispositive and voting power over the securities held by the Selling Stockholders. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Luxor Long Offshore, Luxor Long Onshore, Luxor Offshore, Luxor Capital, Luxor Gibraltar and Luxor Wavefront may be deemed to have voting and investment power with respect to the securities owned by such Selling Stockholders. Mr. Leone disclaims beneficial ownership of the securities owned by such Selling Securityholders. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Lugard, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Green disclaims beneficial ownership of the securities owned by Lugard. The principal business address of each of the Selling Stockholders named above is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.
(15)Shares registered for sale hereby consist of (i) 5,433,819 shares of Class A common stock issuable upon the conversion of 5,433,819 shares of Class B common stock held by Riverwood Capital Partners II L.P. and (ii) 1,421,830 shares of Class A common stock issuable upon the conversion of 1,421,830 shares of Class B common stock held by Riverwood Capital Partners II (Parallel-B) L.P. (collectively, the “Riverwood Entities”), whose general partner is Riverwood Capital II L.P. Riverwood Capital GP II Ltd. is the general partner of Riverwood Capital II L.P. Riverwood Capital GP II Ltd. and Riverwood Capital II L.P. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. Christopher Varelas disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities. The address for the Riverwood Entitites is 70 Willow Road, Suite 100, Menlo Park, California 94025.
(16)Shares registered for sale hereby consist of (i) 1,700,000 PIPE shares held by Tiger Global Investments, L.P. and (ii) 800,000 PIPE Shares held by Tiger Global Long Opportunities Master Fund LP. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The Tiger Class B Holders are restricted from converting their shares of Class B common stock into shares of Class A common stock to the extent such Tiger Class B Holder would beneficially own upon such conversion, a number of shares of Class A common stock which would exceed 4.99% of the outstanding shares of Class A common stock of the Company. The business address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.
(17)Shares registered for sale hereby consist of 300,000 PIPE Shares. Ghisallo Capital Management LLC (“Ghisallo Capital”) is the investment manager for the Ghisallo Master Fund LP (“Ghisallo Fund”) and has voting control over its shares. Michael Germino is the managing member of Ghisallo Capital. Ghisallo Fund is located at 190 Elgin Avenue, George Town Grand Cayman, CI KY 1-9008.
(18)Shares registered for sale hereby consist of 2,500,000 PIPE Shares. The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(19)Shares registered for sale hereby consist of (i) 461,972 shares of Class A common stock issuable upon the conversion of 461,972 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (ii) 61,595 shares of Class A common stock issuable upon the conversion of 61,595 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 1,016,334shares of Class A common stock issuable upon the conversion of 1,016,334 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(20)Shares registered for sale hereby consist of shares held by Benchmark VI and Benchmark VIII, respectively, identified in footnote (9) above.
(21)Shares registered for sale hereby consist of held by Shasta Ventures II, L.P identified in footnote (31) below.
(22)Shares registered for sale hereby consist of (i) 62,245 shares of Class A common stock issuable upon the conversion of 62,245 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) 167,575 shares of Class A common stock issuable upon the conversion of 167,575 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
(23)Shares registered for sale hereby consist of (i) 459,321 shares of Class A common stock issuable upon the conversion of 459,321 shares of Class B common stock, (ii) 143,597 shares of Class A common stock issuable upon the conversion of 143,597 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 38,817 shares of Class A common stock issuable upon the conversion of 38,817 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iv) 568,757 shares of Class A common stock issuable upon the conversion of 568,757 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(24)Shares registered for sale hereby consist of (i) 106,577 shares of Class A common stock issuable upon the conversion of 106,577 shares of Class B common stock held by JLK Revocable Trust dtd October 13, 2003 and (ii) 613,758 shares of Class A common stock issuable upon the conversion of 613,758 shares of Class B common stock held by The JLK Family Legacy Trust, including 100,544 shares issued pursuant to early exercise of options, which are unvested subject to repurchase as of November 5, 2021.
(25)Shares registered for sale hereby consist of 6,957,234 shares of Class A common stock issuable upon the conversion of 6,957,234 shares of Class B common stock held by Bond Capital Fund L.P., as nominee, for the account of BOND Capital Fund, L.P. and BOND Capital Founders Fund, L.P. (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(26)Shares registered for sale hereby consist of (i) 1,475,202 shares of Class A common stock issuable upon the conversion of 1,475 202 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (ii) 77,642 shares of Class A common stock issuable upon the conversion of 77,642 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 955,263 shares of Class A common stock issuable upon the conversion of 955,263 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(27)Shares registered for sale hereby consist of (i) 24,185,310 shares of Class A common stock issuable upon the conversion of 24,185,310 shares of Class B common stock held by Nirav Tolia, (ii) 5,072,124 shares of Class A common stock issuable upon the conversion of 5,072,124 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 1,263,840 shares of Class A common stock issuable upon the conversion of 1,263,840 shares of Class B common stock held by Megha Tolia, (iv) 155,284 shares of Class A common stock issuable upon the conversion of 155,284 shares of Class B common stock held by Nalin Tolia, (v) 2,077,897 shares of Class A common stock issuable upon the conversion of 2,077,897 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Children’s Trust dated March 13, 2014 and (vi) 319,938 shares of Class A common stock issuable upon the conversion of 319,938 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Trust dated June 30, 2008.
(28)Shares registered for sale hereby consist of 9,445,371 shares of Class A common stock issuable upon the conversion of 9,445,371 shares of Class B common stock, (ii) 391,280 shares of Class A common stock issuable upon the conversion of 391,280 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 22,640 shares of Class A common stock issuable upon the conversion of 22,640 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 294,331 shares of Class A common stock issuable upon the conversion of 294,331 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(29)Shares registered for sale hereby consist of (i) 10,785,562 shares of Class A common stock issuable upon the conversion of 10,785,562 shares of Class B common stock held by Sarah Friar, 3,852,043 of which are subject to repurchase by the Company, (ii) 2,645,139 shares of Class A common stock issuable upon the conversion of 2,645,139 shares of Class B common stock held by Sarah Friar 2019 NXTDR Grantor Retained Annuity Trust dated November 20, 2019, (iii) 500,000 PIPE Shares held by the David Riley & Sarah Friar Revocable Trust, (iv) 2,308,097 shares of Class A common stock issuable upon the conversion of 2,308,097 shares underlying options to purchase Class B common stock that are fully vested of November 5, 2021 and (v) 3,047,861 shares of Class A common stock issuable upon the conversion of 3,047,861 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(30)Shares registered for sale hereby consist of 11,180,475 shares of Class A common stock issuable upon the conversion of 11,180,475 shares of Class B common stock.
(31)Shares registered for sale hereby consist of 27,360,232 shares of Class A common stock issuable upon the conversion of 27,360,232 shares of Class B common stock held by Shasta Ventures II, L.P (“Shasta Ventures II”). Shasta Ventures II GP, LLC (“SVII GP”) is the general partner of Shasta Ventures II. Voting and dispositive decisions with respect to the shares held by Shasta Ventures II are made collectively by the managing members of SVII GP: Jason Pressman, who is a member of our board of directors, Robert Coneybeer, Tod Francis and Ravi Mohan. The address for the Shasta Ventures II is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.
(32)Shares registered for sale hereby consist of 4,000,000 PIPE Shares. Capital Research and Management Company, or CRMC, is the investment adviser for SMALLCAP World Fund, Inc. CRMC and/or Capital World Investors, or CWI, may be deemed to be the beneficial owner of the securities held by SMALLCAP World Fund, Inc.; however, each of CRMC and CWI expressly disclaims that it is the beneficial owner of such securities. Julian N. Abdey, Michael Beckwith, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Jonathan Knowles, Harold H. La, Dimitrije M. Mitrinovic, Aidan O'Connell, Samir Parekh, Andraz Razen, Renaud H.

Samyn, Arun Swaminathan and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. The address of SMALLCAP World Fund, Inc is 333 S. Hope Street, 55th Floor, Los Angeles, California 90071.
(33)Shares registered for sale hereby consist of 2,000,000 PIPE Shares. Soroban Capital GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Opportunities Master Fund LP. Soroban Capital Partners LP may be deemed to beneficially own the shares by virtue of its role as investment manager of Soroban Opportunities Master Fund LP. Soroban Capital Partners GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Capital Partners LP. Eric W. Mandelblatt may be deemed to beneficially own the Shares by virtue of his role as Managing Partner of Soroban Capital Partners GP LLC. Each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt disclaim beneficial ownership of the Shares except to the extent of his or its pecuniary interest. The principal address of the entities listed above is c/o Soroban Capital Parners LP, 55 W 46th Street, 32nd Floor, New York, New York 10036.
(34)Share registered for sale hereby consist of 4,000,000 PIPE Shares beneficially owned by funds and accounts that are advised or subadvised, with power to direct investments and/or sole power to vote the securities, by T. Rowe Price Associates, Inc. (“TRPA”). For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(35)Share registered for sale hereby consist of 500,000 PIPE Shares. The principal business address of the entity is P.O. Box 309 Ugland House, South Church Street, George Town, Grand Cayman KY-1104 Cayman Islands.
For information regarding certain related party transactions involving certain of the Selling Stockholders, see “Certain Relationships and Related Person Transactions” in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Nextdoor Holdings
Amended and Restated Registration Rights Agreement
In connection with the consummation of the Merger, Nextdoor Holdings, the Sponsor, and certain other holders of our common stock (collectively, the “Registration Rights Agreement Parties”) entered into the Registration Rights Agreement, which became effective upon the consummation of the Business Combination. In accordance with the Registration Rights Agreement, the Registration Rights Agreement Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Indemnification Agreements
In connection with the consummation of the Merger, the Company entered into indemnification agreements with its directors, executive officers, and other employees. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.
PIPE Investment
Sarah Friar, our Chief Executive Officer, President and Chairperson of the Board of Directors agreed to subscribe for and purchase 500,000 shares of our Class A common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors, for aggregate proceeds of $5,000,000. In addition, KVSB agreed to subscribe for and purchase 750,000 shares of our Class A common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors for aggregate proceeds of $7,500,000.
Certain Relationships and Related Person Transactions — Nextdoor
Series H Preferred Stock Financing
From May 8, 2019 through September 4, 2019, Nextdoor sold an aggregate of 6,105,650 shares of its Series H preferred stock to related persons at a purchase price of $20.3855 per share. The following table summarizes the purchase of Series H preferred stock from Nextdoor by such related persons:

Name	Shares of Series H Preferred Stock	Total Purchase Price
Riverwood Capital Partners II, L.P, and its affiliates(1)	2,207,450	$44,999,972
Affiliates of Tiger Global(2)	922,224	18,799,997
Bond Capital Partners VIII, L.P., as nominee(3)	2,240,159	45,666,761
Benchmark Capital Partners VIII, L.P.(4)	735,817	14,999,997
Total	6,105,650	$124,466,727
__________________
(1)Chris Varelas is a member of the Nextdoor board of directors and an affiliate of Riverwood Capital Partners II, L.P.
(2)Entities and persons affiliated with Tiger Global Management, LLC currently hold more than 5% of Nextdoor’s common stock (on an as-converted basis).
(3)Mary Meeker is a member of the Nextdoor board of directors and an affiliate of Bond Capital Partners VIII, L.P.
(4)J. William Gurley is a member of the Nextdoor board of directors and an affiliate of Benchmark Capital Partners VIII, L.P. Entities affiliated with Benchmark Capital Partners VIII, L.P. currently hold more than 5% of Nextdoor’s capital stock.

Investors’ Rights Agreement
Nextdoor was party to the Seventh Amended and Restated Investors’ Right Agreement, dated May 8, 2019 (the “Nextdoor IRA”), which granted registration rights and information rights, among other things, to certain holders of its capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors. The Nextdoor IRA terminated upon the closing of the Business Combination.
Right of First Refusal and Co-Sale Agreement
Pursuant to Nextdoor’s 2008 Equity Incentive Plan and 2018 Equity Incentive Plan and certain agreements with its stockholders, including the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 8, 2019 (the “ROFR Agreement”), which granted rights of first refusal and co-sale rights, among others things, to certain holders of Nextdoor’s capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors and/or executive officers of Nextdoor. The ROFR Agreement terminated upon the closing of the Business Combination.
Voting Agreement
Nextdoor was party to the Seventh Amended and Restated Voting Agreement, dated May 8, 2019, as amended (the “Voting Agreement”), pursuant to which certain holders of Nextdoor’s capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors and/or executive officers of Nextdoor had agreed to vote their shares of Nextdoor’s capital stock on certain matters, including with respect to the election of directors. The Voting Agreement terminated upon the closing of the Business Combination.
Certain Relationships and Related Person Transactions — Khosla Ventures Acquisition Co. II
Founder Shares
On January 29, 2021, the Sponsor acquired 10,000,000 Founder Shares for an aggregate purchase price of $25,000, consisting of 5,000,000 shares of KVSB Class B common stock (“Class B Founder Shares”), and 5,000,000 shares of KVSB Class K common stock (“Class K Founder Shares”). Prior to the initial investment in KVSB of $25,000 by the sponsor, KVSB had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to KVSB by the aggregate number of Founder Shares issued. On March 10, 2021, the Sponsor entered into a security assignment agreement with three of KVSB’s independent directors and assigned 120,000 shares of the KVSB Class B common stock at an aggregate price of $300 to these directors.
KVSB Class B Founder Shares
In connection with the completion of the Business Combination, all KVSB Class B Founder Shares automatically converted into an aggregate of 7,347,249 shares of Class A common stock. Prior to the Business Combination, only holders of shares of KVSB Class B common stock were entitled to vote on the appointment of directors.
KVSB Class K Founder Shares
In connection with the completion of the Business Combination, all KVSB Class K Founder Shares converted into an aggregate of 3,061,354 shares of Class A common stock.
Promissory Note – Related Parties
On February 8, 2021, KVSB issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which KVSB could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the IPO. The outstanding balance under the Promissory Note at September 30, 2021 was $5,300. The outstanding balance under the Promissory Note was repaid upon consummation of the Business Combination.
Related Party Transactions
In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor and certain of its affiliates, and certain of KVSB’s officers and directors, were able to loan KVSB funds as may have been required. No such loans were made.
Private Placement Shares
Concurrently with the closing of the IPO and the partial exercise of the underwriters’ over-allotment option, the Sponsor purchased 1,132,688 Private Placement Shares from KVSB at a price of $10.00 per share in private placements for an aggregate purchase price of $11,326,880.
Forward Purchase Agreement
KVSB entered into a forward purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 1,000,000 forward-purchase shares for $10.00 per share, or an aggregate maximum amount of $10,000,000, in a private placement that would close simultaneously with the closing of the initial business combination. The proceeds from the sale of these forward-purchase shares, together with the amounts available to KVSB from the trust account (after giving effect to any redemptions of public shares) and the PIPE Investment, were intended to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the Company for working capital or other purposes, including the minimum cash closing condition (as defined in the Merger Agreement). No shares were purchased pursuant to the forward purchase agreement as the minimum cash closing condition was satisfied at the Closing.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, our Board of Directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•any person who is, or at any time since the beginning of our last fiscal year was a director or executive officer of our company or a nominee to become a director;
•any person who is known by us to be the beneficial owner of more than 5% of the Company’s voting stock; and
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of our voting stock.
We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit and risk committee charter, the audit and risk committee has the responsibility to review related party transactions.

DESCRIPTION OF CAPITAL STOCK
General
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Certificate of Incorporation, our Bylaws and the provisions of applicable law.
Our authorized common stock consists of 2,500,000,000 shares of Class A common stock, $0.0001 par value per share, 500,000,000 shares of Class B common stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.
As of March 1, 2022, there were outstanding:
•79,007,124 shares of Class A common stock;
•306,336,706 shares of Class B common stock; and
•no shares of preferred stock.
In addition, as of March 1, 2022, there were outstanding stock options to purchase 55,243,457 shares of Class B common stock and RSUs settleable for 2,293,157 shares of Class B common stock.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine.
Voting Rights
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Immediately following the closing of the Business Combination, the holders of our outstanding Class B common stock held approximately 97.4% of the voting power of our outstanding common stock, with our directors, executive officers, and beneficial owners of 5% or greater of our outstanding common stock and their respective affiliates then holding approximately 56.2% of the voting power in the aggregate. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless, otherwise required by Delaware law or the Certificate of Incorporation. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if the Company were to seek to amend the Certificate of Incorporation to increase or decrease the par value of a class of our common stock, then that class would be required to vote separately to approve the proposed amendment; and
•if the Company were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our common stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The Company has not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Accordingly, holders of a majority of the shares of our common stock are able to elect all of the Company’s directors.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Each share of our Class B common stock is convertible into one share of our Class A common stock automatically, without further action by the Company immediately prior to the close of business on the earlier of (i) ten (10) years from the date of the Closing and (ii) the date specified by an affirmative vote of the holders of Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B common stock, voting separately as a single class.
Lock-up Period
Nextdoor Lock-Up Agreements
As set forth in our Bylaws, the Nextdoor equity holders have agreed not to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, an aggregate of 366,612,451 shares of our Class B common stock (including 62,308,475 shares of our Class B common stock subject to outstanding equity awards and excluding any shares purchased in the PIPE Investment) and the same number of shares of Class A common stock underlying such Class B common stock (the “Lock-Up Shares”), or engage in any short sale, hedging transaction or other derivative security transaction involving the Lock-Up Shares, for a lock-up period commencing on the Closing Date of the Business Combination until May 4, 2022, or 180 days following the closing of the Business Combination, subject to customary exceptions.
Sponsor Lock-Up Agreements
In connection with the Merger, the Sponsor and certain affiliated individuals entered into lock-up agreements (the “Sponsor Lock-Up Agreements”) at the Closing. The Sponsor Lock-Up Agreements contain certain restrictions on transfer with respect to 11,541,291 shares of our Class A common stock and 8,580 shares of our Class B common stock held by the Sponsor and certain affiliated individuals (the “Sponsor Holders”) immediately following the Closing of the Business Combination (other than shares purchased in the public market or shares purchased in the PIPE Investment) (the “Sponsor Holders Lock-Up Shares”). Such restrictions began at the Closing and end on November 5, 2022, the date that is one year after the Closing Date of the Business Combination, subject to certain customary exceptions, including if, after the Closing, we complete a transaction that results in a change of control, the Sponsor Holders Lock-Up Shares are released from restriction immediately prior to such change of control.
Preferred Stock
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in the Company’s control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We do not currently plan to issue any shares of preferred stock.
Anti-Takeover Provisions
The provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, our Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws Provisions
The Certificate of Incorporation and the Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of the Company’s management team or changes in our Board of Directors or the Company’s governance or policy, including the following:
•Dual Class Common Stock. As described above in the section entitled “— Class A Common Stock and Class B Common Stock — Voting Rights,” the Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. The Company’s investors, executives, and employees will have the ability to exercise significant influence over those matters.
•Board of Directors Vacancies. The Certificate of Incorporation and the Bylaws authorize generally only our Board of Directors to fill vacant directorships resulting from any cause or created by the expansion of the Board of Directors. In addition, the number of directors constituting our Board of Directors may be set only by resolution adopted by a majority vote of the entire Board of Directors. These provisions prevent a stockholder from increasing the size of the Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.
•Classified Board. The Certificate of Incorporation and the Bylaws provide that the Board of Directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of the Board of Directors, and the prospect of that delay might deter a potential offeror. For additional information, see the section entitled “Management — Executive Officers and Directors — Classified Board of Directors.”
•Directors Removed Only for Cause. The Certificate of Incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock.
•Supermajority Requirements for Amendments of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation further provide that the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of capital stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the Board of Directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock, provided that if two-thirds of the Board of Directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Certificate of Incorporation. The affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of common stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the Board of Directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by the Board of Directors and submitted to the stockholders for adoption, if two-thirds of the Board of Directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock shall be required to adopt, amend, or repeal any provision of the Bylaws.
•Stockholder Action; Special Meetings of Stockholders. The Certificate of Incorporation provides that the Company’s stockholders may not take action by written consent, but may only take action at annual or special meetings of the Company’s stockholders. As a result, holders of Nextdoor Holdings common stock would not be able to amend the Bylaws or remove directors without holding a meeting of the Company’s stockholders called in accordance with the Bylaws. The Certificate of Incorporation and the Bylaws provide that special meetings of the Company’s stockholders may be called only by a majority of the Board of Directors, the chairman of the Board of Directors or the Company’s chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the Company’s annual meeting of stockholders or to nominate candidates for election as directors at the Company’s annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws will not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.
•Choice of Forum. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws; any action asserting a claim against the Company that is governed by the internal affairs doctrine; or any to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Certificate of Incorporation will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by the Company’s stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by the Company’s stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. The Company’s stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of the Company’s securities shall be deemed to have notice of and consented to the Company’s exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with the Company or the Company’s directors, officers, or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers, and other employees.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned our restricted common stock for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of our Class A common stock then outstanding; or
•the average weekly reported trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell their Founder Shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after the filing of the “Super” Form 8-K, which was filed on November 12, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or interests in our Class A common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or interests in our Class A common stock on any stock exchange, market or trading facility on which shares of our Class A common stock, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A common stock or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A common stock at a stipulated price per share or warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Stockholders may effect the distribution of our Class A common stock from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or

•at negotiated prices.
The Selling Stockholders may, from time to time, transfer, distribute (including distributions in kind by registered stockholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Class A common stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Class A common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Stockholders to include the transferee, distributee, pledgee, assignee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Class A common stock pursuant to the distribution effected through this registration statement.
We and the Selling Stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Class A common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of shares of Class A common stock being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the Class A common stock;
•any delayed delivery arrangements; and
•other material terms of the offering.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Stockholders (or their affiliates) in the ordinary course of business. The Selling Stockholders may also use underwriters or other third parties with whom such Selling Stockholders have a material relationship.
The Selling Stockholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the Class A common stock offered under this prospectus.

In connection with the sale of shares of our Class A common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A common stock offered by them will be the purchase price of such shares of our Class A common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Class A common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A common stock to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Class A common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares of Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling

Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Stockholder that is party to the Registration Rights Agreement, when all such securities held by such Selling Stockholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part with respect to the PIPE shares until the earliest of (i) the second anniversary of the date upon which the registration statement of which this prospectus forms a part is declared effective; (ii) the date on which the PIPE Investor ceases to hold any PIPE Shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for us to be in compliance with the current public information requirement under Rule 144. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Selling Stockholders may use this prospectus in connection with resales of shares of our Class A common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Class A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax or the Medicare contribution tax on net investment income, and does not deal with state or local taxes, U.S. federal gift or estate tax laws (except to the limited extent provided below), or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:
•insurance companies, banks, and other financial institutions, regulated investment companies or real estate investment trusts;
•tax-exempt organizations (including private foundations) and tax-qualified retirement plans;
•persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•non-U.S. governments and international organizations;
•broker-dealers and traders in securities or currencies;
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons that own, or are deemed to own, more than 5% of our Class A common stock;
•“controlled foreign corporations,” (as defined in Section 957 of the Code), “passive foreign investment companies,” (as defined in Section 1297 of the Code), and corporations that accumulate earnings to avoid U.S. federal income tax;
•persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.
•persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and
•partnerships, or entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).
In addition, if a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships, or other entities or arrangements treated as partnerships, that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our Class A common stock.
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that the IRS will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.
For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Class A common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
If you are an individual non-U.S. citizen, you may be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.
Distributions
We do not anticipate paying any dividends on our capital stock in the foreseeable future. If we do make distributions on our Class A common stock, however, such distributions made to a Non-U.S. Holder of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Class A common stock as described below under “— Gain on Disposition of Our Class A Common Stock.”
Any distribution on our Class A common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to timely provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, including any required attachments and the Non-U.S. Holder’s taxpayer identification number, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your tax advisors to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, including any required attachments and the Non-U.S. Holder’s taxpayer identification number, stating that the dividends are so connected, is furnished to the applicable withholding agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section below titled “— Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below under the sections titled “— Backup Withholding and Information Reporting” and “— Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (1) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation,” or USRPHC, within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the Class A common stock.
If you are a Non-U.S. Holder, gain described in (1) above will be subject to tax on the net gain derived from the sale at the regular U.S. federal income tax rates applicable to U.S. persons. If you are a corporate Non-U.S. Holder, gain described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will generally be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (3) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than five percent of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market for purposes of the relevant rules. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market for this purpose.

U.S. Federal Estate Tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Class A common stock.
Backup Withholding and Information Reporting
Generally, we or an applicable withholding agent must report information to the IRS with respect to any dividends we pay on our Class A common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Distributions on our Class A common stock paid by us (or our paying agents) to a Non-U.S. Holder (regardless of whether such distributions constitute dividends) may also be subject to U.S. information reporting and backup withholding. The backup withholding tax rate is currently 24%. The U.S. backup withholding rules do not apply to payments to corporations, whether domestic or foreign. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of Class A common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided the required information is furnished to the IRS in a timely manner. If backup withholding is applied to you, you should consult with your tax advisors to determine whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign Accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends on our Class A common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph is not generally subject to reduction under income tax treaties with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under previously finalized Treasury Regulations and administrative guidance, withholding under FATCA generally also would apply to payments of gross proceeds from the sale or other disposition of Class A common stock, but proposed Treasury Regulations provide that no withholding will apply with respect to payments of gross proceeds with respect to the disposition of our Class A common stock. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed Treasury Regulations pending finalization.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX, AND THE POSSIBLE APPLICATION OF TAX TREATIES

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. As of the date of this prospectus, individuals and entities associated with Fenwick & West LLP beneficially owned an aggregate of 325,126 shares of Class B common stock.
EXPERTS
The consolidated financial statements of Nextdoor Holdings, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement of Nextdoor Holdings, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.nextdoor.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

NEXTDOOR HOLDINGS, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Nextdoor Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Nextdoor Holdings, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Redwood City, California
March 15, 2022

Nextdoor Holdings, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$521,812	$83,642
Marketable securities	193,999	53,341
Accounts receivable, net of allowance of $425 and $313 as of December 31, 2021 and 2020, respectively	29,673	21,818
Prepaid expenses and other current assets	16,259	5,453
Restricted cash, current	—	1,101
Total current assets	761,743	165,355
Property and equipment, net	12,545	5,718
Operating lease right-of-use assets	59,422	37,776
Intangible assets, net	4,835	6,987
Goodwill	1,211	1,211
Other assets	330	700
Total assets	$840,086	$217,747
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$6,163	$3,354
Operating lease liabilities, current	7,131	3,348
Liability for unvested restricted stock	4,765	10,483
Accrued expenses and other current liabilities	15,444	14,998
Total current liabilities	33,503	32,183
Operating lease liabilities, non-current	61,598	36,254
Total liabilities	95,101	68,437
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.0001 par value; no shares authorized, issued, and outstanding as of December 31, 2021; 190,477 shares authorized, issued, and outstanding as of December 31, 2020; aggregate liquidation preference of $447,890 as of December 31, 2020	—	447,166
Stockholders' equity (deficit):
Class A Common stock, $0.0001 par value; 2,500,000 shares authorized as of December 31, 2021; 78,954 shares issued and outstanding as of December 31, 2021; no shares authorized, issued, and outstanding as of December 31, 2020	8	—
Class B Common stock, $0.0001 par value; 500,000 and 375,788 shares authorized as of December 31, 2021 and 2020, respectively; 304,701 and 103,777 shares issued and outstanding as of December 31, 2021 and 2020, respectively	30	10
Additional paid-in capital	1,225,815	87,945
Accumulated other comprehensive loss	(529)	(797)
Accumulated deficit	(480,339)	(385,014)
Total stockholders' equity (deficit)	744,985	(297,856)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$840,086	$217,747
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2021	2020
Revenue	$192,197	$123,284
Costs and expenses:
Cost of revenue	28,813	21,586
Research and development	97,096	69,231
Sales and marketing	106,430	80,325
General and administrative	54,664	28,793
Total costs and expenses	287,003	199,935
Loss from operations	(94,806)	(76,651)
Interest income	177	727
Other income (expense), net	(539)	817
Loss before income taxes	(95,168)	(75,107)
Provision for income taxes	157	127
Net loss	$(95,325)	$(75,234)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.65)	$(0.83)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	146,337	90,190
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor Holdings, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2021	2020
Net loss	$(95,325)	$(75,234)
Other comprehensive income (loss):
Foreign currency translation adjustments	283	(796)
Change in unrealized loss on available-for-sale marketable securities	(15)	(36)
Total other comprehensive income (loss)	268	(832)
Comprehensive loss	$(95,057)	$(76,066)
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor Holdings, Inc.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' (Deficit) Equity
	Shares(1)	Amount	Shares	Amount	Shares(1)	Amount
Balances as of December 31, 2019	190,477	$447,166	—	$—	97,777	$10	$52,439	$35	$(309,780)	$(257,296)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	—	—	6,801	—	6,367	—	—	6,367
Cancellation of restricted stock and unvested common stock issued in connection with acquisition, net of common stock issued	—	—	—	—	(801)	—	—	—	—	—
Release of holdback stock in connection with acquisition	—	—	—	—	—	—	291	—	—	291
Vesting of early exercised stock options	—	—	—	—	—	—	522	—	—	522
Vesting of restricted stock	—	—	—	—	—	—	5,718	—	—	5,718
Stock-based compensation	—	—	—	—	—	—	22,608	—	—	22,608
Other comprehensive loss	—	—	—	—	—	—	—	(832)	—	(832)
Net loss	—	—	—	—	—	—	—	—	(75,234)	(75,234)
Balances as of December 31, 2020	190,477	$447,166	—	$—	103,777	$10	$87,945	$(797)	$(385,014)	$(297,856)
Conversion of redeemable convertible preferred stock into Class B common stock in connection with the Reverse Recapitalization	(190,477)	(447,166)	—	—	190,477	19	447,147	—	—	447,166
Issuance of common stock upon the Reverse Recapitalization, net of issuance costs	—	—	78,954	8	—	—	622,580	—	—	622,588
Release of restricted stock units	—	—	—	—	101	0	—	—	—	—
Tax withholdings on release of restricted stock units	—	—	—	—	—	—	(863)	—	—	(863)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	—	—	10,325	1	15,333	—	—	15,334
Issuance of common stock in connection with acquisition	—	—	—	—	21	0	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	442	—	—	442
Vesting of restricted stock	—	—	—	—	—	—	5,717	—	—	5,717
Stock-based compensation	—	—	—	—	—	—	47,514	—	—	47,514
Other comprehensive income	—	—	—	—	—	—	—	268	—	268
Net loss	—	—	—	—	—	—	—	—	(95,325)	(95,325)
Balances as of December 31, 2021	—	$—	78,954	$8	304,701	$30	$1,225,815	$(529)	$(480,339)	$744,985
_________________
(1)The shares of the Company’s common and redeemable convertible preferred stock prior to the Reverse Recapitalization (as defined in Note 1) have been retroactively restated to reflect the exchange ratio of 3.1057 established in the Merger Agreement as described in Note 3.
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor Holdings, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(95,325)	$(75,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,172	3,058
Stock-based compensation	47,514	22,608
Bad debt expense	317	291
Other	3	239
Changes in operating assets and liabilities:
Accounts receivable, net	(8,172)	(3,173)
Prepaid expenses and other current assets	(4,087)	2,472
Operating lease right-of-use assets	6,605	5,181
Other assets	370	(221)
Accounts payable	2,759	15
Operating lease liabilities	(5,844)	(4,529)
Accrued expenses and other current liabilities	420	7,689
Net cash used in operating activities	(51,268)	(41,604)
Cash flows from investing activities:
Purchases of property and equipment	(8,846)	(5,023)
Purchases of marketable securities	(199,832)	(77,600)
Sales of marketable securities	2,411	21,826
Maturities of marketable securities	56,745	97,589
Net cash provided by (used in) investing activities	(149,522)	36,792
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	15,334	6,367
Proceeds from the Reverse Recapitalization	628,489	—
Payment of transaction costs related to the Reverse Recapitalization	(5,384)	—
Tax withholdings on release of restricted stock units	(863)	—
Net cash provided by financing activities	637,576	6,367
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	283	(796)
Net increase in cash, cash equivalents, and restricted cash	437,069	759
Cash, cash equivalents, and restricted cash at beginning of period	84,743	83,984
Cash, cash equivalents, and restricted cash at end of period	$521,812	$84,743
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$521,812	$83,642
Restricted cash	—	1,101
Total cash, cash equivalents, and restricted cash	$521,812	$84,743
Supplemental cash flow disclosures:
Cash paid for taxes	$313	$30
Non-cash investing and financing activities:
Vesting of restricted stock and early exercised stock options	$6,159	$6,240
Lease liabilities arising from obtaining right-of-use assets	$34,971	$40,790
Unpaid deferred transaction costs	$314	$—
Conversion of redeemable convertible preferred stock into Class B common stock in connection with the Reverse Recapitalization	$447,166	$—
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1. Description of Business
Nextdoor Holdings, Inc. (“Nextdoor” or the “Company”) is headquartered in San Francisco, California. Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. That purpose enables the Company’s mission to be the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services.
On November 5, 2021 (the “Closing”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated July 6, 2021, as amended on September 30, 2021 (the “Merger Agreement”), by and among Khosla Ventures Acquisition Co. II (“KVSB”), a special purpose acquisition company, Lorelei Merger Sub Inc. (“Merger Sub”), and Nextdoor, Inc. (“Legacy Nextdoor”), with Legacy Nextdoor surviving as a wholly owned subsidiary of KVSB (the “Merger” and, collectively with the other transactions that occurred in connection with the Merger, including the PIPE Investment (as described in Note 3, the “Reverse Recapitalization”). In connection with the Closing, KVSB was renamed to Nextdoor Holdings, Inc. Reported results from operations included herein prior to the Reverse Recapitalization are those of Legacy Nextdoor.
See Note 3 - Reverse Recapitalization for further details.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.
The Merger was accounted for as a reverse recapitalization in accordance with GAAP. This determination was primarily based on the evaluation of the following facts and circumstances:
•Legacy Nextdoor stockholders had a relative majority of the voting power of Nextdoor;
•The Board of Directors of Nextdoor had ten members, and Legacy Nextdoor stockholders had the ability to nominate a majority of the members of the Board of Directors;
•Legacy Nextdoor’s senior management comprised the senior management roles of Nextdoor and were responsible for the day-to-day operations;
•Nextdoor assumed the Nextdoor Holdings, Inc. name and Legacy Nextdoor’s corporate headquarters; and
•The intended strategy and operations of Nextdoor continued Legacy Nextdoor’s strategy and operations to leverage technology to connect millions of neighbors online and in real life to build stronger, more vibrant, and resilient neighborhoods.
Under this method of accounting, KVSB was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of Nextdoor represent the continuation of the financial statements of Legacy Nextdoor, with the Merger reflected as the equivalent of Nextdoor issuing common stock for the net assets of KVSB, accompanied by a recapitalization. The shares and corresponding capital amounts and all per share data related to Legacy Nextdoor’s outstanding redeemable convertible preferred stock, common stock, and stock-based awards prior to the Reverse Recapitalization have been retroactively adjusted using the Exchange Ratio (as defined in Note 3). The conversion of the outstanding shares of Legacy Nextdoor redeemable convertible preferred stock into shares of Class B common stock in connection with the Reverse Recapitalization and the issuance of Class A common stock are presented as of the Closing of the Merger in the consolidated statements of redeemable convertible preferred stock and stockholders’ equity (deficit). The net assets of KVSB were recognized as of the

Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy Nextdoor and Legacy Nextdoor’s operations are the only ongoing operations of Nextdoor.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates include, but are not limited to, valuation of financial instruments, valuation of common stock through the date of the Reverse Recapitalization, valuation of stock-based awards, revenue recognition, collectability of accounts receivable, valuation of acquired intangible assets and goodwill, useful lives of intangible assets, useful lives of property and equipment, the incremental borrowing rate applied in lease accounting, income taxes and deferred income tax assets and associated valuation allowances. The Company bases these estimates and assumptions on historical experience and various other assumptions that it considers reasonable. The actual results could differ materially from these estimates.
Foreign Currency
The functional currency of the Company’s international subsidiaries is generally their local currency. The financial statements of these subsidiaries are translated into U.S. dollars using month-end exchange rates for assets and liabilities, historical exchange rates for equity, and average exchange rates for revenue and expenses. Translation gains and losses are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit). Unrealized foreign exchange gains and losses due to the re-measurement of monetary assets and liabilities denominated in non-functional currencies and realized foreign exchange gains and losses on foreign exchange transactions are recorded in other income (expense), net in the consolidated statements of operations.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the time of purchase. Cash and cash equivalents include demand deposits and money market accounts. Interest is accrued as earned. Cash and cash equivalents are recorded at cost, which approximates fair value.
Marketable Securities
The Company’s marketable securities are comprised of commercial paper, corporate securities, U.S. Treasury securities, and asset-backed securities. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company has classified and accounted for its investments as available-for-sale securities as the Company may sell these securities at any time for use in its current operations or for other purposes, even prior to maturity. As a result, the Company classifies its investments, including securities with stated maturities beyond 12 months, within current assets on the consolidated balance sheets.
Available-for-sale securities are recorded at fair value each reporting period. Unrealized gains and losses on these investments are reported as a separate component of accumulated other comprehensive income (loss) on the consolidated balance sheets until realized. Interest income is reported within interest income in the consolidated statements of operations. The Company periodically evaluates its marketable securities to assess whether those with unrealized loss positions are other-than-temporarily impaired. The Company considers various factors in determining whether to recognize an impairment charge, including the length of time the investment has been in a loss position, the extent to which the fair value is less than the Company’s cost basis, the financial condition and near-term prospects of the investee. Realized gains and losses are determined based on the specific identification method and are reported in other income (expense), net in the consolidated statements of operations. If the Company determines that the decline in an investment’s fair value is other than temporary, the difference is recognized as an impairment loss in the consolidated statements of operations. The Company did not consider any of its investments to be other-than-temporarily impaired for the years ended December 31, 2021 and 2020.

Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value, which is the expected exchange price that would be received for an asset or an exit price paid to transfer a liability in an orderly transaction between market participants on the measurement date. Assets and liabilities measured at fair value are classified into the following categories based on the degree to which the inputs the Company uses to measure the fair values are observable in active markets. The Company uses the most observable inputs available when measuring fair value.
•Level 1: Observable inputs such as unadjusted quoted prices for identical assets or liabilities in active markets;
•Level 2: Observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in inactive markets, or inputs that are derived principally from or corroborated by observable market data or other means; and
•Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.
Accounts Receivable and Allowance for Doubtful Accounts
The Company records accounts receivable at the original invoiced amount. The Company maintains an allowance for doubtful accounts for any receivables it may be unable to collect and reduces the allowance when it determines that it will be unable to collect specific receivables. The Company determines the allowance based on its receivables’ age, the customers’ credit quality, and current economic conditions, among other factors that may affect the customers’ ability to pay.
Restricted Cash
The Company’s restricted cash balance is primarily invested in a savings account and pledged as collateral for standby letters of credit as security deposits for the Company’s office leases. As of December 31, 2021 and 2020, the Company had restricted cash balances of $0 million and $1.1 million, respectively.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated useful life of 5 years or the lease term
Maintenance and repair costs are expensed as incurred.
Capitalized Internal-use Software
The Company capitalizes internal-use software costs when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred and costs related to the application development stage are capitalized. Capitalized costs are recorded as part of property and equipment, net. The capitalized costs related to internal-use software are amortized on a straight-line basis over an estimated useful life of two to three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company capitalized no internal-use software costs and $0.2 million of internal-use software costs for the years ended December 31, 2021 and 2020, respectively.

Business Combinations
The Company includes the results of operations of the businesses that it acquires from the date of acquisition. The Company accounts for its acquisitions using the acquisition method of accounting. The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain identifiable assets include, but are not limited to, expected long-term market growth, future expected operating expenses, appropriate discount rates, and useful lives. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquisition costs, such as legal and consulting fees, are expensed as incurred. During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, which is not to exceed one year from the acquisition date, any subsequent adjustments are recorded in the consolidated statements of operations. See Note 4 - Acquisitions for additional information regarding the Company’s acquisition.
Goodwill and Other Acquired Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. Goodwill is not amortized, but is tested for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. For all periods presented the Company had one reporting unit. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines, based on the qualitative factors, that the fair value of the reporting unit is more likely than not to be less than the carrying amount, then a quantitative goodwill impairment test is required. There was no impairment of goodwill recorded for the years ended December 31, 2021 and 2020.
Intangible assets consist of identifiable intangible assets, including customer relationships and developed technology, resulting from the Company’s acquisitions. Acquired intangible assets are recorded at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization costs are recorded in sales and marketing in the consolidated statements of operations.
Impairment of Long-Lived Assets
Property and equipment and other long-lived assets, such as finite-lived intangible assets, subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If impairment is indicated, an impairment loss is recognized as the amount by which the carrying amount exceeds the fair value. No impairment was required for long-lived assets for the years ended December 31, 2021 and 2020.
Leases
Results and disclosure requirements for all periods presented are presented under ASU 2016-02, Leases (“Topic 842”).
The Company has various lease agreements related to real estate that are all classified as operating leases. At the inception of the Company’s contracts it determines if the contract is or contains a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company has elected not to separate the lease and non-lease components within the contract. For leases that have greater than a 12-month lease term, right-of-use (“ROU”) assets and operating lease liabilities are recognized on the consolidated balance sheets at commencement date based on the present value of remaining fixed lease payments.

Certain of the Company’s leases include options to extend the lease, with renewal terms that can extend the lease term from one month to five years. If the Company is reasonably certain to exercise an option to extend a lease, the extension period is included as part of the ROU asset and the operating lease liability.
When the discount rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at lease commencement in order to discount lease payments to present value for purposes of performing lease classification tests and measuring the lease liability. The Company’s incremental borrowing rate represents the rate of interest the Company would have to pay to borrow, on a collateralized basis, over a similar term an amount equal to the lease payments in a similar economic environment.
The operating lease ROU asset also includes accrued lease expense resulting from the straight-line accounting under prior accounting methods, which is now being amortized over the remaining life of the lease.
The Company’s lease payments are largely fixed. Variable lease payments exist in circumstances such as payments for property tax, insurance, and common area maintenance. Variable lease payments are recognized in operating expense in the period in which the obligation for those payments are incurred. Certain of the Company’s leases include an option to early terminate the lease. The Company’s leases may contain early termination options which may result in an early termination fee. The Company early terminated one of its leases in October 2020 and incurred an early termination fee of $0.1 million. The Company has a significant lease for its new headquarters in San Francisco, California, which does not include an option to early terminate. The first portion of the lease commenced in June 2020 and the second, and final portion of the lease, commenced in January 2021.
For the Company’s leases, it has elected to not apply the recognition requirements to leases of twelve months or less. These leases are expensed on a straight-line basis and no operating lease liability will be recorded.
Concentration of Credit and Customer Risks
Financial instruments that are exposed to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains cash and cash equivalents and marketable securities with domestic and foreign financial institutions and at times may exceed federally insured limits. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company maintains investments in U.S. government debt and agency securities, corporate debt securities, and commercial paper that carry high credit ratings and accordingly, minimal credit risk exists with respect to these balances.
One customer represented 10% or more of accounts receivable and no customer represented 10% or more of revenue as of and for the year ended December 31, 2021. No customer represented 10% or more of accounts receivable or revenue as of and for the year ended December 31, 2020.
Revenue Recognition
The Company generates a majority of its revenue from the delivery of advertising services.
The Company determines revenue recognition through the following steps:
(1)Identification of the contract, or contracts, with a customer
(2)Identification of the performance obligations in the contract
(3)Determination of the transaction price
(4)Allocation of the transaction price to the performance obligations in the contract
(5)Recognition of revenue when, or as, the Company satisfies a performance obligation
The Company recognizes advertising revenue after satisfying its contractual performance obligation, which, for the majority of its advertising arrangements, is when an advertising impression is displayed to users. None of the Company’s arrangements contain minimum impression guarantees. The Company typically bills advertisers on a monthly basis and the payment terms vary by customer type and location. The Company has other advertising arrangements for the sale of neighborhood sponsorship and local deals which are typically fixed-fee arrangements and revenue is recognized on a straight-line basis over the non-cancellable contractual term of the agreement, generally beginning on the date its service is made available to the customer.
Deferred Revenue
In certain advertising arrangements the Company requires payment upfront from its customers. The Company records deferred revenue when it collects cash from customers in advance of revenue recognition. As of December 31, 2021 and 2020, deferred revenue was $3.4 million and $2.6 million, respectively, and included within accrued expenses and other current liabilities on the consolidated balance sheets. For the years ended December 31, 2021 and 2020, revenue recognized from deferred revenue at the beginning of each year was $2.5 million and $0.7 million, respectively.
Practical Expedients and Exemptions
The Company expenses sales commissions as incurred because the expected period of benefit is less than one year. These costs are recorded within sales and marketing expenses in the consolidated statements of operations.
The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which it recognizes revenue at the amount to which it has the right to invoice for services performed.
Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of the Company’s revenue generating activities, including third-party costs of hosting its platform and allocated personnel-related costs, including salaries, benefits and stock-based compensation for employees engaged in development of its revenue generating products. Cost of revenue also includes third-party costs associated with delivering and supporting its advertising products and credit card transaction fees related to processing customer transactions.
Research and Development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation for its employees engaged in research and development, as well as costs for consultants, contractors and third-party software. In addition, allocated overhead costs, such as facilities, information technology, and depreciation are included in research and development expenses.
Sales and Marketing
Sales and marketing expenses consist primarily of personnel-related costs and other costs which include salaries, commissions, benefits, and stock-based compensation for employees engaged in sales and marketing activities as well as other costs including third-party consulting, public relations, allocated overhead costs, and amortization of acquired intangible assets. Sales and marketing expenses also include brand and performance marketing for both user and small and mid-sized customer acquisition, and neighbor services, which includes personnel-related costs for the Company's neighbor support team, its outsourced neighbor support function, and verification costs.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation, for certain executives, finance, legal, information technology, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services, and allocated overhead costs.

Advertising Costs
Advertising costs which consist primarily of brand and performance marketing are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. Total advertising costs incurred were $37.5 million and $23.7 million for the years ended December 31, 2021 and 2020, respectively.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s historical operating performance and the recorded cumulative net losses in prior fiscal periods, the U.S. net deferred tax assets have been fully offset by a valuation allowance.
The Company operates in various tax jurisdictions which are subject to audit by various tax authorities. The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% cumulative likelihood of being realized upon settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax provision in the consolidated statements of operations.
Net Loss Per Share Attributable to Common Stockholders
The Company presents net loss per share attributable to common stockholders in conformity with the two-class method required for multiple classes of common stock and participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share proportionately in the Company’s net losses. The Company considers its redeemable convertible preferred stock (prior to the Reverse Recapitalization), early exercised stock options, and unvested restricted stock to be participating securities and contractually entitles the holders of such shares to participate in dividends but does not contractually obligate the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.
The Company computes basic net loss per share attributable to common stockholders by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, because all potentially dilutive securities are anti-dilutive.
Stock-Based Compensation
Stock-based compensation expense for stock-based awards granted to employees and non-employees is measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations on a straight-line basis over the period during which services are provided in exchange for the award, generally, the vesting period of the award. The grant date fair value of stock options granted is estimated using the Black-Scholes option pricing model. Forfeitures are accounted for as they occur.

Segments
The Company has one reportable and operating segment. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. See Note 14 - Geographical Information for more details on the Company’s revenue and long-lived assets by jurisdiction.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 changes the disclosure requirements for fair value measurement. The Company adopted this standard as of January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU 2018-19, ASU 2019-04, and ASU 2019-05. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The new guidance will be effective for the Company beginning January 1, 2023, though early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes – Topic 740 – Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
Note 3. Reverse Recapitalization
Pursuant to the Merger Agreement, as described in Note 1, Merger Sub merged with and into Legacy Nextdoor, with Legacy Nextdoor surviving the Merger. Legacy Nextdoor became a wholly owned subsidiary of KVSB and KVSB was immediately renamed Nextdoor Holdings, Inc. Upon the consummation of the Merger, the following events contemplated by the Merger Agreement occurred, based on Legacy Nextdoor’s capitalization as of November 5, 2021:
•all 61,331,815 issued and outstanding shares of Legacy Nextdoor redeemable convertible preferred stock were converted into 61,331,815 shares of Legacy Nextdoor common stock at the conversion rate as calculated pursuant to Legacy Nextdoor’s certificate of incorporation;
•all 97,886,321 issued and outstanding shares of Legacy Nextdoor common stock (including Legacy Nextdoor common stock resulting from the conversion of the Legacy Nextdoor redeemable convertible preferred stock) were converted into 304,003,976 shares of Nextdoor Class B common stock after giving effect to the exchange ratio of 3.1057 as calculated in accordance with the Merger Agreement (“Exchange Ratio”);
•all 19,196,313 granted and outstanding unexercised Legacy Nextdoor options were converted into 59,616,898 Nextdoor options exercisable for shares of Nextdoor Class B common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio;

•all 866,687 granted and outstanding unvested Legacy Nextdoor restricted stock units (“RSUs”) were converted into 2,691,577 Nextdoor RSUs for shares of Nextdoor Class B common stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio; and
•the entitlement to receive 58,135 shares of Legacy Nextdoor common stock pursuant to the Pixel Labs Merger Agreement converted into the right to receive 180,549 shares of Nextdoor Class B common stock, which was adjusted by the Exchange Ratio.
There were 304,003,976 shares of Nextdoor Class B common stock issued and outstanding as of the Closing and Nextdoor options and RSUs covering 62,308,475 shares reserved for the potential future issuance of Nextdoor Class B common stock as of the Closing.
In connection with the Closing of the Merger:
•all KVSB Class B founder shares, consisting of 5,000,000 shares of KVSB Class B common stock, automatically converted into an aggregate of 7,347,249 shares of Nextdoor Class A common stock;
•all KVSB Class K founder shares, consisting of 5,000,000 shares of KVSB Class K common stock, converted into an aggregate of 3,061,354 shares of Nextdoor Class A common stock;
•all 1,132,688 private placement sponsor shares of KVSB Class A common stock converted into shares of Nextdoor Class A common stock on a one-to-one basis; and
•40,412,372 shares of KVSB Class A common stock held by KVSB public stockholders, net of the redemption of 1,222,040 shares of KVSB Class A common stock, converted into Nextdoor Class A common stock on a one-to-one basis.
On July 6, 2021, concurrently with the execution of the Merger Agreement, KVSB entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors subscribed for an aggregate of 27,000,000 shares of Class A common stock, which included 750,000 shares of Nextdoor Class A common stock to the KVSB sponsor and 4,500,000 shares of Nextdoor Class A common stock to certain Legacy Nextdoor stockholders, including 500,000 shares of Nextdoor Class A common stock to Nextdoor's Chief Executive Officer and President, for an aggregate purchase price of $270.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing of the Merger.
There were 78,953,663 shares of Nextdoor Class A common stock issued and outstanding as of the Closing.
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and each holder of shares of Class B common stock is entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders.

The following table presents the number of shares of common stock issued and outstanding immediately following the Reverse Recapitalization:

Shares
KVSB Class A common stock, outstanding prior to Reverse Recapitalization	42,767,100
Less: redemption of KVSB Class A common stock	(1,222,040)
Conversion of KVSB Class B founder shares	7,347,249
Conversion of KVSB Class K common stock	3,061,354
Shares issued to PIPE Investors	27,000,000
Nextdoor Class A common stock	78,953,663
Conversion of Legacy Nextdoor common stock (1)	113,526,555
Conversion of Legacy Nextdoor redeemable convertible preferred stock (2)	190,477,421
Nextdoor Class B common stock	304,003,976
Total shares of common stock immediately after Reverse Recapitalization	382,957,639
_________________
(1)Upon the completion of the Reverse Recapitalization, the 36,554,506 outstanding shares of Legacy Nextdoor common stock were converted into shares of Nextdoor Class B common stock using the Exchange Ratio.
(2)Upon the completion of the Reverse Recapitalization, all 61,331,815 outstanding shares of Legacy Nextdoor redeemable convertible preferred stock converted into Legacy Nextdoor common stock on a one-to-one basis, which were then converted into shares of Nextdoor Class B common stock using the Exchange Ratio.
KVSB was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of Nextdoor represent the continuation of the financial statements of Legacy Nextdoor, with the Merger reflected as the equivalent of Nextdoor issuing common stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy Nextdoor and Legacy Nextdoor’s operations are the only ongoing operations of Nextdoor.
In connection with the Reverse Recapitalization, the Company raised $628.5 million of proceeds, presented as cash flows from financing activities, which included the contribution of $416.4 million of funds held in KVSB’s trust account, $0.2 million of cash held in KVSB’s operating cash account, and $270.0 million of proceeds from the PIPE Investment, net of $12.2 million paid to redeem 1,222,040 public shares of KVSB’s Class A common stock and $45.9 million in transaction costs incurred by KVSB. Legacy Nextdoor incurred $5.7 million of transaction costs, which consisted of direct incremental legal, accounting, consulting, and other fees which were recorded as deferred transaction costs and upon completion of the Reverse Recapitalization were reclassified to additional paid-in capital as a reduction of the net proceeds received.

The following table reconciles the elements of the Reverse Recapitalization to the consolidated statements of cash flows and the consolidated statements of redeemable convertible preferred stock and stockholders' equity (deficit) (in thousands):

Year Ended December 31,
2021
Funds held in KVSB's trust account	$416,359
Funds held in KVSB's operating cash account	194
Proceeds from the PIPE Investment	270,000
Less: amount paid to redeem public shares of KVSB's Class A common stock	(12,221)
Less: transaction costs incurred by KVSB	(45,843)
Proceeds from the Reverse Recapitalization	628,489
Less: non-cash liabilities assumed from KVSB	(203)
Less: unpaid deferred transaction costs	(314)
Less: payment of transaction costs related to the Reverse Recapitalization	(5,384)
Net cash from issuance of common stock upon the Reverse Recapitalization, net of issuance costs	$622,588
The shares and corresponding capital amounts and all per share data related to Legacy Nextdoor’s outstanding redeemable convertible preferred stock, common stock, and stock-based awards prior to the Reverse Recapitalization have been retroactively adjusted using the Exchange Ratio.
Note 4. Acquisitions
Pixel Labs, Inc. Business Combination
On August 22, 2019 the Company executed a merger agreement to acquire the assets and liabilities of Pixel Labs, Inc. (“Pixel Labs”). The acquisition closed on August 27, 2019. The purchase accounting was completed in 2019 and no measurement period adjustments were recorded. The aggregate purchase consideration of $7.6 million included a time-based cash and share holdback of $0.7 million and $0.2 million, respectively, to be paid at a future date. In November 2020 final settlement of the holdback was completed.
At closing, certain Pixel Labs stockholders had not completed administrative forms that were required for the Company’s common stock to be legally issued. During the years ended December 31, 2021 and 2020 an additional 20,885 and 29,665 shares, respectively, were issued as a result of the administrative forms being completed. In April 2020 the founder of Pixel Labs departed, and therefore the unvested shares granted to the founder at the time of acquisition, which were accounted for as post combination compensation cost, were cancelled as they were contingent upon continued employment.

Note 5. Cash Equivalents and Marketable Securities
The amortized costs, unrealized gains and losses, and estimated fair values of the Company’s cash equivalents and marketable securities were as follows (in thousands):

	As of December 31, 2021
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$474,294	$—	$—	$474,294
Marketable securities:
Commercial paper	83,728	—	—	83,728
Corporate securities	78,353	24	(14)	78,363
U.S. Treasury securities	15,200	—	(12)	15,188
Asset-backed securities	16,735	—	(15)	16,720
Total marketable securities	194,016	24	(41)	193,999
Total	$668,310	$24	$(41)	$668,293

	As of December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$28,371	$—	$—	$28,371
Marketable securities:
Commercial paper	27,473	—	—	27,473
Corporate securities	6,940	—	(2)	6,938
U.S. Treasury securities	16,157	1	—	16,158
Asset-backed securities	2,772	—	—	2,772
Total marketable securities	53,342	1	(2)	53,341
Total	$81,713	$1	$(2)	$81,712
All marketable securities are designated as available-for-sale securities as of December 31, 2021 and 2020.
The following tables present the contractual maturities of the Company’s marketable securities (in thousands):

	As of December 31, 2021
	Amortized Cost	Estimated Fair Value
Due within one year	$137,077	$137,043
Due after one to four years	56,939	56,956
Total	$194,016	$193,999

	As of December 31, 2020
	Amortized Cost	Estimated Fair Value
Due within one year	$53,342	$53,341
Note 6. Fair Value Measurements
The Company’s financial assets and liabilities measured at fair value on a recurring basis are classified by level within the fair value hierarchy. There were no financial assets or liabilities measured using Level 3 inputs as of

December 31, 2021 and 2020. The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurement as of December 31, 2021
	Level 1	Level 2	Total
Assets:
Cash equivalents:
Money market funds	$474,294	$—	$474,294
Marketable securities:
Commercial paper	—	83,728	83,728
Corporate securities	—	78,363	78,363
U.S. Treasury securities	—	15,188	15,188
Asset-backed securities	—	16,720	16,720
Total marketable securities	—	193,999	193,999
Total cash equivalents and marketable securities	$474,294	$193,999	$668,293

	Fair Value Measurement as of December 31, 2020
	Level 1	Level 2	Total
Assets:
Cash equivalents:
Money market funds	$28,371	$—	$28,371
Marketable securities:
Commercial paper	—	27,473	27,473
Corporate securities	—	6,938	6,938
U.S. Treasury securities	—	16,158	16,158
Asset-backed securities	—	2,772	2,772
Total marketable securities	—	53,341	53,341
Total cash equivalents and marketable securities	$28,371	$53,341	$81,712
The Company classifies its cash equivalents, marketable securities, and restricted cash within Level 1 or Level 2 because it determines their fair values using quoted market prices or alternative pricing sources and models utilizing market observable inputs. There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2021 and 2020.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The carrying amounts of certain financial instruments, including cash held in banks, accounts receivable, and accounts payable approximate fair value due to their short-term maturities and are excluded from the fair value table above.

Note 7. Other Balance Sheet Components
Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2021	2020
Computer equipment and software	$3,123	$2,002
Furniture and fixtures	2,201	1,174
Capitalized internal-use software	1,842	1,842
Leasehold improvements	9,502	2,850
Property and equipment, gross	16,668	7,868
Less: accumulated depreciation and amortization	(4,123)	(2,150)
Property and equipment, net	$12,545	$5,718
Depreciation and amortization expense was $2.0 million and $1.0 million, for the years ended December 31, 2021 and 2020, respectively.
Intangible Assets, net
The Company’s intangible assets consist of customer relationships and developed technology arising from acquisitions.
Intangible assets, net consisted of the following (in thousands):

	As of December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (years)
Customer relationships	$7,068	$(4,684)	$2,384	3.0
Developed technology	4,600	(2,149)	2,451	2.7
Total intangible assets, net	$11,668	$(6,833)	$4,835	2.8

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (years)
Customer relationships	$7,068	$(3,451)	$3,617	3.0
Developed technology	4,600	(1,230)	3,370	3.7
Total intangible assets, net	$11,668	$(4,681)	$6,987	3.3
Amortization expense related to intangible assets was $2.2 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively.

Expected future amortization expense for intangible assets as of December 31, 2021 was as follows (in thousands):

Years Ending December 31,	Amount
2022	$1,773
2023	1,773
2024	1,054
2025	235
Thereafter	—
Total	$4,835
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2021	2020
Accrued compensation	$3,375	$6,888
Liability for early exercise of unvested stock options	690	1,133
Taxes payable	879	516
Deferred revenue	3,388	2,585
Other accrued and current liabilities	7,112	3,876
Accrued expenses and other current liabilities	$15,444	$14,998
Note 8. Leases
The Company has entered into various non-cancellable office facility leases in various locations with original lease periods expiring between 2020 and 2029, with its primary office location in San Francisco, California. The Company entered into a lease consisting of multiple floors for its new San Francisco headquarters in 2019, with a lease term through 2029. The first portion of the lease commenced in June 2020, and the second and final portion of the lease commenced in January 2021. The facility lease agreements generally provide for escalating rental payments. The Company's lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.
The components of lease costs were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Operating lease cost	$9,864	$6,278
Short-term lease cost	525	495
Variable lease cost	409	452
Total	$10,798	$7,225

Other information related to the Company’s operating leases was as follows (in thousands):

	Years Ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,585	$5,624
ROU assets obtained in exchange for lease obligations:
Operating leases	$28,252	$39,664
Lease terms and discount rates for operating leases were as follows:

	As of December 31,
	2021	2020
Weighted average remaining lease term (years)	7.3	8.2
Weighted average discount rate	4.5%	5.3%
As of December 31, 2021, future minimum lease payments under operating leases were as follows (in thousands):

Years Ending December 31,	Amount
2022	$10,045
2023	10,347
2024	10,657
2025	10,977
2026	11,306
Thereafter	27,697
Total lease payments	81,029
Less: imputed interest	(12,300)
Present value of lease liabilities	68,729
Less: current operating lease liabilities	(7,131)
Long-term operating lease liabilities	$61,598
The table above does not include lease payments that were not fixed at commencement or lease modification.
Note 9. Commitments and Contingencies
Commitments
As of December 31, 2021, the Company had non-cancellable purchase commitments with certain service providers primarily related to the provision of cloud computing services as follows (in thousands):

Total Commitments
Years Ending December 31,
2022	$18,978
2023	22,528
2024	10,417
Thereafter	—
Total	$51,923

Legal matters
From time to time, the Company is a party to a variety of claims, lawsuits, and proceedings which arise in the ordinary course of business, including claims of alleged infringement of intellectual property rights. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. The Company discloses potential losses when they are reasonably possible. In the Company’s opinion, resolution of pending matters is not likely to have a material adverse impact on its consolidated results of operations, cash flows, or its financial position. Given the unpredictable nature of legal proceedings, the Company bases its estimate on the information available at the time of the assessment. As additional information becomes available, the Company reassesses the potential liability and may revise the estimate. There were no such material matters as of December 31, 2021 and 2020.
Indemnification
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its customers, partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement, or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. For the years ended December 31, 2021 and 2020 the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications. The Company believes the fair value of these liabilities is not material and accordingly has no liabilities recorded for these agreements as of December 31, 2021 and 2020.
Note 10. Redeemable Convertible Preferred Stock, Common Stock, and Stockholders’ Equity (Deficit)
The shares and corresponding capital amounts and all per share data related to Legacy Nextdoor’s authorized and outstanding redeemable convertible preferred stock, common stock, and stock-based awards prior to the Reverse Recapitalization have been retroactively adjusted using the Exchange Ratio.
Legacy Nextdoor Redeemable Convertible Preferred Stock
Upon the completion of the Reverse Recapitalization on November 5, 2021, all outstanding shares of Legacy Nextdoor redeemable convertible preferred stock converted into Legacy Nextdoor common stock on a one-to-one basis, which were then converted into 190,477,421 shares of Nextdoor Class B common stock as a result of the Reverse Recapitalization, using the Exchange Ratio of 3.1057.
Preferred Stock
In connection with the Reverse Recapitalization, the Company's amended and restated certificate of incorporation became effective, which authorized the issuance of 50,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting, and other rights and preferences as may be determined from time to time by the Company's Board of Directors. As of December 31, 2021 there were no shares of preferred stock issued or outstanding.
Common Stock
The Company was authorized to issue 2,500,000,000 shares of Class A common stock and 500,000,000 shares of Class B common stock as of December 31, 2021 and 375,788,212 shares of common stock as of December 31, 2020. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting and conversion rights. The holder of each share of Class A common stock is entitled to one vote per share and the holder of each share of Class B common stock is entitled to ten votes per share. Shares of Class B common stock are convertible into an equivalent number of shares of Class A common stock at the option of the holder or upon certain events upon the terms and conditions described in the Company’s amended and restated certificate of incorporation. Class A common stock and Class B common stock are referred to, collectively, as common stock throughout the notes to these consolidated financial statements, unless otherwise indicated. Shares of common stock reserved for future issuance on an as-converted basis were as follows (in thousands):

	As of December 31,
	2021	2020
Redeemable convertible preferred stock	—	190,477
Stock options outstanding	58,278	46,973
Unvested restricted stock units (RSUs)	2,511	—
Shares reserved for future award issuances	77,924	12,558
Total	138,713	250,008
Common Stock Subject to Repurchase
Certain stock option grant agreements permit exercise prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase any unvested, but issued, common stock at the original purchase price. The consideration received for an exercise of an option is accounted for as a deposit of the exercise price and is recorded as a liability. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholders’ equity (deficit). As of December 31, 2021 and 2020, the Company had $0.7 million and $1.1 million recorded in accrued expenses and other current liabilities related to 421,594 and 692,990 unvested shares of common stock subject to repurchase, respectively.
Restricted Stock Subject to Repurchase
In 2018, an executive of the Company purchased 15,408,183 shares of restricted stock, subject to time-based service requirements, which vest over a forty-eight month period. The shares issued upon the purchase of restricted stock are considered to be legally issued and outstanding on the date of purchase and the executive has full voting rights. Upon termination of service, the Company may repurchase unvested shares acquired at a price equal to the price per share paid upon the exercise. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholders’ equity (deficit). As of December 31, 2021, the Company had $4.8 million recorded in deposits related to 3,210,037 unvested shares of common stock subject to repurchase. As of December 31, 2020, the Company had $10.5 million recorded in deposits related to 7,062,082 unvested shares of common stock subject to repurchase. For the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expense of $4.6 million and $4.6 million, respectively, related to this restricted stock.
Equity Incentive Plans
2008 and 2018 Equity Incentive Plans
In 2018, the 2008 Equity Incentive Plan (“the 2008 Plan”) was terminated, and Legacy Nextdoor’s board of directors approved the adoption of the 2018 Equity Incentive Plan (“the 2018 Plan”), which included both incentive and non-statutory stock options. The 2008 Plan and 2018 Plan (collectively, the “Legacy Equity Incentive Plans”) provided for the grant of shares of common stock to employees, directors, officers, and consultants pursuant to awards of stock options, restricted stock, or RSUs. As of December 31, 2020, the Company had reserved 4,043,637 shares of its common stock under the Legacy Equity Incentive Plans for future issuance. Options were granted at a price per share equal to the fair market value of the underlying common stock at the date of grant. Options granted generally vest over four years. RSUs granted are typically subject to a four-year vesting period and vest quarterly. While no new awards will be granted under the Legacy Equity Incentive Plans, any outstanding awards made under the Legacy Equity Incentive Plans will remain outstanding in accordance with the terms of the applicable plan and the applicable award agreements.
2021 Equity Incentive Plan
In November 2021, the Company’s Board of Directors and stockholders approved the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) as a successor to the Legacy Equity Incentive Plans, with the purpose of granting stock-based awards to employees, directors, officers, and consultants, including stock options, restricted stock awards, and RSUs.
The Company initially reserved for issuance under the 2021 Plan (a) 46,008,885 shares of Class A common stock, plus (b) shares that are subject to issuance upon exercise of options granted under the 2018 Plan prior to the Closing but which, after the Closing, cease to be subject to the option for any reason other than exercise of the option, (c) shares that are subject to awards granted under the 2018 Plan prior to the Closing that, after the Closing, are forfeited or are repurchased by the Company at the original issue price, (d) shares that are subject to awards granted under the 2018 Plan prior to the Closing that, after the Closing, otherwise terminate without such shares being issued, and (e) shares that, after the Closing, are used to pay the exercise price of a stock option issued under the 2018 Plan prior to the Closing or are withheld to satisfy the tax withholding obligations related to any award issued under the 2018 Plan prior to the Closing. The number of shares available for grant and issuance under the 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of (i) five percent (5%) of the number of shares (rounded down to the nearest whole share) of Class A common stock and Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase, or (ii) such number of shares determined by the Company’s Board of Directors.
2021 Employee Stock Purchase Plan
In November 2021, the Company’s Board of Directors and stockholders approved the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”). Over a series of offering periods, each of which may consist of one or more purchase periods, eligible employees will be offered the option to purchase shares of Class A common stock at 85% of the lesser of the fair market value of Class A common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. Under the 2021 ESPP, the Company initially reserved 8,901,159 shares of Class A common stock for issuance, and the aggregate number of shares reserved will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of (i) one percent (1%) of the total number of outstanding shares of Class A common stock and Class B common stock as of the immediately preceding December 31, or (ii) a number of shares as may be determined by the Company’s Board of Directors. The aggregate number of shares issued over the term of the 2021 ESPP, subject to adjustments for stock-splits, recapitalizations, or similar events, may not exceed 89,011,590 shares. As of December 31, 2021, there had been no offering period or purchase period under the 2021 ESPP.
Stock Options and RSUs
The Company may grant options to acquire shares of Class A common stock to employees, directors, officers, and consultants at a price not less than the fair market value of the shares at the date of grant. Options granted to a person who, at the time of the grant, owns more than 10% of the voting power of all classes of stock shall be at no less than 110% of the fair market value and expire five years from the date of grant. All other options generally have a contractual term of ten years. Options granted generally vest on a monthly basis over four years. RSUs granted for Class A common stock generally vest on a quarterly basis over four years.

A summary of the Company’s stock option activity for the year ended December 31, 2021 and related information is as follows (in thousands, except per share data):

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balances at December 31, 2020	46,973	$1.80	7.8	$28,467
Options granted	25,262	$3.05
Options exercised	(10,325)	$1.48
Options forfeited or expired	(3,632)	$2.50
Balances at December 31, 2021	58,278	$2.35	8.1	$322,799
Options vested and exercisable at December 31, 2021	23,443	$1.72	6.6	$144,608
The intrinsic value is calculated as the difference between the exercise price of the underlying common stock option award and the fair value of the Company’s common stock as of the respective balance sheet date. The weighted average grant date fair value of options granted was $3.63 per share and $2.40 per share during the years ended December 31, 2021 and 2020, respectively.
The total number of shares vested during the years ended December 31, 2021 and 2020 was 18,455,667 and 13,012,287, respectively. The weighted average grant-date fair value of options vested was $2.23 per share and $1.64 per share during the years ended December 31, 2021 and 2020, respectively. The intrinsic value of the options exercised was $31.9 million and $9.8 million for the years ended December 31, 2021 and 2020, respectively.
The Company granted 19,639 options to non-employees during the year ended December 31, 2021. The Company did not issue any grants to non-employees during the year ended December 31, 2020.
The table above includes 2,308,097 options granted to the Company’s Chief Executive Officer in March 2021 which were subject to a performance-based vesting condition that would be satisfied in full upon the first to occur of: (i) a Qualified IPO, (ii) a direct listing, or (iii) the closing by the Company of a transaction with a publicly traded special purpose acquisition company (“SPAC”) in which the common stock is publicly listed on a securities exchange. The options would vest in a single installment upon the satisfaction of the performance-based vesting condition subject to the Chief Executive Officer’s continuous employment through such date. Upon the Closing, the performance-based vesting condition was satisfied and the Company recognized stock-based compensation expense of $8.5 million and had no unrecognized stock-based compensation expense related to these options as of December 31, 2021.
A summary of the Company’s RSU activity for the year ended December 31, 2021 and related information is as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
RSUs granted	2,701	$8.74
RSUs vested	(166)	$8.91
RSUs forfeited	(24)	$7.68
Unvested at December 31, 2021	2,511	$8.74
Valuation Assumptions
The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions were estimated as follows:

Fair value of the underlying common stock – Prior to the Reverse Recapitalization, the Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock including, but not limited to: (i) the results of contemporaneous third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering, merger, or acquisition of the Company, given prevailing market conditions; (vii) transactions involving the Company’s shares; (viii) the history and nature of its business, industry trends and competitive environment; and (iv) general economic outlook. After the Reverse Recapitalization, the fair value of the underlying common stock is determined by the closing price, on the date of grant, of the Company’s Class A common stock, which is traded on the New York Stock Exchange.
Expected volatility – Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.
Expected term – The Company determines the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free rate – The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.
Expected dividend yield – The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.
The following assumptions were used to calculate the fair value of employee and non-employee stock option grants made during the following periods:

	Years Ended December 31,
	2021	2020
Expected volatility	53.7% - 54.5%	48.8% -53.4%
Expected term (years)	6.3	6.0
Risk-free interest rate	1.1%	0.6%
Expected dividend yield	—	—
Fair value of common stock per share	$4.92 - $6.83	$3.89 - $4.23
Stock-Based Compensation
The Company recorded stock-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2021	2020
Cost of revenue	$1,466	$905
Research and development	20,690	10,235
Sales and marketing	6,388	3,403
General and administrative	18,970	8,065
Total	$47,514	$22,608

As of December 31, 2021, there was $123.2 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 2.4 years.
Note 11. Net Loss Per Share Attributable to Common Stockholders
As a result of the Reverse Recapitalization, the Company has retroactively adjusted the weighted average number of shares of common stock outstanding prior to the Closing by multiplying them by the Exchange Ratio of 3.1057 used to determine the number of shares of common stock into which they converted. The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except per share data):

	Years Ended December 31,
	2021		2020
	Class A	Class B	Common
Net loss attributable to common stockholders	$(8,032)	$(87,293)	$(75,234)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	12,330	134,007	90,190
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.65)	$(0.65)	$(0.83)
The following potentially dilutive securities outstanding have been excluded from the computations of diluted net loss per share because such securities have an anti-dilutive impact due to losses reported (in thousands):

	As of December 31,
	2021	2020
Redeemable convertible preferred stock	—	190,477
Outstanding stock options	58,278	46,973
Unvested RSUs	2,511	—
Unvested early exercised stock options subject to repurchase	422	693
Unvested restricted stock	3,210	7,062
Contingently issuable shares	181	204
Total	64,602	245,409
Note 12. Employee Benefit Plan
The Company has a 401(k) plan (“the Plan”) covering all eligible employees in the United States. The Company is allowed to make discretionary profit sharing and qualified non-elective contributions as defined by the Plan and as approved by the Board of Directors. Through December 31, 2020, the Company did not match eligible participants’ 401(k) contributions. As of January 1, 2021, the Company began matching a portion of eligible participants’ 401(k) contributions. The Company’s match totaled $1.1 million for the year ended December 31, 2021. No discretionary profit-sharing contributions have been made to date.
Note 13. Income Taxes
Loss before income taxes during the years ended December 31, 2021 and 2020 were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Domestic	$(94,693)	$(74,882)
Foreign	(475)	(225)
Loss before income taxes	$(95,168)	$(75,107)

The provision for income taxes was as follows (in thousands):

	Years Ended December 31,
	2021	2020
Current:
Federal	$—	$—
State	146	11
Foreign	11	116
Total current provision for income taxes	157	127
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred provision for income taxes	—	—
Total provision for income taxes	$157	$127
Income tax expense (benefit) differed from the amount computed by applying the federal statutory income tax rate of 21% to pretax loss as a result of the following:

	Years Ended December 31,
	2021	2020
Statutory rate	(21.0)%	(21.0)%
State tax	0.2	(2.5)
Permanent items	0.7	0.4
Transaction costs	(4.8)	—
Stock-based compensation	6.6	4.3
R&D credit	(4.2)	(4.2)
Other	—	0.1
Changes in valuation allowance	22.8	22.9
Foreign rate differential	(0.1)	0.2
Effective tax rate	0.2%	0.2%

The tax effects of significant items comprising the Company’s deferred taxes were as follows (in thousands):

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss	$96,423	$82,031
Credit carryforwards	14,162	10,143
Stock-based compensation	5,924	3,149
Lease liability	16,691	9,288
Reserves, accruals and other	1,774	1,152
Other	331	—
Total deferred tax assets	135,305	105,763
Valuation allowance	(120,873)	(96,044)
Total deferred tax assets, net	14,432	9,719
Deferred tax liabilities:
Fixed asset basis and other	—	(858)
ROU asset basis	(14,432)	(8,861)
Total deferred tax liabilities	(14,432)	(9,719)
Net deferred tax assets	$—	$—
Based upon available objective evidence, management believes it is more likely than not that the U.S. net deferred tax assets will not be fully realizable. Accordingly, the Company has established a full valuation allowance for its U.S. net deferred tax assets. The valuation allowance increased by $24.8 million and $8.7 million, respectively, during 2021 and 2020. The Company had aggregate deferred tax assets of $135.3 million and $105.8 million as of December 31, 2021 and 2020, respectively.
As of December 31, 2021, the Company had federal net operating loss carryforwards of $390.0 million, which begin to expire in 2028, and state net operating loss carryforwards of $226.0 million, which begin to expire in 2028. Of the $390.0 million U.S. federal net operating losses $214.1 million is carried forward indefinitely but is limited to 80% of current year taxable income. As of December 31, 2021, the Company had federal tax credits of $16.6 million, which begin to expire in 2028, and state tax credits of $14.2 million, which do not expire. The Internal Revenue Code (“IRC”) limits the amount of net operating loss carryforwards that a company may use in a given year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Utilization of net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the IRC, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
The Company accounts for uncertainty in income taxes in accordance with ASC 740 Income Taxes. Tax positions are evaluated in a two-step process, whereby the Company first determines whether it is more likely than not that a tax position will be sustained upon examination by the tax authority, including resolutions of any related appeals or litigation processes, based on technical merit. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

A reconciliation of the beginning and ending balances of unrecognized tax benefit were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Gross unrecognized tax benefits - beginning of year	$10,143	$6,971
Increases related to current year tax positions	3,759	3,129
Increases related to prior year tax positions	—	43
Gross unrecognized tax benefits - end of year	$13,902	$10,143
All of the unrecognized tax benefits as of December 31, 2021 are accounted for as a reduction in the Company’s deferred tax assets. Due to the Company’s valuation allowance, none of the $13.9 million of unrecognized tax benefits, related solely to its federal and state research and development income tax credits, would affect the Company’s effective tax rate, if recognized. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change in the next twelve months.
The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. There were no interest or penalties accrued related to unrecognized tax benefits for the years ended December 31, 2021 and 2020, and no liability for accrued interest or penalties related to unrecognized tax benefits as of December 31, 2021 and 2020.
The Company has identified its U.S. federal and California tax returns as “material” tax filings. The Company is not currently under examination by income tax authorities in any jurisdiction. However, because the Company has net operating losses in several jurisdictions, including the United States federal and various state jurisdictions, certain items attributable to closed tax years are still subject to adjustment by applicable taxing authorities through an adjustment to tax attributes carried forward to open years. All tax returns will remain open for examination by the federal and most state taxing authorities for three years and four years, respectively, from the date of utilization of any net operating loss carryforwards or research and development income tax credits.
Note 14. Geographical Information
Revenue disaggregated by geography based on the customers’ location was as follows (in thousands):

	Years Ended December 31,
	2021	2020
United States	$183,724	$119,118
International	8,473	4,166
Total	$192,197	$123,284
Substantially all of the Company’s long-lived assets are located in the United States.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses that Nextdoor Holdings, Inc. (the “Registrant”) may incur in connection with the securities being registered hereby (all of which are to be paid by the Registrant).

SEC registration fee	$275,400
Legal fees and expenses	*
Accounting fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*
__________________
*Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-1. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2018, the Registrant has issued and sold the following unregistered securities:
•On January 29, 2021, Khosla Ventures SPAC Sponsor II LLC (the “Sponsor”) paid $25,000, or $0.003 per share, to cover certain of the offering costs related to the Registrant’s initial public offering (the “IPO”) in consideration of 10,000,000 founder shares, consisting of 5,000,000 shares of Class B common stock, par value $0.0001 and 5,000,0000 shares of Class K common stock, par value $0.0001, of the Registrant. Such securities were issued in connection with the Registrant’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Sponsor was an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act (“Regulation D”). Each of the equity holders in the Sponsor was an accredited investor under Rule 501 of Regulation D. The sole business of the Sponsor was to act as the Registrant’s sponsor in connection with the IPO.
•On November 5, 2021, the Registrant issued an aggregate of 27,000,000 shares of Class A common stock, par value $0.0001, to certain individuals and institutional investors concurrently with the closing of the Registrant’s Business Combination at $10.00 per share for an aggregate purchase price of $270,000,000. The shares of Class A common stock were issued under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering. Each of the investors represented that it was a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and that it was not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and appropriate legends were affixed to the certificates representing such shares (or reflected in restricted book entry with the Registrant’s transfer agent). The investors also represented that they had received such information as they deemed necessary in order to make an investment decision with respect to the shares.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended (the “Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.
The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of July 6, 2021, by and among the Khosla Ventures Acquisition Co. II, Lorelei Merger Sub Inc. and Nextdoor, Inc., as amended (included as Annex A to the registration statement on Form S-4)	S-4	2.1	October 1, 2021
3.1	Amended and Restated Certificate of Incorporation of Nextdoor Holdings, Inc.	8-K	3.1	November 12, 2021
3.2	Bylaws of Nextdoor Holdings, Inc.	8-K	3.2	November 12, 2021
4.1	Specimen Class A Common Stock Certificate of Nextdoor Holdings, Inc.	8-K	4.1	November 12, 2021
5.1*	Legal Opinion of Fenwick & West LLP
10.1	Sponsor Support Agreement, dated as of July 6, 2021, by and among the Khosla Ventures Acquisition Co. II, Khosla Ventures SPAC Sponsor II LLC and the other parties thereto	S-4	10.1	July 20, 2021

10.2*	Election, Waiver and Consent, dated as of October 1, 2021, by and among Khosla Ventures SPAC Sponsor II LLC, Nextdoor Inc., and the other parties thereto
10.3	Stockholder Support Agreement, dated as of July 6, 2021, by and among the Khosla Ventures Acquisition Co. II, the Persons set forth on Schedule I thereto, and Nextdoor, Inc.	S-4	10.2	July 20, 2021
10.4	Form of Subscription Agreement	S-4	10.3	July 20, 2021
10.5	Amended and Restated Registration Rights Agreement, dated November 5, 2021, by and among Nextdoor Holdings, Inc. and the other parties thereto	8-K	10.5	November 12, 2021
10.6+	2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	10.24	July 20, 2021
10.7+	Form of Early Exercise Stock Option Grant under the 2008 Equity Incentive Plan	S-4	10.26	July 20, 2021
10.8+	Form of Stock Option Grant under the 2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	10.27	July 20, 2021
10.9+	2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	10.25	July 20, 2021
10.10+	Form of Early Exercise Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	10.28	July 20, 2021
10.11+	Form of Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	10.29	July 20, 2021
10.12+	Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan of Nextdoor, Inc.	8-K	10.18	November 12, 2021
10.13+	Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	8-K	10.7	November 12, 2021
10.14+	Form of Stock Option Agreement under Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	S-4	10.15	July 20, 2021
10.15+	Form of Restricted Stock Unit Award Agreement under Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	S-4	10.16	July 20, 2021
10.16+	Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan	8-K	10.10	November 12, 2021
10.17	Form of KVSB Equityholders Lock-Up Agreement (included as Annex K to the registration statement on Form S-4)	S-4	10.5	July 20, 2021
10.18	Letter Agreement, dated as of March 23, 2021, by and among Khosla Ventures Acquisition Co. II, Khosla Ventures SPAC Sponsor II LLC and the other parties thereto	S-4	10.6	July 20, 2021
10.19+	Executive Offer Letter of Sarah Friar	S-4	10.18	July 20, 2021
10.20+	Executive Offer Letter of Michael Doyle	S-4	10.19	July 20, 2021
10.21+	Executive Offer Letter of John Orta	S-4	10.21	July 20, 2021
10.22+	Form of Indemnity Agreement	8-K	10.6	November 12, 2021
10.23+	Form of Change in Control and Severance Agreement	S-4	10.23	July 20, 2021
21.1	List of Subsidiaries	8-K	21.1	November 12, 2021
23.1*	Consent of Ernst & Young, LLP, independent registered public accounting firm for Nextdoor Holdings, Inc.
23.2*	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page to the initial filing of the registration statement)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
__________________
†      Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
*    Filed herewith.
+      Indicates a management contract or compensatory plan, contract or arrangement.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 15th day of March, 2022.

NEXTDOOR HOLDINGS, INC.

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	Chief Executive Officer, President and Chairperson of the Board
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sarah Friar	Chief Executive Officer, President and Chairperson of the Board (Principal Executive Officer)	March 15, 2022
Sarah Friar

/s/ Michael Doyle	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 15, 2022
Michael Doyle

*	Director	March 15, 2022
John Hope Bryant

*	Director	March 15, 2022
J. William Gurley

*	Director	March 15, 2022
Leslie Kilgore

*	Director	March 15, 2022
Mary Meeker

*	Director	March 15, 2022
Jason Pressman

*	Director	March 15, 2022
David Sze

*	Director	March 15, 2022
Nirav Tolia

*	Director	March 15, 2022
Chris Varelas

*	Director	March 15, 2022
Andrea Wishom

By:	/s/ Michael Doyle
Michael Doyle Attorney-in-Fact